   As filed with the Securities and Exchange Commission on October 6, 1995
                                                           Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                                   ________
                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                   ________
                             COMMUNITY BANKS, INC.
            (Exact name of registrant as specified in its charter)

       Pennsylvania                                6022                               23-2251762
(State or other jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer Identification No.)
incorporation or organization)              Classification No.)

                               150 Market Square
                       Millersburg, Pennsylvania  17061
                                (717) 692-4781
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               _________________
                                ERNEST L. LOWE
                     President and Chief Operating Officer
                               150 Market Street
                       Millersburg, Pennsylvania  17061
                                (717) 692-4781
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 _____________
                                  Copies to:

     JAMES A. ULSH, ESQ.                        CHARLES L. O'BRIEN, ESQ.
   Mette, Evans & Woodside                    Morgan, Lewis & Bockius LLP
    3401 N. Front Street                          One Commerce Square
    Harrisburg, PA  17110                          417 Walnut Street
       (717) 232-5000                            Harrisburg, PA  17101
                                                     (717) 237-4030

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and upon consummation of the merger of The Citizens' National Bank of Ashland with and into a subsidiary of the Registrant described in the enclosed Proxy Statement/Prospectus.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

                                                         ________________
                                                  CALCULATION OF REGISTRATION FEE
==============================================================================================================================

                                                                   Proposed               Proposed
                                                Amount             maximum                maximum              Amount of
       Title of each class of                    to be          offering price            aggregate          registration
     securities to be registered               registered         per unit(1)          offering price(1)         fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $5.00 per share      624,120 shares         $25.75              $16,071,090.00        $5,542.00
==============================================================================================================================

(1) Based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on October 3, 1995, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

================================================================================

                             COMMUNITY BANKS, INC.



                             Cross-Reference Sheet

Item Number                                                          Location in Proxy
in Form S-4                                                          Statement/Prospectus
-----------                                                          --------------------
1.      Forepart of Registration Statement and Outside Front
        Cover Page of Prospectus.................................... Facing Page; Cross-Reference Sheet;
                                                                     Cover Page of Proxy Statement/Prospectus

2.      Inside Front and Outside Back Cover Pages of
        Prospectus ................................................. Available Information; Incorporation of
                                                                     Documents by Reference; Table of
                                                                     Contents

3.      Risk Factors, Ratio of Earnings-to-Fixed Charges and
        Other Information........................................... Cover Page of Proxy
                                                                     Statement/Prospectus; Summary

4.      Terms of the Transaction.................................... Notice of Special Meeting of Shareholders;
                                                                     Summary; The Merger; Comparison of
                                                                     Shareholder' Rights

5.      Pro Forma Financial Information............................. Summary; Unaudited Pro Forma Financial
                                                                     Information

6.      Material Contracts with the Company Being Acquired.......... Merger

7.      Additional Information Required for Reoffering by
        Persons and Parties Deemed to Be Underwriters............... *

8.      Interests of Named Experts and Counsel...................... Legal Opinions; Experts

9.      Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities.............................. *

10.     Information with Respect to S-3 Registrants................. *

11.     Incorporation of Certain Information by Reference........... *

12.     Information with Respect to S-2 or S-3 Registrants.......... *

13.     Incorporation of Certain Information by Reference........... *

14.     Information with Respect to Registrants Other Than S-3
        or S-2 Registrants.......................................... *

15.     Information with Respect to S-3 Companies................... *

16.     Information with Respect to S-2 or S-3 Companies............. *

17.     Information with Respect to Companies Other Than S-3
        or S-2 Companies............................................. Summary; Business of Citizens; Citizens'
                                                                      Management's Discussion and Analysis of
                                                                      Financial Condition and Results of
                                                                      Operations; Security Ownership of Certain
                                                                      Beneficial Owners and Management of
                                                                      Citizens

18.     Information if Proxies, Consents or Authorizations are to
        be Solicited................................................. Notice of Special Meeting of Shareholders;
                                                                      Cover Page of Proxy
                                                                      Statement/Prospectus; Summary; The
                                                                      Meeting; The Merger; Incorporation of
                                                                      Documents by Reference

_____________________________
*Omitted because the item is inapplicable or the answer thereto is negative.

                            [CITIZENS' LETTERHEAD]


Dear Shareholder:                                               __________, 1995

          We invite you to attend a Special Meeting (the "Meeting") of Shareholders of The Citizens' National Bank of Ashland ("Citizens"), to be held at the Banking House, 735 Center Street, Ashland, Pennsylvania 17921 on __________, __________, 1995 at __:__ a.m./p.m., local time.

          At the Meeting, shareholders will be asked to consider and vote upon the Agreement and Plan of Merger dated as of July 5, 1995 (the "Merger Agreement") among Citizens, Community Banks, Inc. ("Community") and Community Banks, National Association ("CBNA"), a national bank subsidiary of Community, as well as the merger (the "Merger") of Citizens with and into CBNA as contemplated therein. Community and CBNA are headquartered in Millersburg, Pennsylvania. CBNA operates offices throughout Dauphin, Northumberland and Schuylkill Counties, Pennsylvania.

          In connection with the Merger and as more fully described in the accompanying Proxy Statement, each share of Citizens common stock, par value $20.00 per share (the "Citizens Common Stock"), issued and outstanding as of the effective time of the Merger will be converted into and become a right to receive shares of Community common stock, par value $5.00 per share (the "Community Common Stock"), having a Market Value (as defined in the Merger Agreement) of $770.00, provided that Citizens' shareholders shall not receive more than 31.206 shares of Community Common Stock, or less than 27.673 shares of Community Common Stock, for each Citizens' share.

          Your attention is directed to the attached Proxy Statement/Prospectus which contains a more complete description of the terms of the Merger and provides detailed financial, business and other information concerning Citizens, Community and CBNA.

           After careful consideration of the terms of the Merger Agreement, the Board of Directors of Citizens has determined that the Merger is in the best interests of Citizens and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

          It is very important that your shares be represented at the Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of two-thirds of all outstanding shares of Citizens Common Stock is required to approve the Merger and the Merger Agreement. WE URGE YOU TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING. On behalf of the Board of Directors, we thank you for your support and urge you to vote "FOR" approval of the Merger and the Merger Agreement.

                                                Sincerely,



                                                Harry Strouse
                                                President

                    THE CITIZENS' NATIONAL BANK OF ASHLAND
                               735 CENTER STREET
                         ASHLAND, PENNSYLVANIA  17921
                                (717) 875-3221


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON ___________, 1995

          NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Meeting") of The Citizens' National Bank of Ashland ("Citizens") will be held at the Banking House, 735 Center Street, Ashland, Pennsylvania 17921 on __________, __________, 1995 at __:__ a.m./p.m., local time. A Proxy Card and a Proxy Statement/Prospectus for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon:

          1. Approval of the Agreement and Plan of Merger dated as of July 5, 1995 (the "Merger Agreement") among Citizens, Community Banks, Inc. ("Community"), Millersburg, Pennsylvania, and Community Banks, National Association ("CBNA"), Millersburg, Pennsylvania, a national bank subsidiary of Community, as well as the merger (the "Merger") of Citizens with and into CBNA as contemplated therein. Pursuant to the Merger Agreement and as more fully described in the accompanying Proxy Statement, each outstanding share of Citizens common stock, par value $20.00 per share (the "Citizens Common Stock"), will be converted into and become a right to receive shares of Community common stock, par value $5.00 per share (the "Community Common Stock"), having a Market Value (as defined in the Merger Agreement) of $770.00, provided that Citizens' shareholders shall not receive more than 31.206 shares of Community Common Stock, or less than 27.673 shares of Community Common Stock, for each Citizens' share.

          2. Postponement or adjournment of the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger and the Merger Agreement (the "Adjournment Proposal").

          3. Such other matters as may properly come before the Meeting or any adjournment thereof.

          Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Only shareholders of record at the close of business on ___________, 1995, shall be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

          You are requested to complete, sign and date the enclosed Proxy Card, which is solicited by the Board of Directors, and to promptly mail it in the enclosed envelope. The giving of such proxy does not affect your right to vote in person in the event you attend the Meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Dean N. Paul
                                             Cashier

Ashland, Pennsylvania
__________, 1995

IMPORTANT: PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY. THE PROMPT RETURN OF PROXIES WILL SAVE CITIZENS THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          PROXY STATEMENT/PROSPECTUS

                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                              ____________, 1995

                             COMMUNITY BANKS, INC.

              PROSPECTUS FOR UP TO 624,120 SHARES OF COMMON STOCK

                           PAR VALUE $5.00 PER SHARE

          This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $20.00 per share (the "Citizens Common Stock"), of The Citizens' National Bank of Ashland ("Citizens") in connection with the solicitation of proxies by Citizens' Board of Directors for use at a Special Meeting of Shareholders (the "Meeting") to be held at the Banking House, 735 Center Street, Ashland, Pennsylvania 17921 on ____________,______________,
1995 at __:__a.m./p.m., local time. The shareholders of Citizens will be asked to consider and vote upon: (a) a proposal to approve the Agreement and Plan of Merger dated as of July 5, 1995 (the "Merger Agreement") among Citizens, Community Banks, Inc. ("Community") and Community Banks, National Association ("CBNA"), a national bank subsidiary of Community, as well as the merger (the "Merger") of Citizens with and into CBNA as contemplated therein; (b) a proposal (the "Adjournment Proposal") to postpone or adjourn the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger and the Merger Agreement; and (c) such other business as may properly come before the Meeting or any adjournment thereof.

          In connection with the Merger, each share of Citizens Common Stock issued and outstanding as of the effective time of the Merger will be converted into and become a right to receive shares of Community common stock, par value $5.00 per share (the "Community Common Stock"), having a Market Value (as defined in the Merger Agreement) of $770.00, provided that Citizens' shareholders shall not receive more than 31.206 shares of Community Common Stock, or less than 27.673 shares of Community Common Stock, for each Citizens' share.

          Community Common Stock is traded, and the Community Common Stock to be issued pursuant to the Merger Agreement will be traded, in the over-the-counter market and authorized for quotation on the Nasdaq National Market. Citizens Common Stock is not traded on any recognized national market. The last reported sales price per share of Community Common Stock as reported on the Nasdaq National Market as of October 3, 1995 was $25.75.

          This Proxy Statement/Prospectus constitutes a prospectus of Community appearing as a part of a registration statement filed with the Securities and Exchange Commission (the "Commission") relating to the 624,120 shares of Community Common Stock issuable pursuant to the Merger Agreement. All information in this Proxy Statement/Prospectus relating to Community and CBNA has been supplied by Community and all information relating to Citizens has been supplied by Citizens.

          This Proxy Statement/Prospectus and the accompanying Proxy Card and Notice of Special Meeting are first being mailed to shareholders of Citizens on or about __________, 1995.

          THE SHARES OF COMMUNITY COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF COMMUNITY COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ___________, 1995.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CITIZENS OR COMMUNITY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT CITIZENS OR COMMUNITY CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

          Community is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Community Common Stock is authorized for quotation on the Nasdaq National Market. Such materials and other information concerning Community, therefore, can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC. Community has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 (including all amendments and exhibits thereto (the "Registration Statement")) with respect to the Community Common Stock issuable pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

          THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO COMMUNITY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF CITIZENS, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST DIRECTED TO THE SECRETARY, COMMUNITY BANKS, INC., 150 MARKET SQUARE, MILLERSBURG, PENNSYLVANIA 17061. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE NO LATER THAN ____________________.

                    INCORPORATION BY DOCUMENTS BY REFERENCE

          Certain documents previously filed by Community with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus as follows:

          (1)  the Annual Report on Form 10-K for the year ended December 31,
               1994;

          (2) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

          (3) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

          All documents filed by Community pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the consummation of the Merger shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus should be read in conjunction with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
AVAILABLE INFORMATION........................................................... 2

INCORPORATION BY DOCUMENTS BY REFERENCE......................................... 3

SUMMARY......................................................................... 8
  The Parties................................................................... 8
  Citizens...................................................................... 8
  Community....................................................................  8
  CBNA.........................................................................  8
  The Meeting..................................................................  9
   Date, Place and Time of the Meeting.........................................  9
   Matters to be Considered at the Meeting.....................................  9
   Record Date; Shares Outstanding; Quorum; Vote Required......................  9
   Terms of the Merger.........................................................  9
   Exchange Procedure.......................................................... 10
   Opinion of Financial Advisor................................................ 10
   Recommendation of the Board of Directors.................................... 10
   Conditions to the Merger.................................................... 11
   Closing; Effective Date..................................................... 11
   Termination; Waiver; Amendment.............................................. 11
   Fees and Expenses........................................................... 11
   Dissenters Rights........................................................... 12
   Certain Federal Income Tax Consequences of the Merger....................... 12
   Accounting Treatment........................................................ 12
   Interests of Certain Persons in the Merger.................................. 13
   Comparison of Shareholder Rights............................................ 13
   Adjournment of the Meeting.................................................. 13
   Market Price Data........................................................... 14
   Selected Historical Financial Data.......................................... 15
     Citizens.................................................................. 15
     Community................................................................. 16
   Unaudited Pro Forma Selected Financial Data................................. 17
   Comparative Per Share Data.................................................. 18

THE MEETING.................................................................... 19
   General..................................................................... 19
   Date, Place and Time of the Meeting......................................... 19
   Matters to be Considered at the Meeting..................................... 19
   Record Date; Shares Outstanding; Quorum..................................... 19
   Votes Required.............................................................. 19
   Effect of Abstentions and Broker Nonvotes................................... 19
   Voting, Revocation and Solicitation of Proxies.............................. 20
   Recommendation of the Board of Directors.................................... 20

THE MERGER..................................................................... 20
   Introduction; Background of the Merger...................................... 21
     Citizens.................................................................. 21

                              TABLE OF CONTENTS
                                  (continued)

                                                                                     PAGE
                                                                                     ----
     Community........................................................................ 21
     CBNA............................................................................. 21
   Reasons for the Merger; Recommendation of the Board of Directors................... 21
   Opinion of Financial Advisor....................................................... 23
   Terms of the Merger................................................................ 27
     Effect of the Merger............................................................. 27
     Merger Consideration; Conversion Factor.......................................... 27
     Closing; Effective Date.......................................................... 28
     Representations and Warranties................................................... 28
     Conduct of Business Pending the Merger........................................... 28
     Certain Other Agreements......................................................... 29
     Conditions Precedent............................................................. 31
     Waiver; Amendment................................................................ 31
     Termination...................................................................... 31
   Expenses........................................................................... 33
   No Solicitation; Pursuit of Other Transactions..................................... 33
   Termination Fee.................................................................... 33
   Continued Employment of Citizens' Employees........................................ 34
   Indemnification of Citizens' Officers and Directors; Insurance..................... 34
   CBNA Shareholder Approval.......................................................... 34
   Listing............................................................................ 34
   Exchange Procedure................................................................. 35
     Appointment of Exchange Agent.................................................... 35
     Procedure........................................................................ 35
   Regulatory Approvals............................................................... 35
   Interests of Certain Persons in the Merger......................................... 36
   Accounting Treatment............................................................... 37
   Certain Federal Income Tax Consequences............................................ 37
   Appraisal Rights of Dissenting Shareholders........................................ 38

REGULATORY MATTERS.................................................................... 39
   General............................................................................ 39
   Payment of Dividends............................................................... 39
     Capital Limitations.............................................................. 40
     Earnings Limitations............................................................. 40
     Other Limitations................................................................ 40
   Holding Company Structure.......................................................... 41
   Capital Adequacy................................................................... 41
   Federal Deposit Insurance Corporation Improvement Act of 1991...................... 43
   Interstate Banking Legislation..................................................... 44

COMPARISON OF SHAREHOLDERS' RIGHTS.................................................... 44
   Introduction....................................................................... 44
   Dividends.......................................................................... 45
     Citizens......................................................................... 45
     Community........................................................................ 45

                               TABLE OF CONTENTS
                                  (continued)

                                                                                     PAGE
                                                                                     ----
  Voting Rights Generally............................................................. 45
       Citizens....................................................................... 45
       Community...................................................................... 45
  Classified Board of Directors....................................................... 46
       Citizens....................................................................... 46
       Community...................................................................... 46
  Number of Directors; Term........................................................... 46
       Citizens....................................................................... 46
       Community...................................................................... 46
  Removal of Directors................................................................ 46
       Citizens....................................................................... 46
       Community...................................................................... 46
  Qualifications of Directors......................................................... 47
       Citizens....................................................................... 47
       Community...................................................................... 47
  Filling Vacancies on the Board of Directors......................................... 47
  Call of Special Shareholders' Meeting............................................... 47
       Citizens....................................................................... 47
       Community...................................................................... 47
  Notice of Shareholders' Meetings.................................................... 48
       Citizens....................................................................... 48
       Community...................................................................... 48
  Quorum Requirements and Adjournment of Meetings..................................... 48
  Dissenters Rights................................................................... 48
       Citizens....................................................................... 48
       Community...................................................................... 48
  Limitations on Directors' Liability................................................. 48
  Indemnification..................................................................... 49
       Citizens....................................................................... 49
       Community...................................................................... 49
  Anti-Takeover Law Provisions........................................................ 50
       Citizens....................................................................... 50
       Community...................................................................... 51
  Amendment of Articles of Incorporation.............................................. 52
       Citizens....................................................................... 52
       Community...................................................................... 52
  Amendment of Bylaws................................................................. 52
       Citizens....................................................................... 52
       Community...................................................................... 52

UNAUDITED PRO FORMA FINANCIAL INFORMATION............................................. 53

CITIZENS' MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................................... 59
   Results of Operations.............................................................. 59
   Net Interest Income................................................................ 59

                               TABLE OF CONTENTS
                                  (continued)

                                                                                     PAGE
                                                                                     ----
  Provision and Allowance for Loan Losses.............................................. 63
  Other Income......................................................................... 65
  Other Expense........................................................................ 65
  Income Taxes......................................................................... 66
  Financial Condition.................................................................. 66
  Loans................................................................................ 67
  Deposits............................................................................. 68
  Asset/Liability Management........................................................... 69
  Capital Adequacy..................................................................... 70

BUSINESS OF CITIZENS................................................................... 70
  Description of Business.............................................................. 70
  Properties........................................................................... 70
  Legal Proceedings.................................................................... 70

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF CITIZENS............................................................. 71

ADJOURNMENT OF THE MEETING ............................................................ 72

EXPERTS................................................................................ 72
    Community.......................................................................... 72
    Citizens........................................................................... 72

LEGAL OPINIONS......................................................................... 72

OTHER BUSINESS......................................................................... 73

INDEX TO CITIZENS' FINANCIAL STATEMENTS............................................... F-1

APPENDIX A - AGREEMENT AND PLAN OF MERGER OF THE CITIZENS'
NATIONAL BANK OF ASHLAND WITH AND INTO COMMUNITY BANKS,
NATIONAL ASSOCIATION, A WHOLLY OWNED SUBSIDIARY OF
COMMUNITY BANKS, INC.................................................................. A-1

APPENDIX B - OPINION OF THE BERWIND FINANCIAL GROUP, L.P.............................. B-1

APPENDIX C - DISSENTING SHAREHOLDERS' RIGHTS UNDER
12 UNITED STATES CODE SECTION 215(a)(b)............................................... C-1

APPENDIX D - OCC BANKING CIRCULAR ON STOCK APPRAISALS
(BC-259).............................................................................. D-1

________________________________________________________________________________

                                    SUMMARY


          The following is a summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto. All shareholders are urged to review the entire Proxy Statement and Appendices carefully.


                                 THE PARTIES

CITIZENS

          The Citizens' National Bank of Ashland ("Citizens") is a banking corporation organized on June 24, 1875 under the national banking laws and headquartered in Ashland, Pennsylvania. Citizens engages in commercial banking authorized by the National Bank Act (the "NBA"). This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Citizens owns no subsidiaries.

          As of June 30, 1995, Citizens had three banking offices and assets of $63.0 million. Its principal executive office, which it owns, is located at 735 Center Street, Ashland, Pennsylvania 17921, and the telephone number at such address is (717) 875-3221. Citizens is not dependent on any one customer, and the loss of any customer or a few customers would not have a material adverse effect upon it.

COMMUNITY

          Community Banks, Inc. ("Community") is a bank holding company organized as a Pennsylvania business corporation in 1982. Community is registered as a bank holding company with the Board of Governors of the Federal Reserve System. Community's assets and sole activity consist of the owning and supervising of Community Banks, National Association ("CBNA"), a national banking association, and two non-banking subsidiaries, Community Banks Life Insurance Company and Community Bank Investments, Inc. Community's executive offices are located at 150 Market Square, Millersburg, Pennsylvania 17061, and the telephone number at such address is (717) 692-4781.

          At June 30, 1995, Community had assets of $317.5 million.

CBNA

          Community Banks, National Association ("CBNA") is a national banking association headquartered in Millersburg, Pennsylvania. CBNA conducts business through its main office in Millersburg and through 16 branch offices located in Dauphin County, Northumberland County, Schuylkill County and Luzerne County, Pennsylvania. CBNA is insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law and engages in general commercial banking and provides individuals, businesses and municipalities with financial services, including trust and fiduciary services. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."


________________________________________________________________________________

________________________________________________________________________________

                                  THE MEETING

DATE, PLACE AND TIME OF THE MEETING

          The Special Meeting of the Shareholders of Citizens will be held at the Banking House, 735 Center Street, Ashland, Pennsylvania 17921 on _________, _________, 1995 at __:__ a.m./p.m., local time (the "Meeting").

MATTERS TO BE CONSIDERED AT THE MEETING

          At the Meeting, holders of Citizens common stock, par value $20.00 per share (the "Citizens Common Stock"), will be asked to consider and vote upon:
(a) a proposal to approve the Agreement and Plan of Merger dated as of July 5, 1995 (the "Merger Agreement") among Citizens, Community and CBNA, as well as the merger (the "Merger") of Citizens with and into CBNA as contemplated therein;
(b) a proposal (the "Adjournment Proposal") to postpone or adjourn the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger and the Merger Agreement; and (c) such other business as may properly come before the Meeting or any adjournment thereof. See "THE MEETING-Matters to be Considered at the Meeting."

RECORD DATE; SHARES OUTSTANDING; QUORUM; VOTE REQUIRED

          Only holders of record of shares of Citizens Common Stock at the close of business on __________, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. Each share of Citizens Common Stock outstanding on the Record Date entitles its holder, as of that date, to one vote. As of the Record Date, there were 20,000 shares of Citizens Common Stock outstanding and entitled to be voted at the Meeting, held by approximately 300 shareholders of record. The presence in person or by proxy of shareholders entitled to cast a majority of the votes at such meeting will constitute a quorum at the Meeting. See "THE MEETING-Record Date; Shares Outstanding; Quorum." Pursuant to the applicable provisions of the NBA, the affirmative vote of the holders of two-thirds of all outstanding shares of Citizens Common Stock is required to approve the Merger and the Merger Agreement. See "THE MEETING-Votes Required."

          As of the Record Date, directors and executive officers of Citizens beneficially owned approximately 3,255 shares of Citizens Common Stock or approximately 16.275% of the outstanding Citizens Common Stock entitled to vote at the Meeting. The directors and executive officers of Citizens have indicated that they intend to vote all of such shares of Citizens Common Stock in favor of the Merger and the Merger Agreement. See "THE MEETING-Votes Required" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CITIZENS."

TERMS OF THE MERGER

          Pursuant to the Merger Agreement, Citizens will be merged with and into CBNA, with CBNA being the surviving corporation. Each share of Citizens Common Stock outstanding as of the Effective Date (as defined below) of the Merger will be converted into and become a right to receive shares (the "Conversion Factor") of common stock of Community, par value $5.00 per share (the "Community Common Stock"), having a Market Value of $770.00, calculated as follows: if the Market Value Per Share (as defined below) of Community Common Stock as of the close of business on the fifth trading date preceding the Merger is (a) $26.25 per share, the Conversion Factor will be 29.333; (b) less than $26.25 per share, then the Conversion Factor will be increased to the number obtained by dividing $770.00 by the Market Value Per Share of Community Common Stock; provided, however, that in no event shall the Conversion Factor be
       --------  -------
greater than 31.206; or (c) is more than $26.25 per share, then the Conversion Factor will be decreased to the number obtained by dividing

________________________________________________________________________________

________________________________________________________________________________

$770.00 by the Market Value Per Share of Community Common Stock; provided,
                                                                 --------
however, that in no event shall the Conversion Factor be less than 27.673. The
-------
Conversion Factor will become fixed if the Market Value Per Share of Community Common Stock is less than $24.67 or more than $27.82; if the Market Vale of Community Common Stock is outside this range, Citizens' shareholders will receive Community Common Stock having a Market Value lower or higher than $770.00. The Merger Agreement defines the term "Market Value Per Share" to mean with respect to a calculation date the average of the closing sales price of Community Common Stock as reported on the Nasdaq National Market for the 30 consecutive trading days ending on and including the date as of which the Market Value Per Share is to be calculated. See "THE MERGER-Terms of the Merger-Merger Consideration; Conversion Factor."

EXCHANGE PROCEDURE

          As soon as practicable after the Effective Date, holders of shares of Citizens Common Stock will be furnished a form letter of transmittal for the tender of their shares to American Stock Transfer and Trust Company (the "Exchange Agent") to be exchanged for certificates for the appropriate number of shares of Community Common Stock. See "THE MERGER-Exchange Procedure."

          CITIZENS' SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES FOR SHARES OF COMMUNITY COMMON STOCK TO CITIZENS OR COMMUNITY UNTIL THEY HAVE RECEIVED THE TRANSMITTAL LETTER. CITIZENS' SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

OPINION OF FINANCIAL ADVISOR

          The Berwind Financial Group, L.P. ("Berwind") rendered its oral opinion to the Board of Directors of Citizens on June 27, 1995, to the effect that the consideration to be received by holders of shares of Citizens Common Stock in the Merger is fair from a financial point of view. Berwind has confirmed its opinion in writing and updated it through the date of this Proxy Statement/Prospectus. A copy of the opinion, which is attached to this Proxy Statement/Prospectus as Appendix B, should be read in its entirety with respect to the assumptions made and other matters considered by Berwind in rendering such opinion. See "THE MERGER-Opinion of Financial Advisor."

RECOMMENDATION OF THE BOARD OF DIRECTORS

          The consideration to be received by holders of shares of Citizens Common Stock in the Merger was negotiated by the Board of Directors of Citizens in light of various factors, including Citizens', Community's and CBNA's respective current financial condition and perceived future prospects. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CITIZENS' SHAREHOLDERS, HAS BY UNANIMOUS VOTE APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT CITIZENS' SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. See "THE MERGER-Reasons for the Merger; Recommendation of the Board of Directors."

CONDITIONS TO THE MERGER

          Consummation of the Merger is subject to various conditions, including the approval of the Merger by the Office of the Comptroller of the Currency (the "OCC") and the Pennsylvania Department of Banking (the "Department of Banking"). See "THE MERGER-Regulatory Approvals." The Merger is also subject to satisfaction of various other conditions specified in the Merger Agreement, including approval of the Merger and the Merger Agreement by the requisite vote of shareholders of Citizens and qualification of the Merger as a

________________________________________________________________________________

________________________________________________________________________________

pooling of interests for accounting purposes. See "THE MERGER-Terms of the Merger-Conditions Precedent."

CLOSING; EFFECTIVE DATE

          The Merger Agreement provides that the closing of the Merger (the "Closing") will be held at the executive offices of Community at 10:00 a.m. on a date to be designated by Community (the "Effective Date"), which date shall not be later than ten business days following the date that conditions set forth in the Merger Agreement are satisfied or waived. See "THE MERGER-Terms of the Merger-Closing; Effective Date" and "THE MERGER-Terms of the Merger-Conditions Precedent."

TERMINATION; WAIVER; AMENDMENT

          The Merger Agreement may be terminated at any time prior to consummation of the Merger in a number of circumstances, including, but not limited to: (a) by mutual consent of the parties; (b) if either party becomes aware of any material facts or circumstances regarding the other party that it was not aware of on the date of execution of the Merger Agreement; (c) by either party if there is a material adverse change in the business or financial condition of the other party; (d) by either party if there has been a failure on the part of the other party to comply with its obligations under the Merger Agreement; (e) subject to certain conditions, by Citizens if the Market Value Per Share of Community Common Stock on the fifth trading date preceding the Effective Date of the Merger is less than $22.31 per share; and (f) subject to certain conditions, by Community if the Market Value Per Share of Community Common Stock on the fifth trading date preceding the Effective Date of the Merger is more than $30.19 per share. See "THE MERGER-Terms of the Merger-Termination."

          Provisions of the Merger Agreement may be waived or amended under certain circumstances, as set forth in the Merger Agreement. See "THE MERGER-Terms of the Merger-Waiver; Amendment."

FEES AND EXPENSES

          Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the Merger Agreement will be paid by the party incurring such costs, except that in the event the Merger is not consummated for any reason other than in connection with an Acquisition Proposal (as defined in the Merger Agreement), Community and Citizens will each pay one-half of: (a) the aggregate costs theretofore incurred in printing the Community Registration Statement and this Proxy Statement/Prospectus; (b) the registration fee for the Community Registration Statement; and (c) the fees for filing applications for any government approvals required by the Merger Agreement. See "THE MERGER-Expenses."

          In the event that the Merger fails to close due to a person other than Community making an Acquisition Proposal, Citizens must pay Community a termination fee in the amount of $200,000. See "THE MERGER-Termination Fee."

DISSENTERS RIGHTS

          As required by the NBA, any shareholder who has voted against the Merger and the Merger Agreement at the Meeting or has given notice to Citizens in writing at or prior to the Meeting that such shareholder dissents from the Merger, shall be entitled to receive the "fair value" of the shares held by that shareholder at the time the Merger Agreement is approved by the OCC, upon written request made to Community at any time within 30 days following the Effective Date, accompanied by the surrender of such shareholder's stock certificates. The relevant portions of the statutory dissenters procedures are attached to this

_______________________________________________________________________________

________________________________________________________________________________

Proxy Statement/Prospectus as Appendix C. Shareholders electing to exercise their dissenters rights under the NBA may not vote for the Merger and the Merger Agreement. If a shareholder returns a signed proxy but does not specify a vote against the Merger and the Merger Agreement or does not give a direction to abstain, the proxy will be voted for the Merger and the Merger Agreement, which will have the effect of waiving that shareholder's dissenters rights. See "THE MERGER-Appraisal Rights of Dissenting Shareholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          It is intended that the Merger will be treated, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for income tax purposes: (a) the Merger of Citizens with and into CBNA upon the terms and conditions of the Merger Agreement will not result in any recognized gain or loss to Community, CBNA or Citizens; (b) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Citizens Common Stock who receive Community Common Stock in exchange for the shares of Citizens Common Stock which they hold; (c) the holding period of Community Common Stock received in exchange for Citizens Common Stock will include the holding period of Citizens Common Stock for which it is exchanged, assuming the shares of Citizens Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and (d) the basis of Community Common Stock received in exchange for Citizens Common Stock will be the basis of Citizens Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

          The obligations of the parties to consummate the Merger is conditioned upon the receipt of a ruling from the Internal Revenue Service (the "IRS") or an opinion from Mette, Evans & Woodside, counsel to Community, substantially to the effect that the federal income tax consequences of the Merger are as summarized above. See "THE MERGER-Certain Federal Income Tax Consequences."

          EACH CITIZENS' SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF SHARES OF COMMUNITY COMMON STOCK RECEIVED IN THE MERGER.

ACCOUNTING TREATMENT

          The Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. See "THE MERGER-Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          Certain directors and officers of Citizens have interests in the Merger that are in addition to their interests as shareholders of Citizens generally. These include Community's agreement to indemnify and to provide insurance covering Citizens' officers and directors for a period of six years following the consummation of the Merger. See "THE MERGER-Indemnification of Citizens' Officers and Directors; Insurance" and "THE MERGER-Interests of Certain Persons in the Merger." Additionally: (a) Dean N. Paul, the present Cashier of Citizens, will be appointed to the Board of Directors of CBNA and CBNA's Schuylkill Advisory Board, and will hold such office until the next annual meeting of the shareholders of CBNA; and (b) two additional members of the present Board of Directors of Citizens will be appointed by CBNA to the Schuylkill Advisory Board. See "THE MERGER-Terms of the Merger-Effect of the Merger" and "THE MERGER-Interests of Certain Persons in the Merger."

________________________________________________________________________________

________________________________________________________________________________


COMPARISON OF SHAREHOLDER RIGHTS

          Upon exchange of their shares of Citizens Common Stock in accordance with the exchange procedures set forth in the Merger Agreement, holders of Citizens Common Stock will become holders of Community Common Stock. The rights of shareholders of Community are governed by the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), and the articles of incorporation and bylaws of Community. The rights of common shareholders of Community differ from the rights of Citizens' shareholders with respect to certain matters. See "COMPARISON OF SHAREHOLDERS' RIGHTS."

ADJOURNMENT OF THE MEETING

          In the event that there is an insufficient number of votes cast in person or by proxy at the Meeting to approve the Merger and the Merger Agreement, the Board of Directors of Citizens intends to adjourn the Meeting to a later date for the solicitation of additional votes in favor thereof. The affirmative vote of a majority of the shares present, in person or by proxy, at the Meeting, even if a quorum is not present, is required in order to approve any such adjournment. CITIZENS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN THE MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AND THE MERGER AGREEMENT. SEE "ADJOURNMENT OF THE MEETING."











________________________________________________________________________________

-------------------------------------------------------------------------------

MARKET PRICE DATA


          There is no established public trading market for Citizens Common Stock, and accordingly, there are no published market quotations for such stock. Trading in Citizens Common Stock is limited and sporadic. In addition, Citizens is not subject to the requirement of filing periodic reports with the Commission. The absence of an established market and publicly available current information regarding Citizens may affect the prices at which Citizens' shares are traded. Subject to the foregoing, Citizens is aware of trading of Citizens Common Stock at $580 per share in 1994 and $605 per share in 1995.

          Shares of Community Common Stock are included for quotation on the Nasdaq National Market. The following table sets forth the high and low bid quotations for shares of Community Common Stock for the periods indicated below.

                                            High Bid       Low Bid
                                            --------       -------
          1993
                  First Quarter......        $ 25.50       $ 23.75
                  Second Quarter.....          30.00         24.00
                  Third Quarter......          32.00         27.75
                  Fourth Quarter.....          37.00         32.00


          1994
                  First Quarter......          37.25         35.25
                  Second Quarter.....          37.00         34.38
                  Third Quarter......          35.75         32.00
                  Fourth Quarter.....          33.50         22.75

          1995
                  First Quarter......          26.00         23.75
                  Second Quarter.....          26.75         25.25
                  Third Quarter......          26.75         25.25
                  Fourth Quarter(1)..          _____         _____


------------------
(1)       Through the close of business on _________, 1995


          On June 30, 1995 the last trading day before the announcement by Community that the Merger Agreement had been signed, the last sale price of Community Common Stock on the Nasdaq National Market was $26.50 per share.


          On ___, 1995, the last sale price of Community Common Stock on the Nasdaq National Market was $___ per share.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED HISTORICAL FINANCIAL DATA

          The following tables set forth certain selected historical financial information for Citizens and certain selected consolidated historical financial information for Community. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the financial statements of Citizens and the consolidated financial statements of Community, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus.


                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                                             Six Month Period Ended June 30,                     Year Ended December 31,
                                             -------------------------------       -----------------------------------------------
                                               1995                   1994           1994      1993      1992      1991      1990
                                              ------                 ------        --------  --------  --------  --------  -------
                                                           (dollars in thousands except per share data)
Balance Sheet Data:
------------------
Total Assets                                  $63,036                $62,632        $61,576   $61,237   $62,318   $61,472   $58,281
Loans (net of unearned income and
   allowance for loan losses)                  26,285                 25,526         26,323    25,817    26,796    28,981    30,095
Deposits                                       53,081                 53,073         51,861    51,975    53,363    52,958    49,795
Shareholders' Equity                            9,354                  9,022          9,131     8,709     8,272     7,827     7,728

Earnings Data:
--------------
Net interest income                           $ 1,236                $ 1,339        $ 2,641   $ 2,715   $ 2,803   $ 2,397   $ 2,172
Provision for loan losses                                                 25             50       230       175       470        25
Other income                                       91                     76            142       134       129       142       139
Other expense                                     830                    768          1,727     1,682     1,702     1,481     1,400
Net income                                        403                    493            832       847       845       489       738

Per Share Data:
---------------
Net income                                    $ 20.15                $ 24.65        $ 41.60   $ 42.35   $ 42.25   $ 24.45   $ 36.90
Cash dividends                                   9.00                   9.00          20.50     20.50     20.00     19.50     19.50
Book value                                        468                    451            457       435       414       391       386
Average shares outstanding                     20,000                 20,000         20,000    20,000    20,000    20,000    20,000

Other Data:  *
-----------
Return on assets (net income divided by
   average total assets)                        0.64%                  0.80%          1.34%     1.36%      1.36     0.82%     1.26%
Return on equity (net income divided by
   average equity)                              4.30%                  5.50%          9.17%     9.73%    10.44%     6.24%    13.25%
Equity-to-assets ratio (average equity
   divided by average total assets)            14.96%                 14.48%         14.62%    13.94%    13.26%    12.84%    12.84%
Dividend payout ratio (dividends declared
   divided by net income)                      44.68%                 36.51%         49.28%    48.41%    47.34%    79.75%    52.84%




* Average balances for the six-month periods ended June 30, 1995 and 1994, and the years ended December 31, 1994 and 1993, are based on daily average account balances. Average balances for the years ended December 31, 1992, 1991 and 1990 are based on quarterly average account balances.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                             COMMUNITY BANKS, INC.


                                               For the Six Months
                                                 Ended June 30,
                                               -------------------       -------------------------
                                                1995         1994            1994         1993
                                                ----         -----           ----         ----
                                                      (in thousands except per share data)
SUMMARY OF OPERATIONS
Interest income                               $   11,946   $   10,256      $   21,399   $   20,684
Interest expense                                   4,906        4,167           8,489        9,009
Net interest income                                7,040        6,089          12,910       11,675
Provision for credit losses                          290          234             462          702
Net interest income after provision for
   credit losses                                   6,750        5,855          12,448       10,973
                                              ----------   ----------      ----------   ----------
Other operating income                             1,064        1,268           2,282        2,688
Other operating expenses                           4,996        4,518           9,280        8,456
Income (loss) before income taxes and
   cumulative effect of accounting changes         2,818        2,605           5,450        5,205
Applicable income taxes                              700          600           1,288        1,289
                                              ----------   ----------      ----------   ----------

Income (loss) before cumulative effect             2,118        2,005           4,162        3,916
   of accounting changes                      ----------   ----------      ----------   ----------

Cumulative effect of accounting change
   for post-retirement benefits                       --           --              --           --
Cumulative effect of accounting change                --           --              --           --
   for income taxes                           ----------   ----------      ----------   ----------

Net income (loss)                             $    2,118   $    2,005      $    4,162   $    3,916
                                              ==========   ==========      ==========   ==========
PER SHARE DATA
Income (loss) before cumulative effect
   of accounting changes                      $     1.04   $      .99      $     2.03   $     1.92
Cumulative effect of accounting change
   for post-retirement benefits                       --           --              --           --
Cumulative effect of accounting change
   for income taxes                                   --           --              --           --
                                              ----------   ----------      ----------   ----------
Net income (loss)                             $     1.04   $      .99      $     2.03   $     1.92
                                              ==========   ==========      ==========   ==========
Dividends paid                                $      .40   $      .33      $      .70   $      .62
Book value                                         16.79        14.94           14.99        14.64
Shares outstanding                             2,028,985    1,687,755       2,025,267    1,679,583
OTHER DATA
Total assets                                  $  317,536   $  299,074      $  307,121   $  284,723
Total deposits                                   263,034      256,724         256,112      243,292
Total loans-net                                  194,451      166,341         180,201      158,195
Total equity                                      34,063       30,260          30,352       29,503
KEY RATIOS
Return (loss) on average shareholders'
   equity                                          13.07%       13.45%          13.63%       13.85%
Return on average total assets                      1.36         1.37            1.40         1.41
Dividends declared to net income (loss)            38.46        33.33           34.24        32.10
Average shareholders' equity to average
   total assets                                    10.46        10.35           10.23        10.16

                                                   For the Year Ended December 31,
                                                   -------------------------------
                                                   1992         1991         1990
                                                   ----         ----         ----
                                                  (in thousands except per share data)
SUMMARY OF OPERATIONS
Interest income                                $   21,051   $   22,145   $   20,949
Interest expense                                   10,053       12,392       12,473
Net interest income                                10,998        9,753        8,476
Provision for credit losses                           683          737          662
Net interest income after provision for
   credit losses                                   10,315        9,016        7,814
                                                ---------   ----------   ----------
Other operating income                              2,158        1,468        1,353
Other operating expenses                            7,803        7,281        6,301
Income (loss) before income taxes and
   cumulative effect of accounting changes          4,670        3,203        2,866
Applicable income taxes                             1,179          674          676
                                                ---------   ----------   ----------
Income (loss) before cumulative effect
   of accounting changes                            3,491        2,529        2,190
                                                ---------   ----------   ----------
Cumulative effect of accounting change
   for post-retirement benefits                        --           --           --
Cumulative effect of accounting change                 --           --           --
   for income taxes                             ---------   ----------   ----------

Net income (loss)                              $    3,491   $    2,529   $    2,190
                                                =========   ==========   ==========
PER SHARE DATA
Income (loss) before cumulative effect
   of accounting changes                       $     1.73   $     1.27   $     1.09
Cumulative effect of accounting change
   for post-retirement benefits                        --           --           --
Cumulative effect of accounting change
   for income taxes                                    --           --           --
                                                ---------   ----------   ----------
Net income (loss)                              $     1.73   $     1.27   $     1.09
                                                =========   ==========   ==========
Dividends paid                                 $      .54   $      .44   $      .44
Book value                                          13.33        12.11        11.22
Shares outstanding                              1,669,396    1,325,186    1,325,186
OTHER DATA
Total assets                                   $  272,297   $  246,560   $  233,578
Total deposits                                    235,597      218,157      205,869
Total loans-net                                   149,052      150,111      144,790
Total equity                                       26,703       24,261       22,472
KEY RATIOS
Return (loss) on average shareholders'
   equity                                           13.61%       10.81%        9.90%
Return on average total assets                       1.36         1.05         1.00
Dividends declared to net income (loss)             30.88        34.91        40.32
Average shareholders' equity to average
   total assets                                     10.01         9.70        10.14

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

          The following table sets forth unaudited pro forma selected financial data for Citizens and Community which gives effect to the Merger, accounted for as a pooling of interest, as if it had been consummated as of at the begining of each period presented. The pro forma selected data is not necessarily indicative of the results that would have been achieved had the transaction been consummated on such date and should not be construed as representative of future operations. This presentation is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Financial Information appearing elsewhere in this Proxy Statement/Prospectus. The information presented should be read in conjunction with such pro forma financial statements, and the notes thereto, and the historical financial statements, including the notes thereto, of Citizens and Community incorporated by reference in this Proxy Statement/Prospectus or appearing elsewhere herein.


                                      For the Six Months                For the Year Ended
                                        Ended June 30,                     December 31,
                                 --------------------------------------------------------------------
                                       1995        1994           1994           1993        1992
                                       ----        ----           ----           ----        ----
                                                  (in thousands except per share data)
SUMMARY OF OPERATIONS
Total interest income               $   14,065  $   12,375     $   25,630     $   25,159  $   26,098
Total interest expense                   5,789       4,947         10,079         10,769      12,297
                                    ----------  ----------     ----------     ----------  ----------
  Net interest income before
   provision for loan losses             8,276       7,428         15,551         14,390      13,801


Provision for loan losses                  290         259            512            932         858
                                    ----------  ----------     ----------     ----------  ----------
  Net interest income after
  provision for loan losses              7,986       7,169         15,039         13,458      12,943

Total non-interest income                1,155       1,344          2,424          2,822       2,287
Total non-interest expense               5,826       5,286         11,007         10,138       9,505
                                    ----------  ----------     ----------     ----------  ----------

  Income before income taxes             3,315       3,227          6,456          6,142       5,725
Provision for income taxes                 794         729          1,462          1,454       1,389
                                    ----------  ----------     ----------     ----------  ----------
  Income before effective
  accounting change                          -                                     4,688           -

Cumulative Effect of Change
in accounting principal                      -                                        75           -
  Net Income                        $    2,521  $    2,498     $    4,994     $    4,763  $    4,336
                                    ==========  ==========     ==========     ==========  ==========

PER SHARE DATA
Earnings Per Share                  $     0.96  $     0.94     $     1.89     $     1.81  $     1.66
                                    ==========  ==========     ==========     ==========  ==========
Weighted average number
 of shares outstanding               2,639,602   2,647,709      2,636,910      2,626,240   2,604,560
                                    ==========  ==========     ==========     ==========  ==========

OTHER DATA
Total Assets                        $  380,572
Total Deposits                         316,115
Total Loans-net                        220,737
Short-term borrowings                    7,278
Total shareholders' equity              43,417

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPARATIVE PER SHARE DATA

          The following table sets forth certain historical per share data of Community and Citizens and unaudited pro forma combined per share data of Community and Citizens, based on the assumption that the Merger was effective on January 1, 1992. Such pro forma data is not necessarily indicative of results that would have been achieved had the Merger been consummated on such date.

                                             Six Months Ended    Year Ended December 31,
                                                                ------------------------
                                              June 30, 1995      1994     1993     1992
                                            ------------------  ------- -------- --------

COMMUNITY HISTORICAL
  Income per common share                              $  1.03  $  2.03  $  1.92  $  1.73
  Dividends declared per common share                     0.40     0.70     0.62     0.54
  Book value per common share                            16.79    14.99    14.64    13.33

CITIZENS HISTORICAL
  Income per common share                              $ 20.15  $ 41.60  $ 42.35  $ 42.25
  Dividends declared per common share                     9.00    20.50    20.50    20.00
  Book value per common share                           468.00   457.00   435.00   414.00

PRO FORMA PER COMMUNITY COMMON SHARE
  Income per common share                              $  0.96  $  1.89  $  1.81  $  1.66
  Dividends declared per common share                     0.40     0.70     0.62     0.54
  Book value per common share                            16.44       --       --       --
  PRO FORMA EQUIVALENT PER CITIZENS COMMON
  SHARE (1)
  Income per common share                              $ 28.16  $ 55.44  $ 53.09  $ 48.69
  Dividends declared per common share                    11.73    20.53    18.19    15.84
  Book value per common share                           482.23       --       --       --

(1) Pro Forma Equivalent amounts per share were calculated by taking the corresponding pro forma per share amounts for Community and multiplying that by the Conversion Factor of 29.333 shares of Community Common Stock for each 1 share of Citizens Common Stock. As explained in more detail herein, this Conversion Factor may be subject to adjustment.

--------------------------------------------------------------------------------

                                  THE MEETING

GENERAL

          This Proxy Statement/Prospectus is being furnished to holders of Citizens Common Stock in connection with the solicitation of proxies by the Board of Directors of Citizens to be used at the Meeting or any adjournment thereof.

DATE, PLACE AND TIME OF THE MEETING

          The Meeting will be held at the Banking House, 735 Center Street, Ashland, Pennsylvania 17921 on __________, __________, 1995 at __:__ a.m./p.m.,
local time.

MATTERS TO BE CONSIDERED AT THE MEETING

          At the Meeting, shareholders of Citizens will consider and vote upon a proposal to approve and adopt the Merger and the Merger Agreement. Additionally, shareholders of Citizens may be asked to approve a proposal to postpone or adjourn the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger and the Merger Agreement.

RECORD DATE; SHARES OUTSTANDING; QUORUM

          Only shareholders of record of Citizens at the close of business on _________, 1995 (the "Record Date") will be entitled to receive notice of the Meeting, and only shareholders of record of Citizens Common Stock at that time will be entitled to vote at the Meeting. On _________, 1995, Citizens had outstanding 20,000 shares of Citizens Common Stock. There is no other class of stock authorized or outstanding. Each share of Citizens Common Stock entitles the holder to one vote. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes at such meeting will constitute a quorum.

VOTES REQUIRED

          Pursuant to the applicable provisions of the NBA, the affirmative vote of the holders of two-thirds of all outstanding shares of Citizens Common Stock is required to approve the Merger and the Merger Agreement.

          The affirmative vote of a majority of the shares present, in person or in proxy, at the Meeting, even if a quorum is not present, will be required to adjourn the Meeting.

          On the Record Date, the directors and executive officers of Citizens owned approximately 3,255 shares or approximately 16.275% of the outstanding shares of Citizens Common Stock that are entitled to vote at the Meeting. The directors and executive officers of Citizens have indicated that they intend to vote all of such shares of Citizens Common Stock in favor of the Merger and the Merger Agreement.

EFFECT OF ABSTENTIONS AND BROKER NONVOTES

          Abstentions may be specified on the Merger and the Merger Agreement and the Adjournment Proposal. Such abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast in the affirmative. ABSTENTIONS BY CITIZENS' SHAREHOLDERS WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER AND THE MERGER AGREEMENT AND AGAINST THE ADJOURNMENT PROPOSAL.

          Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have authority under the rules of the NYSE to vote those shares with respect to certain matters if they do not receive instructions from the beneficial owner. Brokers do not have the authority to vote shares with respect to approval of the Merger and the Merger Agreement. Assuming that sufficient shares are present at the Meeting (so that a quorum may be obtained), a failure of brokers to vote shares because they have not received instructions from beneficial owners (a "broker nonvote") will have the effect of a vote against the Merger and the Merger Agreement. Broker nonvotes will have no effect upon the approval of the Adjournment Proposal.

VOTING, REVOCATION AND SOLICITATION OF PROXIES

          All shares represented by properly executed proxies received in time for the Meeting will be voted at the Meeting in the manner specified by the holders thereof, unless such proxies are revoked prior to the vote. Proxies which do not contain voting instructions will be voted in favor of the Merger and the Merger Agreement and the Adjournment Proposal.

          It is not expected that any matter other than those referred to herein will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

          A shareholder who executes and returns a proxy on the enclosed form has the power to revoke it at any time before it is voted. The giving of a proxy does not affect the right of shareholders to attend the Meeting and vote in person. A shareholder's presence at a meeting, however, will not in itself revoke the shareholder's proxy. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Citizens a duly executed revocation or a proxy bearing a later date. Neither attendance at the Meeting nor voting in person at the Meeting will of itself constitute revocation of a proxy.

          The cost of soliciting proxies from Citizens' shareholders will be paid by Citizens. In addition to solicitation by mail, directors, officers and employees of Citizens who will not be specifically compensated for such services may solicit proxies from the shareholders of Citizens personally or by telephone or telegram or other forms of communication. Citizens will bear its own expenses in connection with the solicitation of proxies for the Meeting.

          SHAREHOLDERS OF CITIZENS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE HEADING "THE MERGER-EXCHANGE PROCEDURE," EACH CITIZENS' SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF CITIZENS COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          The Board of Directors of Citizens recommends that the shareholders vote FOR the approval of the Merger and the Merger Agreement identified in this
     ---
Proxy Statement/Prospectus.


                                  THE MERGER

          The following is a description of the Merger. Such description is not intended to be a complete description of all facts regarding the Merger and is qualified in all respects by reference to the Merger Agreement attached hereto as Appendix A. Shareholders of Citizens are urged to read carefully the Merger Agreement. For a summary of the Merger, see "SUMMARY--The Merger."

INTRODUCTION; BACKGROUND OF THE MERGER

          Citizens

          Citizens is a banking corporation organized on June 24, 1875 under the national banking laws and headquartered in Ashland, Pennsylvania. Citizens engages in commercial banking authorized under the NBA. This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Citizens owns no subsidiaries.

          As of June 30, 1995, Citizens had three banking offices and total assets of $63.0 million. Its principal executive office, which it owns, is located at 735 Center Street, Ashland, Pennsylvania 17921, and the telephone number at such address is (717) 875-3221. Citizens is not dependent on any one customer, and loss of any customer or a few customers would not have a material adverse effect upon it.

          Citizens Common Stock is not listed on the Nasdaq National Market, the Nasdaq Small-Cap Market or any stock exchange, and Citizens is not subject to the reporting requirements of the Exchange Act. There is no market maker holding an inventory position in Citizens Common Stock, and the trading market for Citizens Common Stock is extremely thin, with approximately 148, 131 and 659 shares known to be traded in 1992, 1993 and 1994, respectively.

          Community

          Community is a Pennsylvania business corporation which was organized in 1982 and became a bank holding company through the acquisition of all of the outstanding stock of Community Banks (formerly Upper Dauphin National Bank) at that time. Community currently has one wholly-owned banking subsidiary, CBNA, and two non-banking subsidiaries, Community Banks Life Insurance Company and Community Bank Investments, Inc. As of June 30, 1995, Community had total assets of approximately $317.5 million. Community Banks Life Insurance Company was incorporated on November 12, 1986 under the laws of the State of Arizona for the purpose of re-insuring credit, life and accident insurance risks. Community Bank Investments, Inc. is a Delaware corporation formed for the purpose of investing in and holding securities. As a bank holding company, Community is registered with the Federal Reserve Board in accordance with the requirements of the Federal Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Federal Reserve Board. Community's common stock is listed for quotation on the Nasdaq National Market under the symbol "CBKI."

          CBNA

          CBNA was established as a national banking institution in 1867 under the name "The First National Bank of Millersburg." CBNA engages in full service banking and trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate and personal trust services. As of June 30, 1995, CBNA had total assets of approximately $312.7 million. CBNA provides banking services at its main office in Millersburg, Pennsylvania, and 16 branch offices in Dauphin, Northumberland, Schuylkill and Luzerne Counties, Pennsylvania. Both Community's and CBNA's principal executive offices are located at 150 Market Square, P.O. Box 350, Millersburg, Pennsylvania 17061. CBNA's telephone number is (717) 692-4781.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

          The terms of the Merger Agreement are the result of arms-length negotiations between representatives of Citizens, Community and CBNA. The Board of Directors of Citizens believes that the terms of the Merger and the Merger Agreement are in the best interests of Citizens and its shareholders.

          In recent years, Citizens has experienced increasingly intense competition from non-banking financial service firms as well as from other bank holding companies and banks. While management of Citizens has succeeded in competing in a market dominated by larger competitors, it is increasingly difficult to keep abreast of new service offerings and to meet a major effort by competitors for new loan customers in the market area. The situation is exacerbated by a dramatic increase over the past several years in regulations governing the operation of banks and bank holding companies. Accompanying this increased regulatory burden are increased reporting requirements and a heightened sensitivity to the serious penalties that might be imposed if regulatory requirements are not met. As a result, the direct overhead cost associated with compliance has increased significantly. Based on the foregoing, the Board of Directors of Citizens concluded that, given the intense competition in its market area, and the increased regulatory burden, affiliation with another financial institution would best serve the interests of the shareholders of Citizens and would enhance the ability of Citizens to continue to serve its customers, both consumer and commercial, in an effective manner.

          In reaching this conclusion, Citizens engaged Berwind to assist it in evaluating its future prospects, including potential opportunities for the sale of Citizens. Berwind was selected for this purpose because of its familiarity with business combinations involving financial institutions in the region. There is no material relationship between Berwind, Community or CBNA. Through the efforts of Berwind, several opportunities were presented and considered by the Board of Directors of Citizens. After a period of extensive negotiations with several companies which had expressed an interest in acquiring Citizens, the Board of Directors of Citizens determined that the most favorable terms were available from Community, resulting in the execution of the Merger Agreement.

          In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interests of, Citizens and its shareholders, the Board of Directors of Citizens consulted with its legal and financial advisors, and considered a number of factors, including, without limitation, the following:


          . Citizens' Board of Directors' familiarity with and review of Citizens' business, operations, earnings, prospects and financial condition;

          . the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations and support functions) that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to the combined institution;

          . the financial strength of CBNA and the composition of its business;

          .    the geographical location of Citizens and CBNA;

          . the financial advice of Berwind and the opinion of Berwind that the consideration to be paid in the Merger to the Citizens' shareholders is fair from a financial point of view;

          . Citizens' Board of Directors' review of alternatives to the Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the bank, and remaining independent and growing through future acquisitions), the range of possible values to Citizens' shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values;

          . Citizens' Board of Directors' review of possible affiliation partners for Citizens other than CBNA; and

          . the current and prospective economic, regulatory and competitive constraints facing financial institutions, including Citizens.

          Citizens' Board of Directors did not assign any specific or relative weight to the factors in their consideration.

          THE BOARD OF DIRECTORS OF CITIZENS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF CITIZENS AND RECOMMENDS THAT CITIZENS' SHAREHOLDERS VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

          Citizens retained Berwind to act as its financial advisor and to render a fairness opinion in connection with the Merger. Berwind has rendered an opinion to the Board of Directors of Citizens that, based upon and subject to the various considerations set forth therein, as of June 27, 1995, and updated as of the date of this Proxy Statement/Prospectus, the Merger is fair, from a financial point of view, to the holders of Citizens Common Stock.

          The full text of Berwind's opinion as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. This section of the Proxy Statement/Prospectus sets forth the material terms of Berwind's opinion; however, the summary of the opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Appendix B to this Proxy Statement/Prospectus.

          Citizens retained Berwind to act as Citizens' financial advisor in connection with the Merger. Berwind was selected to act as Citizens' financial advisor based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets and was selected by Citizens because of its knowledge of, experience with, and reputation in the financial services industry.

          In such capacity, Berwind participated in the negotiations with respect to the pricing and other terms of the Merger, but the decision with respect to the Merger was determined by Citizens' Board of Directors following negotiations with Community. On June 27, 1995, Citizens' Board of Directors approved and executed the Merger Agreement. Berwind delivered an opinion (the "June Opinion") to Citizens' Board stating that, as of such date, the Merger was fair to the shareholders of Citizens from a financial point of view. Berwind reached the same opinion as of the date of this Proxy Statement/Prospectus. The full text of the opinion of Berwind dated as of the date of this Proxy Statement/Prospectus (the "Proxy Opinion"), which sets forth assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus. No limitations were imposed by Citizens' Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the June Opinion or the Proxy Opinion.

          In rendering its Proxy Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of Citizens and Community; (ii) reviewed the Merger Agreement; (iii) reviewed and analyzed the stock market performance of Community; (iv) studied and analyzed the consolidated financial and operating data of Citizens and Community; (v) considered the terms and conditions of the Merger between Citizens and Community as compared with the terms and conditions of comparable bank mergers and acquisitions; (vi) met and/or communicated with certain members of Citizens' and Community's senior management to discuss their respective operations, historical financial statements and future prospects; and (vii) conducted such other financial analyses, studies and investigations as it deemed appropriate.

          Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to Citizens' financial forecasts reviewed by Berwind in rendering its opinion, Berwind assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Citizens as to the future financial performance of Citizens. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Citizens or Community nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Citizens and Community were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

          The following is a summary of selected analyses prepared by Berwind and presented to Citizens' Board in connection with the June Opinion and analyzed by Berwind in connection with the June and Proxy Opinions.

          Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial and operating data for Citizens with those of a peer group of selected banks and bank holding companies with assets less than $100 million, as of the most recent financial period publicly available, located in Schuylkill and surrounding Pennsylvania counties. Financial data and operating ratios compared in the analysis of the Citizens peer group included but was not limited to: return on average assets, return on average equity, net interest margin, capital ratios and certain asset quality ratios. The analysis showed Citizens' return on average assets was ___% compared to the peer group median of ___%, its return on average shareholders' equity was ___% compared to the peer group median of ___%, its shareholders' equity as a percentage of assets was ___% versus the peer group median of ___%, its nonperforming assets as a percentage of loans and other real estate owned was __% compared to the peer group median of ___% and its loan loss reserve as a percentage of nonperforming loans was ___% versus the median of ___% for the peer group.

          Berwind also compared selected financial, operating and stock market data for Community with those of a peer group of selected commercial banks with assets between $250 million and $500 million, as of the most recent period publicly available, located in Maryland, New Jersey and Pennsylvania. Financial, operating and stock market data, ratios and multiples compared in the analysis of the Community peer group included but were not limited to: return on average assets, return on average equity, net interest margin, capital ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield. The analysis showed Community's return on average assets was ___% compared to the peer group median of ___%, its return on average shareholders' equity was ___% compared to the peer group median of ___%, its shareholders' equity as a percentage of assets was ___% versus the peer group median of ___%, its nonperforming assets as a percentage of loans and other real estate owned was ___% compared to the peer group median of ___%, its nonperforming assets and loans past due 90 days or more as a percentage of shareholders' equity and loan loss reserve was ___% compared to the peer group median of ___% and its loan loss reserve as a percentage of nonperforming assets and loans past due 90 days or more was ___% versus the median of ___% for the peer group.

          In addition, the analysis showed that Community's common stock price per share ($_____ on the date of the Proxy Opinion) as a percentage of book value and tangible book value per share was ___% and ___%, respectively, compared to the peer group median of ___% and ___%, respectively, and its common stock price per share as a multiple of latest twelve months' earnings per share of ___ times compared to the peer group median of_____ times.

          Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed reasonably comparable. The transactions deemed reasonably comparable by Berwind included both interstate and intrastate acquisitions announced since January 1, 1995, in which the selling institution's assets were between $25 million and $100 million. Berwind compared ____ transactions located throughout the country and analyzed those transactions in three groups: a national group (___ banks), a regional group (___ banks) and a performance group (___ banks). The national group included transactions throughout the United States; the regional group included transactions involving commercial banking institutions located in Delaware, Maryland and Pennsylvania; and the performance group included transactions involving commercial banking institutions with reported shareholders' equity to assets greater than 10% and return on average assets greater than 1.25%. The median values calculated for price as a percentage of book value were ___%, ___% and ___% for the national, regional and performance group, respectively; the median of price as a percentage of tangible book value was __%, ___% and ___%, for the national, regional and performance group, respectively; and the median of the price as a multiple of latest twelve months' earnings per share was ___, ___ and ___ times for the national, regional and performance group, respectively. These medians compare to the Merger price per share as a percentage of book value, price per share as a percentage of tangible book value and price per share as a multiple of the latest twelve months' earnings of ___%, ___% and ___ times, respectively.

          No company or transaction used in this analysis is identical to Citizens, Community or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

          Discounted Dividend Analyses. Using discounted dividend analyses, Berwind estimated the present value of the future dividend streams that Citizens could produce over a five year period under different assumptions as to dividend pay out levels if Citizens performed in accordance with various earnings growth forecasts. Berwind also estimated the terminal value for Citizens Common Stock after the five year period by applying a range of earnings multiples to Citizens' terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Citizens. The dividend streams and terminal values were then discounted to present value using discount rates reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Citizens Common Stock.

          Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by 1.0 share of Citizens Common Stock prior to the Merger and the shares of Community stock to be received after the Merger based on application of the exchange ratio as determined in conformity with the exchange ratio per the Merger Agreement. The analysis considered, among other things, the changes that the Merger would cause to Citizens' earnings per share, book value per share and indicated dividends. On a per share equivalent basis, Citizens' earnings per share increases ___% from $_____ to $____, its book value per share increases ___% from $____ to $____ and its dividend per share increases ___% from $____ to $____. In reviewing the pro forma combined earnings, equity and assets of Community based on the Merger with Citizens, Berwind analyzed the contribution that Citizens would have made to the combined company's earnings, equity and assets as of and for the latest twelve month period ended March 31, 1995. Berwind also reviewed the percentage ownership that Citizens' shareholders would hold in the combined company.

          In connection with rendering its June Opinion and Proxy Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Citizens' and

Community's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

          In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater significance by Berwind than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion and opinion that the terms of the Merger, as set forth in the Merger Agreement, are fair from a financial point of view to Citizens and its shareholders.

          In connection with delivering its Proxy Opinion, Berwind updated certain analyses described above to reflect current market conditions and events occurring since the date of the Merger Agreement. Such reviews and updates led Berwind to determine that it was not necessary to change the conclusions it had reached in connection with rendering the June Opinion.

          Berwind, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuation for various other purposes and in the determination of adequate consideration in such transactions.

          Berwind's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

          In delivering its June Opinion and Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on Community that would have a material adverse effect on the contemplated benefits of the Merger. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Community after the Merger.

          Pursuant to the terms of the engagement letter dated February 17, 1995, Citizens has paid Berwind $32,500 for acting as its financial advisor in connection with the Merger, including delivering the June and Proxy Opinions. In addition, Citizens also agreed to pay Berwind an aggregate fee (presently estimated to be $154,000, including amounts already paid) equal to 1% of the transaction value of the Merger upon the consummation of the Merger, and to reimburse Berwind for its reasonable out-of-pocket expenses (up to $5,000). Whether or not the Merger is consummated, Citizens has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

          The full text of the Proxy Opinion of Berwind dated as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made and matters considered, is attached as Appendix B to this Proxy Statement/Prospectus. Citizens' shareholders are urged to read the Proxy Opinion in its entirety. Berwind's Proxy Opinion is directed only to the consideration to be received by Citizens' shareholders in the Merger and does not constitute a recommendation to any holder of Citizens Common Stock as to how such holder should vote at the Meeting.

          THE FOREGOING PROVIDES ONLY A SUMMARY OF THE OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS.

          THE OPINION OF BERWIND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CITIZENS' SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.

TERMS OF THE MERGER


          The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated by reference herein. Shareholders of Citizens are urged to read carefully the Merger Agreement.

          Effect of the Merger

          Pursuant to the Merger Agreement, Citizens will be merged with and into CBNA, with CBNA as the surviving entity (sometimes referred to as the "Surviving Corporation"). The shares of common stock of CBNA issued and outstanding immediately prior to the Effective Date (as defined below) will remain outstanding and unchanged after the Merger, and will thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. The articles of association and bylaws of CBNA in effect immediately prior to the Merger will remain in effect as the articles of association and bylaws of the Surviving Corporation. The directors and officers of CBNA immediately prior to the Merger will remain in office as the directors and officers of the Surviving Corporation; provided, however, that Dean N. Paul,
                                           --------  -------
the present Cashier of Citizens, will be appointed to the Board of Directors of CBNA and CBNA's Schuylkill Advisory Board, and will hold such office until the next annual meeting of the shareholders of CBNA. Additionally, CBNA will appoint two additional members of Citizens' Board of Directors to CBNA's Schuylkill Advisory Board.

          Merger Consideration; Conversion Factor

          In connection with the Merger, each share of Citizens Common Stock issued and outstanding as of the Effective Date, other than shares of Citizens Common Stock held by persons who have perfected dissenters rights and shares of Citizens Common Stock held and beneficially owned by Community or any subsidiary of Community which are not held in a fiduciary or similar capacity on behalf of others, will be converted into and become a right to receive shares (the "Conversion Factor") of Community Common Stock, par value $5.00 per share, having a Market Value of $770.00, calculated as follows: if the Market Value Per Share (as defined below) of Community Common Stock as of the close of business on the fifth trading date preceding the Merger is (a) $26.25 per share, the Conversion Factor will be 29.333; (b) less than $26.25 per share, then the Conversion Factor will be increased to the number obtained by dividing $770.00 by the Market Value Per Share of Community Common Stock; provided, however, that
                                                         --------  -------
in no event shall the Conversion Factor be greater than 31.206; or (c) is more than $26.25 per share, then the Conversion Factor will be decreased to the number obtained by dividing $770.00 by the Market Value Per Share of Community Common Stock; provided, however, that in no event shall the Conversion Factor be
              --------  -------
less than 27.673. The Conversion Factor will become fixed if the Market Value Per Share of Community Common Stock is less than $24.67 or more than $27.82; if the Market Vale of Community Common Stock is outside this range, Citizens' shareholders will receive Community Common Stock having a Market Value lower or higher than $770.00. The Merger Agreement defines the term "Market Value Per Share" to mean with respect to a calculation date the average of the closing sales price of Community Common Stock as reported on the Nasdaq National Market for the 30 consecutive trading days ending on and including the date as of which the Market Value Per Share is to be calculated. Additionally, if the sum of the total number of shares of Citizens Common Stock outstanding at the Effective Date exceeds 20,000, then the Conversion Factor will be reduced to the number obtained by multiplying the Conversion Factor times a fraction the numerator of which shall be 20,000 and the denominator of which shall be the total number of shares of Citizens Common Stock outstanding at the Effective Date.

          In addition to the above adjustments, subsequent to the date of the Merger Agreement but prior to the Effective Date, whenever: (a) a record date occurs for the purpose of determining the holders of Community Common Stock entitled to receive a dividend declared payable in shares of Community Common Stock; (b) Community subdivides the outstanding shares of Community Common Stock; (c) Community combines the outstanding shares of Community Common Stock into a smaller number of shares; or (d) Community issues by reclassification of its shares of Community Common Stock any shares of stock of Community, the Conversion Factor also will also be adjusted so that each share of Citizens Common Stock thereafter shall be convertible into and exchangeable for the number of shares of Community Common Stock which the shares of Citizens Common Stock would have represented had such shares of Citizens Common Stock been converted into and exchanged for shares of Community Common Stock prior to the happening of such event and such Community Common Stock had been entitled to the benefit of the happening of such event.

          Closing; Effective Date

          The Merger Agreement provides that the Closing of the Merger will be held at the executive offices of Community at 10:00 a.m. on the Effective Date which date shall not be later than ten business days following the date on which the conditions set forth in the Merger Agreement are satisfied or waived. See "THE MERGER-Terms of the Merger-Conditions Precedent" below.

          Representations and Warranties

          Citizens and Community (with respect to itself, and where applicable, CBNA and other Community subsidiaries) have made certain representations and warranties as set forth in the Merger Agreement. The representations and warranties relate to, among other things, proper organization; articles of association, bylaws and minute books; powers and qualifications of each corporation; subsidiaries; capital structures; leases; litigation; insurance; compliance with environmental laws; material contracts and agreements; classified loans; employee benefit plans; no material adverse change in financial condition; title to real property and other assets; the adequacy of the provision for current taxes payable and other tax matters; authorization of the Merger Agreement; absence of conflict with other agreements and the consents and approvals that will be required for the consummation of the Merger; adequacy of financial statements; brokerage and other fees; the absence of false or misleading statements in certain financial statements, proxy statements, reports, documents or other written material; and the delivery and filing of certain tax returns and reports. Citizens has made an additional representation regarding certain of its investment securities.

          Conduct of Business Pending the Merger

          Citizens has agreed that prior to the Effective Date of the Merger, it will conduct its business in the ordinary course as previously conducted and that it will use its reasonable best efforts: (a) to preserve its respective business and business organization; (b) to keep available to Community the services of its present officers (provided, however, that it shall have the
                                  --------  -------
right to terminate the employment of any such officer for cause in accordance with its established employee procedures); (c) to preserve the good will of its customers and others having business relations with it; (d) to consult with Community as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business; (e) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted); (f) to comply with all laws applicable to it and the conduct of its business; (g) to keep in force, at not less than their present limits, all policies of insurance (including Federal Deposit Insurance Corporation ("FDIC") deposit insurance); (h) to make no material change in the general terms, policies and conditions upon which it presently does business other than in the ordinary course of business; (i) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities; and (j) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

          Community and CBNA have both agreed that prior to the Effective Date of the Merger, Community and each of its subsidiaries will conduct its respective business in the ordinary course as previously conducted and use its reasonable best efforts to: (i) to preserve its respective business and business organization; (ii) to preserve the good will of its customers and others having business relations with it; (iii) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted); (iv) to comply with all laws applicable to it and the conduct of its business; (v) to keep in force at not less than their present limits all policies of insurance (including FDIC deposit insurance); (vi) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities; and (vii) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

          Certain Other Agreements

          Pursuant to the Merger Agreement, Citizens has also agreed (except as expressly permitted by the Merger Agreement or to the extent that Community otherwise consents in writing), that it will not: (a) amend its articles of association or bylaws; enter into any shareholder agreement, understanding or commitment relating to the right to vote its shares of capital stock; or repurchase, redeem or retire or otherwise acquire any share of, or any security convertible into shares of, its capital stock or other equity investment; (b) issue, deliver or sell shares of capital stock or securities convertible into any such shares, or issue or grant any right, option or other commitment for the issuance, delivery or sale of any such shares or securities; (c) declare, set aside, or pay any dividend or other distribution in respect of its capital stock (including, without limitation, any stock dividend or distribution) other than regular quarterly cash dividends payable in accordance with customary dividend policy (which shall mean cash dividends payable with respect to Citizens Common Stock at an annual rate on a calendar year not in excess of $20.50 per share);
(d) enter into or amend, or increase the contribution to or obligation under, any employment contract or any bonus, stock option, profit sharing, pension, retirement, savings, incentive, deferral or similar employee benefit program or arrangement, or authorize the creation of any new or replacement job classifications or staff positions, pay bonuses or other extraordinary compensation, or grant any salary or wage increase except normal individual increases in compensation to employees in accordance with established employee procedures of Citizens; or (e) other than in the Ordinary Course of Business (as defined below), authorize or make any material change in its business or operations; incur any material direct or contingent liabilities or commitments; sell or dispose of any shares of its capital stock, or lease, sell or dispose of any other material part of its assets; establish any new branch banking offices, loan production offices or other offices, or make any capital expenditures in excess in the aggregate of $20,000 (except for ordinary repairs, renewals or replacements); waive or release any right or cancel or compromise any of its debts or claims; or otherwise enter into any material contract, transaction or commitment. For purposes of the Merger Agreement, the "Ordinary Course of Business" consists of the banking business as presently conducted by Citizens and not prohibited by the NBA.

          Citizens has also agreed that: (i) charge-offs and charge-downs of loans will be taken against its allowance for loan losses in the Ordinary Course of Business when a potential loss has been quantified by the executive officers of Citizens; (ii) Community and its counsel, financial advisors and accountants (all of whom shall be bound by the confidential nature of any of the following) will be given full access, upon reasonable request, to Citizens' properties, books, contracts and records, and that Citizens shall furnish all information concerning its affairs as such persons may reasonably request; (iii) it shall use its reasonable best efforts to cause the Merger and the Merger Agreement to be submitted to its shareholders for their consideration and vote, and that the Board of Directors of Citizens, consistent with their fiduciary duties in the opinion of counsel, will recommend that the Merger and the Merger Agreement be approved; (iv) it will deliver to Community a correct and complete list of Citizens' shareholders; (v) it will, separately and jointly with Community, use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all steps necessary to obtain requisite government approvals of the Merger and to cause the Merger to be consummated; (vi) it will give written notice to Community upon becoming aware of any impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations or warranties of Citizens contained or referred to in the Merger Agreement and that it will use its reasonable best efforts to promptly prevent or remedy the same; (vii) it will not take any actions with respect to its business or operations that in its or its accountants' judgment would cause the Merger or any related transaction to fail to meet the relevant criteria for pooling of interests accounting treatment; and (viii) from and after the date the Merger is approved by the shareholders of Citizens until the Effective Date, to consider the recommendations of Community and its accountants with respect to adjustments in its balance sheet, statement of income, statement of stockholders' equity and statement of cash flows at December 31, 1995 and for the 12 months then ending. Citizens has also agreed that in co-operation with Community, it would promptly prepare for inclusion in the Community Registration Statement (as defined below) this proxy statement for the purpose of submitting the Merger Agreement to the Citizens' shareholders.

          Pursuant to the terms of the Merger Agreement, Community and CBNA have agreed: (a) that Community and/or CBNA will use its reasonable best efforts in good faith to take as promptly as practicable all steps necessary to cause the Merger to be consummated as expeditiously as possible; (b) as the sole shareholder of CBNA, Community shall by unanimous shareholder action ratify and confirm the Merger and cause the Board of Directors of CBNA to approve the Merger; (c) that Community will issue shares of Community Common Stock in accordance with the Conversion Factor, and that such shares, when issued and delivered, will be duly authorized and legally and validly issued, fully paid and nonassessable; (d) that prior to the Effective Date, Community will appoint American Stock Transfer and Trust Company as Exchange Agent for the purpose of exchanging certificates in accordance with the terms of the Merger Agreement;
(e) that prior to the Effective Date, separately and jointly with Citizens, Community will use its reasonable best efforts in good faith to take or cause to be taken as promptly as possible all steps necessary to obtain (i) the prior approval of the Merger by the OCC and the Department of Banking, and (ii) all other consents and approvals of government agencies as are required by law or otherwise; (f) that Community shall promptly give written notice to Citizens upon becoming aware of any impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations or warranties of Community contained or referred to in the Merger Agreement and that it will use its reasonable best efforts to promptly prevent or remedy the same; (g) that Community and each of its subsidiaries will give Citizens and its counsel, financial advisors and accountants (all of whom shall be bound by the confidential nature of any of the following) full access, upon reasonable request, to its properties, books, contracts and records, and that they shall furnish all information concerning their respective affairs as Citizens may reasonably request; (h) that Community shall, in good faith, endeavor to place as employees with CBNA or its other subsidiaries, persons who are employees of Citizens immediately prior to the Effective Date on terms and conditions (including salaries and benefits) comparable to those made available to employees of Community, CBNA and its subsidiaries holding similar positions; and
(i) that Community will not take any actions or engage in any transaction following the Merger that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or fail to qualify for pooling of interests accounting treatment. Community has also agreed that it will promptly prepare and file with the Commission a registration statement (the "Community Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering the Community Common Stock to be issued in connection with the Merger.

          Pursuant to the terms of the Merger Agreement, Citizens and Community have both agreed that: (i) each party to the Merger Agreement shall, and shall cause its directors, officers, attorneys and advisors, to maintain (unless otherwise required by applicable law) the confidentiality of all information obtained in connection with the Merger Agreement which is not otherwise publicly disclosed by the other party or publicly available; and (ii) both Community and Citizens shall agree with each other as to the form and substance of any press release related to the Merger Agreement or the transactions contemplated thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto. Citizens and Community have also agreed that they shall use their reasonable best efforts to have the Community Registration Statement declared effective under the Securities Act as soon as may be practicable.

          Conditions Precedent

          The obligations of Citizens and Community to consummate the Merger are subject to, among other things, the satisfaction of the following conditions:
(a) the performance by Citizens and Community of each of their respective obligations under the Merger Agreement and the accuracy of each of Citizens' and Community's respective representations and warranties contained therein; (b) the absence of any material adverse change in the financial condition of each of the respective parties and their subsidiaries; (c) approval of the Merger Agreement and the transactions contemplated therein by the shareholders of Citizens and the sole shareholder of CBNA; (d) the receipt, by each of the respective parties, of a certificate from the other party as to matters specifically enumerated in the Merger Agreement and the opinion of counsel as required therein; (e) the effectiveness of the Community Registration Statement and the absence of stop orders suspending the effectiveness; (f) the receipt of all governmental approvals required by the Merger Agreement; (g) receipt of a letter from Coopers & Lybrand L.L.P., dated the effective date of the Community Registration Statement, as required by the Merger Agreement, subject to satisfaction of the requirements of Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants, if applicable; (h) the receipt of a ruling from the IRS or an opinion from Mette, Evans & Woodside, special counsel to Community, as to certain tax matters; and (i) the Merger is accounted for under the pooling of interests method of accounting.

          The obligations of Citizens to consummate the Merger are further subject to: (i) the listing on the Nasdaq National Market of shares of Community Common Stock to be issued in connection with the Merger; and (ii) the receipt of the Proxy Opinion.

          The obligations of Community to consummate the Merger are further subject to: (a) the receipt of a letter from Citizens' litigation counsel on the Effective Date setting forth pending litigation involving Citizens which was not previously disclosed in writing to Community; (b) the aggregate number of shares of Citizens Common Stock held by persons who have taken the steps required prior to the Effective Date to perfect their right (if any) to be paid the fair value of such shares under the NBA ("Dissenting Shares") are not enough to prevent Community from meeting the continuity of business enterprise requirement of
Section 368(a)(1)(A) of the Code, and the number of Dissenting Shares, plus the number of shares owned by Community or its affiliates, together with the aggregate number of fractional shares with respect to which persons will receive cash in lieu of Community Common Stock pursuant to the Merger Agreement, shall be less than 10% of the number of outstanding shares of Citizens Common Stock or such number, if less, which will allow Community to account for the Merger as a pooling of interest; and (c) the receipt by Community of letters from Citizens' affiliates for purposes of Rule 145 under the Securities Act.

          Waiver; Amendment

          Any provision of the Merger Agreement may be: (a) waived by the party benefitted by the provision; or (b) amended or modified at any time by an agreement in writing duly authorized and executed by each of the parties, except that no amendment which would reduce the amount or change the form of consideration to be delivered to the shareholders of Citizens or alter or change any of the terms or conditions of the Merger Agreement so as to materially adversely affect the shareholders of Citizens, may be made subsequent to Citizens' shareholder approval without obtaining further shareholder approval.

          Termination

          The Merger Agreement provides that it may be terminated by the mutual consent of both Citizens and Community at any time prior to the consummation of the Merger.

          The Merger Agreement further provides that it may be terminated by the Board of Directors of Citizens: (a) if (i) Citizens becomes aware of any material facts or circumstances existing on or after December 31, 1994 affecting Community of which it was not aware as of the date of the Merger Agreement, (ii) a material adverse change in the business or financial condition of Community has occurred, or (iii) there has been a failure, or prospective failure, on the part of Community to comply with its obligations or any conditions applicable to it under the Merger Agreement; (b) on or after May 31, 1996, if (i) any of the conditions to which the obligations of Citizens are subject under the Merger Agreement have not been fulfilled (provided, however, that Citizens shall not
                                   --------  -------
have the right to terminate the Merger Agreement for a period of six months if Community is engaged in litigation or an appeal procedure relating to an attempt to obtain one or more of the government approvals required by the Merger Agreement), or (ii) such conditions have been fulfilled or waived but Community shall have failed to complete the Merger; (c) if the Merger and the Merger Agreement are not approved by the affirmative vote of Citizens' shareholders owning at least two-thirds of its capital stock outstanding at the Meeting, including any adjournment thereof; provided, however, that Citizens and
                                   --------  -------
Community may mutually agree to keep the Merger Agreement in effect to call an additional meeting of the Citizens' shareholders to obtain such shareholder approval; or (d) if the Market Value Per Share of Community on the fifth trading date preceding the Effective Date of the Merger (or, if such date is not a trading day, on the immediately preceding trading day) is less than $22.31 per share; provided, however, that in the event Citizens elects to terminate the
       --------  -------
Merger Agreement in accordance with (d) above, both parties have agreed to a 20 day standstill period from the date of such termination, during which period the parties must attempt in good faith to renegotiate the Conversion Factor, and if required by law, resubmit the Merger for approval by Citizens' shareholders at a special meeting duly called for that purpose. During such 20 day period, Citizens has also agreed it will not merge, consolidate, acquire the assets of (except in the Ordinary Course of Business), or solicit any offers for any of its capital stock or assets, or otherwise enter into any business combination or discussions concerning the same.

          The Merger Agreement further provides that it may be terminated by the Board of Directors of Community: (a) if (i) any of the conditions to which the obligations of Community are subject under the Merger Agreement have not been fulfilled, or (ii) such conditions have been fulfilled or waived by Community but Citizens shall have failed to complete the Merger; (b) if (i) Community becomes aware of any material facts or circumstances existing on or after December 31, 1994 affecting Citizens of which it was not aware as of the date of the Merger Agreement, (ii) a material adverse change in the business or financial condition of Citizens has occurred, or (iii) there has been a failure, or prospective failure, on the part of Citizens to comply with its obligations or any conditions applicable to it under the Merger Agreement; (c) if the Market Value Per Share of Community on the fifth trading date preceding the Effective Date of the Merger (or, if such date is not a trading day, on the immediately preceding trading day) is more than $30.19 per share; provided, however, that in
                                                      --------  -------
the event Community elects to terminate the Merger Agreement in accordance with
(c) above, both parties have agreed to a 20 day standstill period from the date of such termination, during which period the parties must attempt in good faith to renegotiate the Conversion Factor, and if required by law, resubmit the Merger for approval by Citizens' shareholders at a special meeting duly called for that purpose.

          The Merger Agreement further provides that it may be terminated by the Board of Directors of either Citizens or Community if any material action, proceeding or investigation is pending or threatened before any court or administrative agency by any governmental agency or other person challenging, or seeking material damages in connection with, the Merger.

          The Merger Agreement further provides that under the Merger Agreement, the power of termination may only be exercised by written notice, signed on behalf of the party by its Chairperson (or President) and Chief Executive Officer, to the other party. Additionally, termination of the Merger Agreement will not terminate or affect the obligations of Citizens and Community to pay any expenses required by the Merger Agreement, or any other agreement reached between the parties after such termination.

EXPENSES

          Except as discussed under "Termination Fee" below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein shall be paid by the party incurring such costs, except that in the event the Merger is not consummated for any reason other than an Acquisition Proposal, Community and Citizens shall each pay one-half of: (a) the aggregate costs theretofore incurred in printing the Community Registration Statement and this Proxy Statement/Prospectus; (b) the registration fee for the Community Registration Statement; and (c) the fees for filing applications for any government approvals required by the Merger Agreement.

NO SOLICITATION; PURSUIT OF OTHER TRANSACTIONS

          In the Merger Agreement, Citizens has agreed that neither it nor any of its officers or directors shall (and Citizens has agreed to direct and use its reasonable best efforts to cause its employees, agents and representatives, including, without limitation, any investment banker, attorney or accountant retained by it not to) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of Citizens, but excluding the transactions contemplated by the Merger Agreement) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Citizens (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by Citizens' Board of Directors of its fiduciary duties as advised in writing by the Board's counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Citizens has agreed to promptly notify Community of any inquiries or proposals regarding an Acquisition Proposal.

TERMINATION FEE

          If Citizens fails to complete the transactions contemplated in the Merger Agreement by reason of an Acquisition Proposal, the Merger Agreement requires Citizens to reimburse Community for its expenses; provided, further, that such expenses have been agreed by the parties to be $200,000. In connection with such expenses, the Merger Agreement further defines an Acquisition Proposal to mean: (a) the making, other than by Community or any of its subsidiaries or affiliates, of a tender or exchange offer for at least 19.9% of the outstanding shares of Citizens; (b) the acquisition, by any person or group of persons other than Community or any of its subsidiaries or affiliates of beneficial ownership or the right to acquire beneficial ownership of 19.9% or more of the outstanding shares of Citizens (the term "group" and "beneficial ownership" having the meanings assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); (c) the making by any person, other than Community or any of its subsidiaries or affiliates, by public announcement or communication to Citizens, of a firm proposal to (i) acquire Citizens, by merger, consolidation, purchase of all or substantially all of its assets or other similar transaction, or (ii) make any such tender or exchange offer as described in (a) above; (d) the failure of Citizens' shareholders to approve the Merger at a meeting called for such purposes if at the time of such meeting there has been an announcement by a person to acquire 19.9% or more of the outstanding shares of Citizens, or to acquire, merge or consolidate with Citizens, or to purchase all or substantially all of Citizens' assets.

CONTINUED EMPLOYMENT OF CITIZENS' EMPLOYEES

          Pursuant to the terms of the Merger Agreement, Community has agreed, in good faith, to endeavor to place as employees with CBNA or its other subsidiaries, persons who are employees of Citizens immediately prior to the Effective Date on terms and conditions (including salaries and benefits) comparable to those made available to employees of Community, CBNA and its other subsidiaries holding similar positions. Such persons as are so employed after the Effective Date shall have such titles as are appropriate and consistent with Community's then existing personnel structure. Community has also agreed to continue the compensation of Citizens' employees at the same levels in effect on the Effective Date through December 31, 1996, subject to Community's right to terminate any employee of Citizens for cause after the Effective Date.

INDEMNIFICATION OF CITIZENS' OFFICERS AND DIRECTORS; INSURANCE

          In the Merger Agreement, Community has agreed to indemnify and hold harmless, for a period of six years following the Effective Date, each present and former director and officer of Citizens determined as of the Effective Date (the "Indemnified Parties") against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceedings or investigation, whether civil, criminal, administrative or investigative, arising out of an Indemnified Matter. Pursuant to the Merger Agreement, an "Indemnified Matter" includes any matter directly or indirectly involving transactions contemplated by or required in connection with the Merger Agreement, as well as any matter existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such persons were entitled to be indemnified under Citizens' articles of association or bylaws in effect as of the date of the Merger Agreement, but only to the extent permitted by applicable law (and Community and CBNA shall also advance expenses as incurred to the fullest extent to which such persons were entitled under Citizens' articles of incorporation or articles of association and bylaws as in effect on the date of the Merger Agreement (to the fullest extent permitted under applicable law), provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). An Indemnified Matter does not include any action or omission by an Indemnified Party resulting from such person's gross negligence or deliberate misconduct, or any action by the OCC resulting in civil money penalties or other determination by the OCC of a breach of duties. Community has also agreed, for a period of two years after the Effective Date, to use its reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Citizens; provided, however, that Community or CBNA may substitute therefor policies of comparable coverage; and provided further that in no event shall Community or CBNA be obligated to expend any amount per annum in excess of 110% of the total amount of annual premiums paid as of the date of the Merger Agreement by Citizens for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Community has agreed to use its reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

CBNA SHAREHOLDER APPROVAL

          The Merger is conditioned upon the approval by the sole shareholder of CBNA (i.e., Community) of the Merger and the Merger Agreement. Under the Merger Agreement, Community, as the sole shareholder of CBNA, has agreed, by unanimous consent, to ratify and confirm the Merger and cause the Board of Directors to approve the Merger and the Merger Agreement.

LISTING

          The Merger Agreement provides that Community will file an application to list, on the Nasdaq National Market, the shares of Community Common Stock to be issued in the Merger.

EXCHANGE PROCEDURE

          Appointment of Exchange Agent

          Prior to the Effective Date, Community will appoint American Stock Transfer and Trust Company as Exchange Agent for the purpose of exchanging certificates representing shares of Community Common Stock. Thereafter, Community will issue and deliver to the Exchange Agent shares of Community Common Stock, and will pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Citizens Common Stock entitled to cash in lieu of fractional shares. Any Community Common Stock and any amounts of cash delivered to the Exchange Agent and unclaimed at the end of two years from the Effective Date will be repaid to Community, in which event the persons entitled thereto shall only look to Community for payment thereof; provided, however, that if Community shall, as required by law, pay to the
--------  -------
Commonwealth of Pennsylvania any unclaimed Community Common Stock or monies so repaid to Community, those persons may thereafter look only to the Commonwealth of Pennsylvania for payment thereof.

          Procedure

          As soon as practicable after the Effective Date of the Merger, holders of shares of Citizens Common Stock will be furnished a form letter of transmittal for the tender of their shares to the Exchange Agent to be exchanged for new certificates for the appropriate number of shares of Community Common Stock. Community will be required to issue Community Common Stock only upon the actual surrender of Citizens shares and will require an indemnity agreement or a bond from any Citizens' shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of the certificate.

          As of the Effective Date of the Merger, Community will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Community Common Stock issuable in the Merger and a sufficient amount of cash in lieu of fractional shares payable in the Merger. Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Citizens Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date of the Merger, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Community Common Stock ("New Certificates"), together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates.

          Until Old Certificates have been surrendered and exchanged for New Certificates, each outstanding Old Certificate shall be deemed, for all corporate purposes of Community, to be the number of whole shares of Community Common Stock into which the number of shares of Citizens Common Stock shown thereon have been converted. At the option of Community, no dividends or other distributions which are declared on Community Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner described above, but upon such surrender, such dividends or other distributions, from and after the Effective Date of the Merger, will be paid to such persons in accordance with the terms of such Community Common Stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

REGULATORY APPROVALS

          The Merger is subject to approval by the OCC under the federal Bank Merger Act ("BMA"), which requires that the OCC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the OCC from approving the Merger: (a) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (b) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anti-competitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BMA, the Merger may not be consummated until the 30th day following the date of the OCC approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC's approval unless a court specifically orders otherwise. An application pursuant to the BMA was filed with the OCC on September 8, 1995. There can be no assurance that the OCC will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. IF AND WHEN THE OCC DOES GRANT ITS APPROVAL: (i) IT WILL ONLY REFLECT THE OCC's VIEW THAT THE TRANSACTION DOES NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT THE TRANSACTION IS CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS; (ii) IT WILL NOT BE AN OPINION BY THE OCC THAT THE PROPOSED TRANSACTION IS FAVORABLE TO THE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW OR THAT THE OCC HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE TRANSACTION; AND (iii) IT WILL NOT BE AN ENDORSEMENT OR RECOMMENDATION BY THE OCC OF THE MERGER.

          The approval of the Pennsylvania Department of Banking must also be obtained before the Merger can be consummated. On September 8, 1995, an application was filed with the Department of Banking seeking approval of the Merger. There can be no assurance that the Department of Banking will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval.

          Citizens, Community and CBNA are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

          The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that all such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement. There can likewise be no assurance that the U.S. Department of Justice or the state Attorney General will not challenge the Merger, or if such a challenge is made, as to the result thereof.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          As of the Record Date, the directors and executive officers of Citizens may be deemed to be beneficial owners of 3,255 shares of Citizens Common Stock, or 16.275% of the then outstanding shares of Citizens Common Stock.

          The Merger Agreement provides that from and after the Effective Date, through the sixth anniversary of the Effective Date, Community will provide indemnification to each person who is at the Effective Date, or has been at any time prior to the Effective Date, an officer or director of Citizens against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such persons were entitled under the articles of association or bylaws of Citizens in effect on the date of the Merger Agreement, to the extent permitted under applicable law, to indemnify such person (and Community shall also advance expenses as incurred to the fullest extent to which such persons were entitled under the articles of association and bylaws as in effect on the date of the Merger Agreement (to the extent permitted under applicable law), provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          The Merger Agreement also provides that for a period of two years after the Effective Date, Community shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Citizens (provided that Community or CBNA may substitute policies of comparable coverage); provided, however, that in no event
                                             --------  -------
will Community be obligated to expend, in order to maintain such insurance coverage, any amount per annum in excess of 110% of the total amount of the annual premiums paid as of the date of the Merger Agreement by Citizens for such insurance.

          Additionally: (i) Dean N. Paul, the present Cashier of Citizens, will be appointed to the Board of Directors of CBNA and CBNA's Schuylkill Advisory Board, and will hold such office until the next annual meeting of the shareholders of CBNA; and (ii) two additional members of the present Board of Directors will be appointed by CBNA to CBNA's Schuylkill Advisory Board. See "THE MERGER-Terms of the Merger-Effect of the Merger."

ACCOUNTING TREATMENT

          Community intends to treat the Merger as a pooling of interests for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the anticipated material federal income tax consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to that shareholder. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Citizens' shareholder is advised to consult with his or her own tax advisor as to the specific tax consequences of the Merger.

          It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for income tax purposes: (i) the Merger of Citizens with and into CBNA upon the terms and conditions of the Merger Agreement will not result in any recognized gain or loss to Community, CBNA or Citizens; (ii) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Citizens Common Stock who receive Community Common Stock in exchange for the shares of Citizens Common Stock which they hold; (iii) the holding period of Community Common Stock received in exchange for Citizens Common Stock will include the holding period of Citizens Common Stock for which it is exchanged, assuming the shares of Citizens Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and
(iv) the basis of Community Common Stock received in exchange for Citizens Common Stock will be the basis of Citizens Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

          The obligations of the parties to consummate the Merger is conditioned upon the receipt of a ruling from the IRS or an opinion from Mette, Evans & Woodside, counsel to Community, substantially to the effect that the federal income tax consequences of the Merger are as summarized above.

          Assuming that the Merger satisfies all of the requirements of a reorganization within the meaning of Section 368(a) of the Code, the Merger will have the following tax consequences to a Citizens' shareholder: except for any cash received in lieu of any fractional share, no gain or loss will be recognized by a Citizens' shareholder who exchanges his or her shares for Community Common Stock. The tax basis of the Community Common Shares received by a shareholder will be equal to the tax basis of the Citizens Common Shares exchanged therefor (less any basis attributable to fractional shares for which cash is received), and, if the Citizens Common Shares surrendered were a capital asset in the hands of the Citizens' shareholder, the holding periods of the Community Common Shares received by the shareholder will include the holding periods for the Citizens Common Shares.

          EACH CITIZENS' SHAREHOLDER IS ENCOURAGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND NOT COMMON TO SHAREHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF SHARES OF COMMUNITY COMMON STOCK RECEIVED IN THE MERGER.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

          Under Section 215a(b) of Title 12 of the United States Code ("Section 215a(b)"), any holder of shares of Citizens Common Stock who does not wish to accept the consideration pursuant to the Merger has the right to seek an appraisal and be paid the "value" in cash of such holder's Citizens Common Stock on the Effective Date, provided that such holder complies with the provisions of
Section 215a(b).

          The following is a summary of the material statutory procedures to be followed by a holder of Citizens Common Stock in order to dissent from the Merger and perfect appraisal rights under Section 215a(b). This summary discusses all material provisions of Section 215a(b) but is not intended to be complete and is qualified in its entirety by reference to Section 215a(b), the text of which is set forth in Appendix C hereto. Any shareholder considering demanding appraisal is advised to consult legal counsel because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights.

          Holders of record of Citizens Common Stock who desire to exercise their appraisal rights must fully satisfy all of the following conditions. Each holder must either: (a) vote against the Merger and the Merger Agreement at the Meeting; or (b) give notice in writing at, or prior to, the Meeting that such holder dissents from the Merger and the Merger Agreement to The Citizens' National Bank of Ashland, 735 Center Street, Ashland, Pennsylvania 17921,
Attention: Dean N. Paul, Secretary.

          Voting in favor of the ratification, confirmation and approval of the Merger and the Merger Agreement, or abstaining from the vote on the ratification, confirmation and approval of the Merger and the Merger Agreement without providing the written notice referred to above, will constitute a waiver of the shareholder's right of appraisal and will nullify any written demand for appraisal submitted by the shareholder.

          This right is further conditioned upon written request of appraisal being made to Community, addressed to Community Banks, Inc., 150 Market Square, Millersburg, Pennsylvania 17061, Attention: Susan Lebo, Secretary, at any time within 30 days after the date of consummation of the Merger. Such written request must be accompanied by the surrender of the dissenting shareholder's stock certificates.

          Under Section 215a(b), the value of the shares of dissenting shareholders who give the required notice is intended to be ascertained as of the Effective Date by an appraisal made by a committee of three persons, composed of: (i) one person selected by the vote of the holders of the majority of the shares of Citizens Common Stock, the owners of which are entitled to payment in cash; (ii) one person selected by the Board of Directors of Community; and (iii) one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of such holder's shares, appeal to the OCC, which will cause a reappraisal to be made, and such reappraisal will be final and binding as to the value of such shares.

          If, within 90 days from the date of consummation of the Merger, one or more of the appraisers is for any reason not selected as provided above, or the appraisers fail to determine the value of such shares, the OCC is obligated, upon written request of any interested party, to cause an appraisal to be made, and such appraisal will be final and binding on all parties. The costs and expenses of any such appraisal are required to be determined by the committee and shall be assessed against Community. Unless Community or the dissenting shareholders seek judicial review of the appraisal, the appraised value of the shares must be promptly paid to the dissenting shareholders by Community out of the funds deposited in an escrow account established therefor.

          Attached to this Proxy Statement/Prospectus as Appendix D/1/ is a bulletin issued by the OCC with respect to the methods and recent results of OCC appraisals. HOLDERS OF CITIZENS COMMON STOCK SHOULD CAREFULLY CONSIDER APPENDIX D AND SHOULD CONSULT WITH THEIR LEGAL COUNSEL REGARDING THEIR RIGHT TO DISSENT FROM THE MERGER AND TO RECEIVE THE APPRAISED VALUE OF THEIR SHARES OF CITIZENS COMMON STOCK. FAILURE TO FOLLOW PRECISELY ANY STEP REQUIRED BY SECTION 215a(b) IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS.


                              REGULATORY MATTERS

GENERAL

          Community is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a bank holding company, Community is subject to the regulation and supervision of the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Additionally, bank holding companies are generally prohibited by the BHCA from engaging in nonbanking activities, subject to certain exceptions.

          Citizens and CBNA are both national banking associations subject to the regulation and supervision of the OCC. Citizens and CBNA are also both "insured depository institutions" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and are members of the Federal Reserve System. Citizens and CBNA are also subject to various requirements and restrictions under federal law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Citizens and CBNA. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

          Community is a Pennsylvania business corporation, and as such, is subject to the provisions of the PBCL. The PBCL provides that a corporation is generally permitted to pay dividends unless, after giving effect thereto, the corporation would be unable to pay its debts as they become due in the usual course of business or the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed upon dissolution to satisfy the preferential rights of shareholders whose preferential rights on dissolution are superior to those receiving the dividends.


___________________________

/1/ As indicated in Appendix D, with respect to the chart of appraisal results of the OCC included therein, please be advised that: (i) the OCC did not rely on all information set forth in the chart in performing each appraisal; and (ii) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

          It is important to note that Community is also a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Community, including cash flow to pay dividends on Community Common Stock, is dividends from CBNA and Community's other subsidiaries. As discussed below, there are statutory and regulatory limitations on the payment of dividends by CBNA.

          Citizens and CBNA are both national banking associations. Federal law imposes both capital and earning limitations on the payment of dividends by national banking associations.

          Capital Limitations

          Generally, federal law prohibits national banks from withdrawing, or permitting to be withdrawn, either in the form of dividends or otherwise, any portion of its capital. Federal law also provides that if losses are sustained at any time by a national bank equal to or exceeding its undivided profits then on hand (as defined and interpreted by regulation), no dividend may be made. Additionally, no dividend may be made by a national bank while it continues its banking operations, in an amount greater than its net profits then on hand (as defined and interpreted by regulation), less its losses and bad debts (as defined and interpreted by regulation). These capital limitations do not apply to a national bank's preferred stock dividends (if any); however, if the undivided profits of a national bank are not sufficient to cover a proposed dividend on its preferred stock, the proposed dividend will constitute a reduction in capital under federal regulations.

          Earnings Limitations

          Federal law also provides that a national bank may declare a dividend equal to a certain amount of its net profits (as defined and interpreted by regulation) as it judges expedient, except that until its respective surplus fund equals its common capital, no dividends may be declared unless not less than one-tenth part of its net profits of the preceding half year (in the case of quarterly or semiannual dividends) or not less than one-tenth part of its net profits of the preceding two consecutive half years (in the case of annual dividends) has been carried to the surplus fund.

          Under federal laws, national banks are also required to receive the approval of the OCC before declaring a dividend if the amount of all dividends (common and preferred), including the proposed dividend, declared by it in any calendar year exceeds the total of its net profits of that year to date, combined with its retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. National banks are also required to receive the prior approval of the OCC for the payment of dividends if the total of all dividends declared by its board of directors in any year will exceed the total of its net profits (as defined and interpreted by regulation) of that year, combined with its retained net profits (as defined and interpreted by regulation) of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. These earning limitations also apply to dividends on national bank preferred stock (if any).

          Other Limitations

          Federal law also provides that if a national bank has preferred stock, no dividends may be declared or paid on its common stock until all cumulative dividends on its preferred stock have been paid in full.

          Additionally, the OCC has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), an insured bank may not pay any dividend if payment would cause it to become undercapitalized. In addition, no dividend payments are permitted once an insured bank is undercapitalized. See "REGULATORY MATTERS-Federal Deposit Insurance Corporation Improvement Act of 1991." Moreover, the Federal Reserve Board, the OCC and the FDIC have issued policy statements which provided that bank holding companies and FDIC insured banks should generally only pay dividends out of current operating earnings.

HOLDING COMPANY STRUCTURE

          Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to make capital injections into a troubled subsidiary bank, and the Federal Reserve Board may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. A required capital injection may be called for at a time when the holding company does not have the resources to provide it. Any capital loans by a holding company to its subsidiary bank would be subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank.

          In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by, the FDIC after August 9, 1989 in connection with: (a) the default of a commonly controlled FDIC-insured depository institution; or (b) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured depository institution of Community causes a loss to the FDIC, other insured subsidiaries of Community could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss.

          For a description of certain other requirements relating to capital distributions between depository institutions and bank holding companies and the potential obligation of a bank holding company to guarantee the capital restoration plans of any of its undercapitalized depository institution subsidiaries, see "REGULATORY MATTERS-Federal Deposit Insurance Corporation Improvement Act of 1991."

CAPITAL ADEQUACY

          Bank holding companies are required to comply with risk-based capital guidelines established by the Federal Reserve Board. The guidelines, which were fully phased in at the end of 1992, establish a framework that is intended to make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and take off-balance sheet exposures into explicit account in assessing capital adequacy. The risk-based ratios are determined by allocating assets and specified off-balance sheet commitments into four risk-weight categories, with higher levels of capital being required for categories perceived as representing greater risk. As national banks, Citizens and Community are subject to substantially similar capital requirements pursuant to OCC regulations.

          Generally, under applicable guidelines, a banking organization's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2", or supplementary capital, includes, among other things, cumulative perpetual preferred stock (subject to certain exceptions), hybrid capital instruments, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital. The Tier 1 component must comprise at least 50% of the qualifying total capital.

          Banking organizations that are subject to the guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when an organization's particular circumstances warrant. For example, under the OCC's regulations, higher capital ratios may be appropriate for a bank that: (a) is newly chartered; (b) is receiving special supervisory attention; (c) has, or is expected to have, losses resulting in capital inadequacy; (d) has significant exposure due to interest rate risk, the risks from concentrations of credit and certain other risks; (e) has exposure due to fiduciary or operational risk; (f) is exposed to a high degree of asset depreciation or a low level of liquid assets in relation to short term liabilities; (g) has exposure to a high volume of, or particularly severe, loans; (h) is growing rapidly, either internally or through rapid acquisitions; or (i) may be adversely affected by the activities or condition of its holding company, affiliates or other persons or institutions with which it has significant relationships.

          The Federal Reserve Board, the FDIC and the OCC have also adopted leverage capital guidelines to which Community, CBNA and Citizens are subject. The guidelines provide for a minimum leverage ratio (Tier 1 capital to adjusted total assets) of 3% for financial institutions that have the highest regulatory examination ratings and are not experiencing or anticipating significant growth. Financial institutions not meeting these criteria are required to maintain leverage ratios of at least one to two percentage points higher.

          On August 9, 1995, the federal banking agencies issued a Final Rule and Policy Statement ("Final Rule") revising risk-based capital rules to take account of interest rate risk. The Final Rule offers alternative approaches for determining the additional amount of capital, if any, that a bank may be required to have for interest rate risk. The first approach is to reduce a bank's risk-based capital ratios by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach is to assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. Citizens cannot assess, at this point, the impact that the Final Rule will have on its capital requirements.

          On December 23, 1994, the federal banking agencies issued a Final Rule on respective risk-based capital requirements that explicitly identifies concentration of credit risk with certain risks arising from nontraditional activities, and the management of such risks, as important factors to consider in assessing an individual's overall capital adequacy. The Final Rule does not, however, mandate any specific adjustments to the risk-based capital calculations as a result of such factors.

          On December 31, 1994, the Federal Reserve Board amended its risk-based capital standards to increase the amount of capital required under such standards for long-dated interest rate and exchange rate contracts and for derivative contracts based on equity securities and indexes, precious metals (other than gold) and other commodities. The amendment permits banking institutions to recognize the effect of bilateral netting arrangements in calculating their exposure to derivative contracts for risk-based capital purposes. Community does not expect this amendment to have a material effect on its financial condition or results of operations.

          Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital, and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under "REGULATORY MATTERS-Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions.

          The following table sets forth, as of June 30, 1995, the capital ratios of Citizens, Community and CBNA:

                                      Citizens     Community     CBNA      Required
                                      --------     ---------     ----      --------
 Tier 1 risk-based capital ratio      38.30%       15.6%         14.2%        4%

 Total risk-based capital ratio       39.55%       17.4%         15.3%        8%

 Leverage Ratio                       14.84%       19.2%         9.5%       3-5%

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

          In December, 1991, Congress enacted FDICIA which substantially revised the bank regulatory and funding provisions of the FDIA and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things: (a) a recapitalization of the Bank Insurance Fund of the FDIC (the "BIF") by increasing the FDIC's borrowing authority and providing for adjustments in its assessment rates; (b) annual on-site examinations of federally-insured depository institutions by banking regulators; (c) publicly available annual financial and management reports for financial institutions, including audits by independent accountants; (d) the establishment of uniform accounting standards by federal banking agencies; (e) the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital; (f) additional grounds for the appointment of a conservator or receiver; (g) a requirement that the FDIC use the lease-cost method of resolving cases of troubled institutions in order to keep the costs to insurance funds at a minimum; (h) more comprehensive regulation and examination of foreign banks; (i) consumer protection provisions including a Truth-in-Savings Act; (j) a requirement that the FDIC establish a risk-based deposit insurance assessment system; (k) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements; and (l) certain additional limits on deposit insurance coverage.

          A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is "well capitalized" if it has: (i) total risk-based capital ratio or 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6% or greater; (iii) a leverage ratio of 5% or greater; and (iv) is not subject to any order, regulatory agreement or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has: (a) a total risk-based capital ratio of 8% or greater; (b) a Tier 1 capital ratio of 4% or greater; and (c) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A depository institution is considered: (i) "under-capitalized" if it has (a) a total risk-based capital ratio of less than 8%; (b) a Tier 1 risk-based capital ratio of less than 4%; or (c) a leverage ratio of less than 4% (or 3% in the case of an institution with a CAMEL rating of 1); (ii) "significantly undercapitalized" if it has: (a) a total risk-based capital ratio of less than 6%; (b) a Tier 1 risk-based capital ratio of less than 3%; or (c) a leverage ratio of less than 3%; and (iii) "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2%. An institution may be deemed by regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

          FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fees to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company in respect of any capital restoration plan is limited to the lesser of: (a) an amount equal to 5% of the depository institution's total assets at the time it became under capitalized; and (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

          Significantly undercapitalized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock in order to become adequately capitalized, requirements to reduce total assets and orders to stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

          FDICIA also provides for increased funding of the FDIC insurance funds. The FDIC has adopted final rules implementing, for assessment periods commencing January 1, 1994, risk-based insurance premiums. Under the assessment system, each depository institution is assigned to one of nine risk classifications based upon certain capital and supervisory measures and, depending upon its classification, will be assessed premiums ranging from .23% to .31% of domestic deposits. In adopting the risk-based assessment system, the FDIC indicated that, if future conditions so warrant, it may reconsider certain aspects of the rate schedules and of the risk classification categories. In addition, the FDIC has authority to impose special assessments from time to time.

          FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

INTERSTATE BANKING LEGISLATION

          The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted into law on September 29, 1994. The law provides that, among other things, substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies will be eliminated effective on September 29, 1995. The law will also permit interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or to set an earlier effective date.


                      COMPARISON OF SHAREHOLDERS' RIGHTS


INTRODUCTION

          Upon consummation of the Merger, holders of Citizens Common Stock, whose rights presently are governed by the NBA and Citizens' articles of association (the "Citizens Articles") and bylaws (the "Citizens Bylaws"), will become shareholders of Community Common Stock. Accordingly, their rights will be governed by the BHCA, the PBCL and Community's articles of incorporation (the "Community Articles") and bylaws (the "Community Bylaws"). Certain differences arise from differences between the Citizens and Community Articles and Bylaws, as well as from differences in treatment under the NBA, the BHCA and the PBCL. The following discussion is not intended to be a complete statement of all differences affecting the rights of shareholders, but summarizes material differences and is qualified in its entirety by reference to applicable national laws, Pennsylvania corporate laws and the articles of incorporation and bylaws of Citizens and Community.

DIVIDENDS

          Citizens

          The ability of Citizens to pay dividends is governed by the NBA and the regulations of the OCC thereunder. See "REGULATORY MATTERS-Payment of Dividends" for a general discussion.

          Community

          The ability of Community to pay dividends is governed by the PBCL and certain other statutory and regulatory limitations applicable to bank holding companies. See "REGULATORY MATTERS-Payment of Dividends" for a general discussion.

VOTING RIGHTS GENERALLY

          Citizens

          With respect to all matters on which shareholders are entitled to vote, shareholders of Citizens Common Stock are entitled to one vote per share. Pursuant to the NBA, shareholders of national banks, such as Citizens, have cumulative voting rights in the election of directors. Accordingly, in such elections, each shareholder of Citizens is entitled to as many votes as shall equal the number of shares owned, multiplied by the number of directors to be elected, and may cast all such votes for a single nominee or may distribute them among two or more nominees.

          In accordance with Section 72 of the NBA, the Citizens Articles provide that members of the Citizens' Board of Directors must consist of Citizens shareholders. Except in cases where by law a larger vote is required (i.e., the Merger), any action to be taken by vote of the Citizens shareholders shall be authorized upon receipt of the affirmative vote of a majority of the shares of Citizens Common Stock represented and entitled to vote at a shareholders' meeting.

          Community

          With respect to all matters on which shareholders are entitled to vote, holders of shares of Community Common Stock are entitled to one vote per share. According to the PBCL, shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. The Community Articles provide that no cumulative voting shall exist. Members of the Community Board of Directors do not have to consist of Community shareholders. The election of the Board may be accomplished by the affirmative vote of a majority of the shares of Community Common Stock represented and entitled to vote at a shareholders' meeting. The amendment of the Community Articles or the authorization of any corporate action (defined by the Community Articles to include the amendment of certain articles of the Community Articles, the removal of one or more directors, or any Business Combination (as that term is defined in the Community Articles)) may only be accomplished by the affirmative vote of at least 75% of the votes which all shareholders are entitled to cast thereon; provided, however, that if 66 2/3% of the entire Board of Directors of Community
--------  -------
recommends approval of an amendment or the corporate action, the corporate action will be authorized if there are cast in its favor at least 66 2/3% of the votes which all shareholders are entitled to cast thereon.

CLASSIFIED BOARD OF DIRECTORS

          Citizens

          The Citizens Board of Directors is not classified. Any shareholder seeking to elect its designees to a majority of the seats on the Citizens Board of Directors, therefore, could do so at any annual meeting.

          Community

          The PBCL permits a corporation's board of directors to be divided into various classes serving staggered terms of office. The Community Bylaws provide that the Board of Directors of Community be divided into four classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a four-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. At least three annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors of Community. Such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Community.

NUMBER OF DIRECTORS; TERM

          Citizens

          In accordance with Section 71 of the NBA, the Citizens Articles establish the number of directors to be no less than five and no more than twenty-five. The exact number of members of the Board of Directors of Citizens is determined by the affirmative vote of a majority of the shareholders entitled to vote. Currently, there are eight persons serving on Citizens' Board of Directors. The term of office for each director is one year, and until their successors are elected and have qualified.

          Community

          The Community Bylaws establish the number of directors to be no less than five and no more than twenty-five. The exact number of members of the Board of Directors of Community is determined by the Board of Directors of Community. The term of office for each director is four years with the term of office of at least one class expiring each year.

REMOVAL OF DIRECTORS

          Citizens

          Neither the NBA nor the regulations promulgated by the OCC thereunder provide for the removal of a director from a national bank's board of directors by the bank's shareholders. The Citizens Articles and Bylaws are also silent on the issue. Accordingly, Citizens' shareholders do not have the right to remove a director from office.

          Community

          The PBCL provides that shareholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The Citizens Articles provide that one or more directors may be removed (with no express requirement that such removal be for cause only) by the shareholders of Community if at least 75% of the votes which all shareholders are entitled to cast thereon are cast in favor of the removal, or, alternatively, if 66 2/3% of the entire Board of Directors of Community recommend such removal, if at least 66 2/3% of the votes which all shareholders are entitled to cast thereon are cast in favor of the removal.

QUALIFICATIONS OF DIRECTORS

          Citizens

          Section 72 of the NBA requires that every director of a national bank be a citizen of the United States. It also requires that at least two-thirds of the directors must have resided in the state, territory or district in which the national bank is located, or at least within 100 miles of the location the bank's office, for at least one year immediately preceding their election, and must be residents of such state or within a 100 mile territory of the location of the bank during their continuation in office (with certain exceptions for subsidiaries or affiliates of foreign banks). Additionally, the NBA also requires that every director must own in his or her own right either shares of the capital stock of the bank or which he or she is a director in an aggregate par value not less than $1,000 (or an equivalent interest, as determined by the OCC, in any company which has control over such bank). A smaller aggregated par value (i.e., $500) is required for banks with capital that does not exceed $25,000. The Citizens Articles and Bylaws do not require any additional qualifications for Citizens' directors.

          Community

          The PBCL provides that a director of a business corporation must be a natural person of full age. However, the PBCL does not require that a director be a resident of Pennsylvania or a shareholder of the corporation, unless otherwise provided in a corporation's articles or bylaws. The Community Bylaws require that its directors be shareholders of the corporation. Additionally, the Community Bylaws limit the age of the corporation's directors to 75.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

          Both the Citizens Bylaws and the Community Bylaws provide that vacancies occurring on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors even if the number of remaining directors constitutes less than a quorum. Any director so chosen shall have a term of office continuing only until the next election of directors.

CALL OF SPECIAL SHAREHOLDERS' MEETING

          Citizens

          Special meetings of the shareholders of Citizens may be called by: (a) the Board of Directors; or (b) any three or more shareholders owning, in the aggregate, not less than 10% of the stock of Citizens.

          Community

          Special meetings of the shareholders of Community may be called by:
(a) the President; (b) the Chairperson of the Board of Directors; (c) a majority of the Board of Directors; or (d) shareholders entitled to cast at least one-third of the votes which all shareholders are entitled to cast at any particular meeting. Such meeting shall be called by the Secretary no later than ten days and no more than sixty days following the request for such meeting.

NOTICE OF SHAREHOLDERS' MEETINGS

          Citizens

          Notice of a Citizens shareholders' meeting must be delivered at least ten days in advance of the scheduled meeting. Such notice must contain the time, place and purpose of the meeting. OCC regulations further require that in certain instances, such notice must also be given by certified or registered mail, by publication, or both.

          Community

          Notice of a Community shareholders' meeting must be delivered at least five days in advance of the scheduled meeting. Such notice must contain the time, place, day and purpose of the meeting.

QUORUM REQUIREMENTS AND ADJOURNMENT OF MEETINGS

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at a meeting constitutes a quorum for both a Citizens shareholders' meeting and a Community shareholders' meeting. Shareholders present at a duly convened Citizens or Community meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. In the case of a Citizens or Community meeting called for the election of directors, such meeting may be adjourned for any period not exceeding fifteen days; those Citizens or Community shareholders who attend the meeting which had previously been adjourned shall, even if they are less than a quorum, constitute a quorum for the purpose of electing directors, but for no other purpose.

          If a quorum is not present at a Citizens or a Community shareholders meeting, no business may be transacted except to adjourn to a future time.

DISSENTERS RIGHTS

          Citizens

          Under the NBA, a shareholder of a national bank is entitled to dissent and obtain the value of his or her shares in cash in the event of: (a) the consummation of a conversion into or a merger or consolidation with a state bank in the same state; or (b) the approval by the OCC of the consolidation with or merger into a national bank. See "THE MERGER-Appraisal Rights of Dissenting Shareholders" for a general discussion.

          Community

          Under the PBCL, shareholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a plan of merger, consolidation, share exchange, asset transfer or division. Additionally, Subchapter 25E of the PBCL, which applies to Community, provides shareholders of a registered corporation remedies similar to dissenters rights where a person or group acquires 20% or more of the voting shares of the registered corporation.

LIMITATIONS ON DIRECTORS' LIABILITY

          Both the Citizens Bylaws and the Community Bylaws provide that directors shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under applicable Pennsylvania law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

These provisions, however, do not apply to the responsibility or liability of a director for the payment of taxes pursuant to local, state or federal law.

INDEMNIFICATION

          Citizens

          OCC regulations promulgated under the NBA permit a national bank, in certain circumstances, to provide in its articles of association for the indemnification of directors, officers and employees for expenses reasonably incurred in actions to which the directors, officers or employees are parties or potential parties by reason of the performance of their official duties. The Citizens Articles do not provide for such indemnification.

          Community

          Sections 1741 and 1742 of the PBCL generally provide that a corporation may indemnify directors and officers against liabilities they may incur as such, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL also requires a corporation to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

          Section 1746 of the PBCL also grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the PBCL, the Community Bylaws provide for indemnification of directors, officers and other agents of the corporation to the extent otherwise permitted by Section 1741 of the PBCL and also in certain circumstances not otherwise permitted by Sections 1741 and 1742 of the PBCL.

          Specifically, the Community Bylaws provide that Community shall indemnify any director, officer or employee, or any former director, officer or employee, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Community) by reason of the fact that such person is or was a director, officer or employee of Community, or is or was serving at the request of Community as a director, officer, employee or agent of another bank, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Community, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Community, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          In addition, the Community Bylaws state that Community shall indemnify any officer, director or employee, present or former, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action, suit or proceeding, by or in the right of Community to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of Community, or is or was serving at the request of Community as a director, officer, employee or agent of another bank, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorney's fees), actually and reasonably incurred by him or her in connection with the defense or settlement of, or serving as a witness in, such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Community, and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his or her duty to Community.

          Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer or employee of Community is entitled to indemnification as provided by the Community Bylaws, unless either a majority of the members of the Board who are not involved in such proceedings ("disinterested directors") or, if there are less than three disinterested directors, then the holders of one-third of the outstanding shares of Community determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of Community. In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of Community, shall request of independent counsel, who may be the outside general counsel of Community, a written opinion as to whether or not the parties involved are entitled to indemnification under the Community Bylaws.

          Also, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Community in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by Community.

          The indemnification provided by Community shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his or her official capacity which serving as a director, officer, or employee, or as to any action in another capacity while holding such office. The Board of Directors may, by resolution, provide for additional indemnification or advancement of expenses to or for any director, officer, or employee of Community provided said indemnification is not inconsistent with the provisions of the Community Bylaws, Articles, applicable provisions of the PBCL or other applicable provisions of law. Indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs and personal representatives of such person.

          The Community Bylaws also provide that no director shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, in the director's capacity as a director or Community or pursuant to the request of Community unless: (a) the director has breached or failed to perform the duties of his or her office as set forth in the PBCL; or (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

ANTI-TAKEOVER LAW PROVISIONS

          Citizens

          The NBA provides that a merger or sale of assets by a national bank, such as Citizens, must be approved by the Board of Directors of Citizens and by the vote of the holders of at least two-thirds of each class of its capital stock.

          The Change in Bank Control Act prohibits a person or group from acquiring "control" of a national bank unless the OCC has been given sixty days' prior written notice of the proposed acquisition and within that time period the OCC has not issued a disapproval or extended for up to another thirty days the period during which such a disapproval may be issued.

          Community

          Article 10 of the Community Articles provides that the Community Board of Directors may, in its sole discretion, oppose any offer, proposal or attempt by any corporation or other business entity, person or group to: (a) make any lender or other offer to acquire any of Community's securities; (b) merge or consolidate Community with or into another entity; (c) purchase or otherwise acquire all or substantially all of Community's assets; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any such offers, proposals or plans, the Community Board of Directors must evaluate what is in the best interests of Community, and may, but is not legally obligated to, consider any pertinent factors, including, but not limited to: (i) whether the offering price is adequate and acceptable based upon both the current market price of Community's securities and the historical and present operating results or financial condition of the corporation; (ii) whether a more affordable price to the shareholders may be obtained now or in the future; (iii) the impact the offer would have on the employers, depositors, clients and customers of Community and its subsidiaries and the communities which they serve; (iv) the present and historical financial position of the offeror, its reputation and related factors; (v) an analysis of the value of securities (if any) offered in exchange for Community's securities; and (vi) any anti-trust or other legal or regulatory issues raised by the offer.

          The Change in Bank Control Act and the BHCA prohibit a person or group from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given sixty days' prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a disapproval or extended for up to another thirty days the period during which such a disapproval may be issued.

          The PBCL contains certain "anti-takeover" provisions that are only applicable to registered corporations. These provisions do not apply to Citizens. Because Community is a registered corporation, however, certain of these provisions are applicable to Community.

          Subchapter 25E of the PBCL is a "cash-out" anti-takeover statute which generally provides that if any person or group acquires 20% or more of the voting shares of a corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

          Under Subchapter 25F of the PBCL, Community is prohibited from engaging in specified business combination transactions with an interested stockholder (defined in general as any beneficial owner of at least 20% of Community's outstanding voting shares) during the five-year period following the date such person became an interested stockholder unless: (a) the business combination or share acquisition is approved by the Board of Directors of Community prior to the date such person becomes an interested stockholder; (b) the business combination is approved by unanimous vote of the holders of all outstanding common stock; or (c) the interested shareholder owns at least 80% of Community's outstanding voting shares, the business combination is approved by a majority of the holders of Community voting shares (not including shares held by the interested shareholder), and the interested shareholder complies with specified procedural and minimum fair price criteria. After the five-year period, a business combination may be effected if: (i) the transaction is approved by a majority of the outstanding Community voting shares (not including shares held by the interested shareholder); or (ii) the transaction is approved by a majority of the outstanding Community voting shares (including shares held by the interested shareholder) and the interested shareholder complies with specified procedural and minimum fair price criteria. Community is also subject to another somewhat similar Pennsylvania law provision,

Section 2538 of the PBCL, which requires certain fundamental transactions with an interested shareholder to be approved by a majority of the corporation's directors who are unaffiliated with such shareholder.

          Pennsylvania's control share acquisition statute (Subchapter 25G of the PBCL) provides that: (i) the restoration of voting rights of control shares requires the vote of both the majority of the disinterested shares and the majority of all outstanding shares; and (ii) a Pennsylvania corporation may redeem the control shares at the market price of the corporation's shares rather than the "fair value".

          Subchapter 25H of the PBCL requires persons who acquire 20% of the voting power of a corporation, or who announce that they may acquire control of the corporation and then sell shares within 18 months thereafter, to disgorge to the corporation profits made from such transactions.

AMENDMENT OF ARTICLES OF INCORPORATION

          Citizens

          As required by Section 21a of the NBA, amendment of the Citizens Articles requires the approval of shareholders of a majority of the voting shares of stock obtained at a meeting of the shareholders called and held pursuant to notice given by mail at least ten days prior to the meeting.

          Community

          Amendment of the Community Articles 5, 7-12 require shareholder approval by the affirmative vote of 75% of the votes of all shareholders entitled to vote; provided, however, that if 66 2/3% of the entire Board of
                  --------  -------
Directors recommends approval of the amendment of the Community Articles, such action shall be authorized if shareholder approval by the affirmative vote of 66 2/3% of the votes which all shareholders entitled to cast is obtained. Pursuant to Section 1714 of the PBCL, most of the remainder of the articles of the Community Articles may be amended upon receipt of the affirmative vote of a majority of the votes cast by all Community shareholders. Certain minor amendments, such as a change in corporate name or providing for perpetual corporate existence, for example, only require approval by the Board of Directors and do not require shareholder approval.

AMENDMENT OF BYLAWS

          Citizens

          Amendments to the Citizens Bylaws may be made at any meeting of the Board of Directors by an affirmative vote of the majority of the members of Board of Directors of Citizens, provided ten days notice of the proposed amendment has been given to each member of the Board of Directors.

          Community

          Amendments to the Community Bylaws may be made by the affirmative vote of 75% of the outstanding shares of Community Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject to the power of the shareholders to change such action of the Board by the affirmative vote of the holders of 75% of the outstanding shares of Community Common Stock.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


          The following unaudited pro forma combined condensed financial statements assume a business combination between Community and Citizens that qualifies as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Community and Citizens will be carried forward to Community at their recorded amounts, income of Community will include income of Community and Citizens for the entire fiscal year in which the Merger occurs, and the reported income of Community and Citizens for prior periods will be combined and restated as income of Community. The pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Community and Citizens and should be read in conjunction with such historical financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined condensed balance sheet data are presented as if the Merger occurred on the date thereof. The unaudited pro forma combined condensed statements of earnings data are presented as if the Merger occurred at the beginning of the earliest period presented.

          The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented with respect to the unaudited pro forma combined condensed statements of income or with respect to the pro forma combined condensed balance sheets, nor is it necessarily indicative of the future operating results or financial position of Community. The pro forma information does not give effect to any synergy's that may occur due to the integration of Community's and Citizens' operations. Additionally, the unaudited pro forma financial information excludes the transaction costs of the Merger, and the nonrecurring costs and expenses associated with integrating the operations of the businesses.

          Certain material, nonrecurring adjustments will be recorded in conjunction with the Merger, but the amounts of these adjustments cannot be determined until Community reviews all facilities, operations and systems of Citizens and finalizes its plans with respect to integrating the businesses. The aggregate amount of these adjustments will include costs associated with consolidating operations and systems, severance pay for involuntary termination, early retirement and related employee benefits; conforming accounting practices; and expenses incurred in connection with the Merger. Community has not yet quantified any of these adjustments. The impact of these adjustments, except for conforming accounting principles, are expected to be recorded in the first quarter of 1996.

                            Community and Citizens
             Pro Forma Unaudited Consolidated Statements of Income
                 (Dollars in thousands, except per share data)

                                                                          Six Months Ended June 30, 1995
                                                              ----------------------------------------------------
                                                                                           Pro Forma     Pro Forma
                                                              Community     Citizens     Adjustments      Combined
                                                              ---------     --------     -----------      --------
Total interest income                                           $11,946       $2,119                        $14,065
Total interest expense                                            4,906          883                          5,789
                                                             ----------     --------       ---------      ---------
  Net interest income before provision for loan losses            7,040        1,236               0          8,276
Provision for loan losses                                           290            0                            290
                                                             ----------     --------       ---------      ---------
  Net interest income after provision for loan losses             6,750        1,236               0          7,986
Total non-interest income                                         1,064           91                          1,155
Total non-interest expense                                        4,996          830                          5,826
                                                             ----------     --------       ---------      ---------
  Income before income taxes                                      2,818          497               0          3,315
Provision for income taxes                                          700           94                            794
                                                             ----------     --------       ---------      ---------
  Net Income                                                     $2,118         $403              $0         $2,521
                                                             ==========     ========       =========      =========

Earnings per share                                                $1.03       $20.15                          $0.96
                                                             ==========     ========       =========      =========
Weighted average number of shares outstanding                 2,052,942       20,000         566,660 A    2,639,602
                                                             ==========     ========       =========      =========

                                                                          Six Months Ended June 30, 1994
                                                              ----------------------------------------------------
                                                                                           Pro Forma     Pro Forma
                                                              Community     Citizens     Adjustments      Combined
                                                              ---------     --------     -----------      --------
Total interest income                                           $10,256       $2,119                        $12,375
Total interest expense                                            4,167          780                          4,947
                                                             ----------     --------       ---------      ---------
  Net interest income before provision for loan losses            6,089        1,339               0          7,428
Provision for loan losses                                           234           25                            259
                                                             ----------     --------       ---------      ---------
  Net interest income after provision for loan losses             5,855        1,314               0          7,169
Total non-interest income                                         1,268           76                          1,344
Total non-interest expense                                        4,518          768                          5,286
                                                             ----------     --------       ---------      ---------
  Income before income taxes                                      2,605          622               0          3,227
Provision for income taxes                                          600          129                            729
                                                             ----------     --------       ---------      ---------
  Net Income                                                     $2,005         $493              $0         $2,498
                                                             ==========     ========       =========      =========

Earnings per share                                                $0.97       $24.65                          $0.94
                                                             ==========     ========       =========      =========
Weighted average number of shares outstanding                 2,061,049       20,000         566,660 A    2,647,709
                                                             ==========     ========       =========      =========

     See accompanying notes to unaudited pro forma financial information.

                            Community and Citizens
             Pro Forma Unaudited Consolidated Statements of Income
                 (Dollars in thousands, except per share data)

                                                                          Year Ended December 31, 1994
                                                              ----------------------------------------------------
                                                                                           Pro Forma     Pro Forma
                                                              Community     Citizens     Adjustments      Combined
                                                              ---------     --------     -----------      --------
Total interest income                                           $21,399       $4,231                        $25,630
Total interest expense                                            8,489        1,590                         10,079
                                                             ----------     --------       ---------      ---------
  Net interest income before provision for loan losses           12,910        2,641               0         15,551
Provision for loan losses                                           462           50                            512
                                                             ----------     --------       ---------      ---------
  Net interest income after provision for loan losses            12,448        2,591               0         15,039
Total non-interest income                                         2,282          142                          2,424
Total non-interest expense                                        9,280        1,727                         11,007
                                                             ----------     --------       ---------      ---------
  Income before income taxes                                      5,450        1,006               0          6,456
Provision for income taxes                                        1,288          174                          1,462
                                                             ----------     --------       ---------      ---------
  Net Income                                                     $4,162         $832              $0         $4,994
                                                             ==========     ========       =========      =========

Earnings per share                                                $2.03       $41.60                          $1.89
                                                             ==========     ========       =========      =========
Weighted average number of shares outstanding                 2,050,250       20,000         566,660 A    2,636,910
                                                             ==========     ========       =========      =========

                                                                          Year Ended December 31, 1993
                                                              ----------------------------------------------------
                                                                                           Pro Forma     Pro Forma
                                                              Community     Citizens     Adjustments      Combined
                                                              ---------     --------     -----------      --------
Total interest income                                           $20,684       $4,475                        $25,159
Total interest expense                                            9,009        1,760                         10,769
                                                             ----------     --------       ---------      ---------
  Net interest income before provision for loan losses           11,675        2,715               0         14,390
Provision for loan losses                                           702          230                            932
                                                             ----------     --------       ---------      ---------
  Net interest income after provision for loan losses            10,973        2,485               0         13,458
Total non-interest income                                         2,688          134                          2,822
Total non-interest expense                                        8,456        1,682                         10,138
                                                             ----------     --------       ---------      ---------
  Income before income taxes                                      5,205          937               0          6,142
Provision for income taxes                                        1,289          165                          1,454
                                                             ----------     --------       ---------      ---------
  Income before effect of accounting change                       3,916          772               0          4,688
Cumulative effect of change in accounting principle                               75                             75
                                                             ----------     --------       ---------      ---------
  Net Income                                                     $3,916         $847              $0         $4,763
                                                             ==========     ========       =========      =========

Earnings per share                                                $1.92       $42.35                          $1.81
                                                             ==========     ========       =========      =========
Weighted average number of shares outstanding                 2,039,580       20,000         566,660 A    2,626,240
                                                             ==========     ========       =========      =========

                                                                           Year Ended December 31, 1992
                                                              ----------------------------------------------------
                                                                                           Pro Forma     Pro Forma
                                                              Community     Citizens     Adjustments      Combined
                                                              ---------     --------     -----------      --------
Total interest income                                           $21,051       $5,047                        $26,098
Total interest expense                                           10,053        2,244                         12,297
                                                             ----------     --------       ---------      ---------
  Net interest income before provision for loan losses           10,998        2,803               0         13,801
Provision for loan losses                                           683          175                            858
                                                             ----------     --------       ---------      ---------
  Net interest income after provision for loan losses            10,315        2,628               0         12,943
Total non-interest income                                         2,158          129                          2,287
Total non-interest expense                                        7,803        1,702                          9,505
                                                             ----------     --------       ---------      ---------
  Income before income taxes                                      4,670        1,055               0          5,725
Provision for income taxes                                        1,179          210                          1,389
                                                             ----------     --------       ---------      ---------
  Net Income                                                     $3,491         $845              $0         $4,336
                                                             ==========     ========       =========      =========

Earnings per share                                                $1.73       $42.25                          $1.66
                                                             ==========     ========       =========      =========
Weighted average number of shares outstanding                 2,017,900       20,000         566,660 A    2,604,560
                                                             ==========     ========       =========      =========

     See accompanying notes to unaudited pro forma financial information.

                            Community and Citizens
                              Unaudited Pro Forma
                       Combined Condensed Balance Sheet
                              As of June 30, 1995
                            (dollars in thousands)

                                                                     Community        Citizens         Pro Forma      Pro Forma
                                                                   June 30, 1995    June 30, 1995     Adjustments      Combined
                                                                   -------------    -------------     -----------      --------
ASSETS
Cash and due from banks                                                  $14,217           $2,279                       $16,496
Investment securities, held to maturity                                        0           30,381                        30,381
Investment securities, available for sale                                 92,949                0                        92,949
Loans, net                                                               194,451           26,286                       220,737
Premises and equipment, net                                                6,658              401                         7,059
Goodwill                                                                   1,509                0                         1,509
Other real estate owned                                                      422                0                           422
Loans held for sale                                                        1,398                0                         1,398
Federal Funds Sold                                                             0            2,810                         2,810
Accrued interest receivable and other assets                               5,932              879                         6,811
                                                                       ---------         --------        --------      --------

  TOTAL ASSETS                                                         $ 317,536         $ 63,036        $      0      $380,572
                                                                       ---------         --------        --------      --------

LIABILITIES
Deposits                                                                 263,034           53,081                       316,115
Short-term borrowings                                                      7,278                0                         7,278
Long-term debt and capital notes                                          11,000                0                        11,000
Accrued interest payable and other liabilities                             2,161              601                         2,762
                                                                       ---------         --------        --------      --------

  TOTAL LIABILITIES                                                    $ 283,473         $ 53,682        $      0      $337,155
                                                                       ---------         --------        --------      --------

STOCKHOLDERS' EQUITY
Preferred stock no par value                                                   0                0
Common stock                                                              10,158              400            (400) B
                                                                                                            2,933  B     13,091
Surplus                                                                    9,873            1,000          (1,000) B
                                                                                                           (1,533) B      8,340
Retained Earnings                                                         13,749            7,954                        21,703
Net unrealized loss on investment securities available for sale              336                0                           336
Less:  Treasury stock at cost                                                (53)               0                           (53)
                                                                       ---------         --------        --------      --------

  TOTAL STOCKHOLDERS' EQUITY                                           $  34,063         $  9,354        $      0      $ 43,417
                                                                       ---------         --------        --------      --------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 317,536         $ 63,036        $      0      $380,572
                                                                       =========         ========        ========      ========

     See accompanying notes to unaudited pro forma financial information.

                            Community and Citizens
                                   Unaudited
                          Pro Forma Capital Schedule
                              As of June 30, 1995
                            (dollars in thousands)

                                                                     Community        Citizens         Pro Forma      Pro Forma
                                                                   June 30, 1995    June 30, 1995     Adjustments      Combined
                                                                   -------------    -------------     -----------      --------
Short-term borrowings                                                     $7,278                                         $7,278
Long-term debt and capital notes                                          11,000                                         11,000

Preferred stock, no par value
Common stock                                                              10,158              400             (400) B
                                                                                                             2,933  B    13,091
Surplus                                                                    9,873            1,000           (1,000) B
                                                                                                            (1,533) B     8,340
Retained Earnings                                                         13,749            7,954                        21,703
Net unrealized loss on investment securities available for sale              336                                            336
Less: Treasury stock at cost                                                 (53)                                           (53)
                                                                       ---------         --------        --------      --------

  Total stockholders' equity                                           $  34,063         $  9,354        $      0      $ 43,417
                                                                       ---------         --------        --------      --------

     See accompanying notes to unaudited pro forma financial information.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


NOTE 1. BASIS OF PRESENTATION

          Pursuant to the Merger, each share of Citizens Common Stock outstanding at the effective time will be converted into shares of Community Common Stock provided that Citizens' shareholders shall not receive more than
31.206 shares or less than 27.673 shares of Community Common Stock for each Citizens' share. For purposes of presenting the pro forma financial information, an exchange ratio of 29.333 shares of Community Common Stock for each Citizens' share has been assumed. The Merger will be accounted for under the pooling of interests method. Accordingly, recorded assets and liabilities are carried forward to the combined company at their historical values.

          The unaudited pro forma financial information does not give effect to any synergy's that are expected to occur due to the integration of Citizens and Community operations. Additionally, the unaudited pro forma financial information excludes the transaction costs of the Merger, and the nonrecurring costs and expenses associated with integrating the operations of the businesses.

          Certain material, nonrecurring adjustments may be recorded in conjunction with the Merger, but the amounts of these adjustments cannot be determined until Community reviews all facilities, operations and systems of Citizens and finalizes its plans with respect to integrating the businesses. The aggregate amount of these adjustments will include costs associated with consolidating operations and systems; severance pay for involuntary termination, early retirement and related employee benefits; conforming accounting practices; and expenses incurred in connection with the Merger. Community has not yet quantified any of these adjustments. The impact of these adjustments, if any, is expected to be recorded in the first quarter of 1996.

          For consistency of presentation, certain amounts in the historical financial statements have been reclassified in the unaudited pro forma combined condensed financial statements.

NOTE 2. PRO FORMA ADJUSTMENTS

          A.  Per Share Data

          The average number of shares of Community Common Stock outstanding during the periods presented and per common share and net earnings per common share have been adjusted for each period presented by multiplying the applicable number of shares of Citizens Common Stock by 29.333.

          B.  Stockholder's equity

          The combined equity account of Community reflected the combination of the equity accounts for Community and Citizens. Shares of Community Common Stock have a par value of $5.00. Based on the exchange ratio discussed in Note 1 above, Community will exchange 586,660 shares of Community Common Stock for 20,000 of Citizens Common Stock.

                CITIZENS' MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following pages of this Proxy Statement/Prospectus present management's discussion and analysis of the Citizens' National Bank of Ashland for 1992, 1993 and 1994, as well as the six month periods ended June 30, 1994 and 1995.

RESULTS OF OPERATIONS
---------------------

NET INTEREST INCOME

          The largest source of Citizens' operating revenue is net interest income. For purposes of management's discussion and analysis, net interest income is adjusted to a tax equivalent basis. For purposes of calculating yields on tax exempt income, the taxable equivalent adjustment equates tax exempt interest rates to taxable interest rates as noted in Table 1.

          Net interest income is the income which remains after deducting from total income generated by earning assets the interest income attributive to the acquisition of funds required to support earning assets. Income from earning assets includes income from loans, investment securities and income from short term investments. The amount of interest income is dependent upon many factors including the volume of earning assets, general level of interest rates, the dynamics of the change of interest rates, and the volume of non-conforming loans. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds, and the levels of non-interest bearing demand deposits and equity capital.

Table 1
-------

   Management's Discussion of Financial Condition And Results of Operations
     Average Balances, Effective Interest Differential And Interest Yields


     Income and Rates on a Tax Equivalent Basis for the Six-Month Periods
             Ended June 30, 1995 and 1994 and for the Years Ended
                       December 31, 1994, 1993 and 1992
                            (dollars in thousands)

--------------------------------------------------------------------------------------------------------
                                           June 30, 1995                        June 30, 1994
--------------------------------------------------------------------------------------------------------
                                           Interest Average Rates               Interest Average Rates
                                Average    Income/    Earned/       Average     Income/     Earned/
                                Balance    Expense     Paid         Balance     Expense      Paid
--------------------------------------------------------------------------------------------------------
Assets:
-------
  Federal funds sold            2,643         71      5.37%         3,032         52        3.43%
  Investment securities:
    Taxable                    21,950        661      6.02%        21,019        599        5.70%
    Non-taxable (1)             8,804        393      8.93%         9,349        280        5.99%
  Loans                        26,286      1,127      8.57%        26,269      1,188        9.04%
                              -------     ------      -----       -------     ------        -----
      Total earning assets    $59,683     $2,252      7.55%       $59,669     $2,119        7.10%
                              =======     ======      =====       =======     ======        =====

Liabilities:
------------
  Deposits:
    Savings                    22,556        270      2.39%        22,705        262        2.31%
    Time                       25,586        613      4.79%        25,031        518        4.14%
                              -------       ----      -----       -------       ----        -----
      Total interest bearing
           liabilities        $48,142       $883      3.67%       $47,736       $780        3.27%
                              =======       ====      =====       =======       ====        =====
  Net interest income/average
   earning assets                         $1,369      4.59%                   $1,339        4.49%
                                          ======      =====                   ======        =====

-----------------------------------------------------------------------------------------------------------------------------------
                                             1994                              1993                             1992

-----------------------------------------------------------------------------------------------------------------------------------
                                            Interest Average Rates            Interest Average Rates         Interest Average Rates
                                 Average   Income/    Earned/       Average   Income/  Earned/      Average  Income/  Earned/
                                 Balance   Expense     Paid         Balance   Expense   Paid        Balance  Expense   Paid
------------------------------------------------------------------------------------------------------------------------------------

Assets:
-------
  Federal funds sold             1,963       98       4.99%          4,101     120     2.93%         4,870       169     3.47%
  Investment securities:
    Taxable                     21,747    1,249       5.74%         20,010   1,228     6.14%        18,800     1,391     7.40%
    Non-taxable (1)              9,323      845       9.06%          8,786     830     9.45%         7,685       786    10.23%
  Loans                         26,017    2,325       8.94%         26,363   2,578     9.78%        29,177     2,967    10.17%
                               -------   ------       -----        -------  ------     -----       -------    ------    ------
      Total earning assets     $59,050   $4,517       7.65%        $59,260  $4,756     8.03%       $60,532    $5,313     8.78%
                               =======   ======       =====        =======  ======     =====       =======    ======     =====

Liabilities:
------------
  Deposits:
    Savings                     22,786      532       2.33%         22,682     564     2.49%        22,406       723     3.23%
    Time                        25,017    1,058       4.23%         25,887   1,196     4.62%        26,812     1,520     5.67%
                               -------    -----       -----         ------   -----     -----        ------     -----     -----
      Total interest bearing
           liabilities         $47,803   $1,590       3.33%        $48,569  $1,760     3.62%       $49,217    $2,243     4.56%
                               =======   ======       =====        =======  ======     =====       =======    ======     =====
  Net interest income/average
   earning assets                        $2,927       4.96%                 $2,996     5.06%                  $3,070     5.07%
                                         ======       =====                 ======     =====                  ======     =====


(1) For purposes of calculating yields on non-taxable investments, interest income has been adjusted to its taxable equivalent losses using a marginal tax rate at 34%.

          Net interest income for the six month period ended June 30, 1995 was $1,236,000 compared to $1,339,000 for the six month period ended June 30, 1994, a decrease of 7.7%. Also, net interest income for the 1994 year decreased approximately 2.7% as compared to the 1993 year, and the 1993 year decreased approximately 3.1% from the 1992 year. As shown in Table 1, the net interest margin has remained above 4.49% for the past three years and six months, having decreased from 5.07% in 1992 to 4.59% for the six month period ended June 30, 1995. For the six months ended June 30, 1995, average earning assets rose to $59,683,000, a 1.1% increase over December 31, 1994. This increase consisted of increases in federal funds sold of 35.6% or $680,000 and net loans of 1.0% or $269,000, offset by a decrease in investments of 1.0% or $316,000. For the year 1994 as compared to 1993, average earning assets decrease 0.4% or $210,000 to $59,050,000. This decrease resulted from decreases in federal funds sold of 52.1% or $2,138,000 and net loans of 1.3% or $346,000, offset by a 7.9% or
$2,274,000 increase in investments. Average earning assets decreased from $60,532,000 to $59,260,000 or 2.1% from 1992 to 1993. This decrease consisted of a 9.6% or $2,814,000 decrease in net loans and a 15.8% or $769,000 decrease in federal funds sold, offset by an increase in investments of a 8.73% or $2,311,000. The decrease in net loans during 1993 was principally attributable to the company's reduction of indirect paper from a local automobile dealer. The yield on earning assets was 7.55% and 7.58% for the periods ended June 30, 1995 and 1994 respectively, and 7.65%, 8.03% and 8.78% for the years 1994, 1993 and 1992.

          Interest bearing liabilities averaged $48,142,000 for the six month period ended June 30, 1995 compared to $47,736,000 for the six month period ended June 30, 1994 and $47,803,000, $48,569,000 and $49,217,000 for the years
1994, 1993 and 1992. The weighted average cost of funds for the six months ended June 30, 1995 and 1994 and the years 1994, 1993 and 1992 was 3.67%, 3.27%,
3.33%, 3.62% and 4.56% respectively. The net interest margin was 4.59% for the six month period ended June 30, 1995 compared to 4.49% for the six month period ended June 30, 1994, and 4.96%, 5.06% and 5.07% for the years 1994, 1993 and
1992. The decline from 1992 to 1993 and 1993 to 1994 was principally attributable to rate changes with rates on earning assets decreasing more than rates on interest bearing liabilities. For the six month period ended June 30, 1995 as compared to the six month period ended June 30, 1994, effective rates on interest earning assets increased to 7.55% from 7.10% while the cost of funds increased from approximately 3.27% to approximately 3.67% resulting in an increase in the net interest margin of .1%.

Table 2
-------



Management's Discussion of Financial Condition and Results of Operations Rate/Volume Analysis


For the Six-Month Periods Ended June 30, 1995 and 1994 and For the Years Ended
                       December 31, 1994, 1993 and 1992
                            (dollars in thousands)

                                                            -----------------------------------------------------------------------
                                                             June 30, 1995 vs June 30, 1994     1994 vs 1993     1993 vs 1992
                                                            -----------------------------------------------------------------------
                                                             Volume   Rate   Total   Volume   Rate   Total   Volume   Rate   Total
                                                            -------   ----   -----  -------  -----  ------   ------   ----  -------
Increase (decrease) in interest income:
  Loans                                                           2    (63)    (61)     (34) (219)   (253)    (286)   (103)   (389)
  Investment securities
     Taxable                                                     28     34      62      106   (85)     21       90    (253)   (163)
     Non-Taxable                                                (15)    (5)    (20)      50   (35)     15      104     (60)     44
  Federal funds sold                                            (10)    29      19      (63)   41     (22)     (27)    (22)    (49)
                                                              -----   ----    ----     ----   ---    ----     ----    ----   -----
     Total                                                        5     (5)      0       59  (298)   (239)    (119)   (438)   (557)
                                                              -----   ----    ----     ----   ---    ----     ----    ----   -----


Increase (decrease) in interest expense:
  Deposits
     Savings and interest bearing deposits                       (2)    10       8        3   (35)    (32)       9    (168)   (159)
     Time                                                        12     82      95      (40)  (98)   (138)     (52)   (272)   (324)
                                                               -----   ----    ----     ----   ---    ----     ----    ----   -----

        Total deposits                                           10     92     103      (37) (133)   (170)     (43)   (440)   (483)


  Increase (decrease) in effective interest differential         (5)   (97)   (103)      96  (165)    (69)     (76)      2     (74)
                                                               =====   ====   =====     ===  =====   =====    =====   =====  ======

          Table shows approximate effect on the effective interest differential of volume and rate changes for the six month periods ended 6/95 and 6/94 and the years 1994 and 1993. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period.

          Table 2 illustrates the effect on the effective interest differential from volume and rate changes. The table shows that the decrease in the interest income for 1993 as compared to 1992 and 1994 as compared to 1993 was principally due to lower interest rates while the six month period ended June 30, 1995 as compared to June 30, 1994 was an offset between volume and rates. Non-taxable investment securities have been adjusted to a tax equivalent basis using a tax rate of 34%. The change in interest expense for 1993 as compared to 1992 and 1994 as compared to 1993 was also principally attributable to a change in rates as was the six months ended June 30, 1995 compared to June 30, 1994.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

          Citizens' provision for loan losses is based on management's ongoing review and analysis of the loan portfolio. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries, and assess general economic conditions in its market. In addition, consideration is also given to examinations performed by the regulatory authorities and outside third parties.

Table 3
-------


RECONCILIATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                        Six Months Ended      Year Ended December 31
                                                        ----------------      ----------------------
                                                         June 30, 1995       1994      1993       1992
                                                         -------------       ----      ----       ----
                                                                    (dollars in thousands)

Balance at Beginning of period                              $277             $283      $302       $268
                                                            ----             ----      ----       ----
Charge-offs:
  Real Estate loans                                                            69         7         29
  Commercial loans
  Consumer loans
  (installment loans)                                         28               97       356        249
  Other                                                                        20
                                                             ---               --      ----       ----
Total charge-offs                                            $28             $186      $363       $278


Recoveries:
  Real Estate loans                                                                       2
  Commercial loans
  Consumer loans
  (installment loans)                                         58              130       112        137
                                                            ----             ----      ----       ----
Total recoveries                                             $58             $130      $114       $137


Net charge-offs                                             ($30)             $56      $249       $141


Provision for possible loan losses                             0               50       230        175
                                                            ----             ----      ----       ----


Balance at end of period                                    $307             $227      $283       $302
                                                            ====             ====      ====       ====


Ratio of net charge-offs during the period to
    average loans outstanding during the period           -0.11%            0.22%     0.94%      0.48%
                                                          ======            =====     =====      =====

          The provision for loan losses was $50,000 in 1994 compared to $230,000 in 1993 and $175,000 in 1992. Also, net charge-offs increased from $140,000 in 1992 to $249,000 in 1993 and then decreased to $56,000 in 1994. The ratio of net charge-offs in 1994, 1993 and 1992 to average loans outstanding approximated
 .22%, .94% and .48% respectively. For the six month period ended June 30, 1995, the provision for loan losses was $0 as compared to a $25,000 provision for the six month period ended June 30, 1994. For the six months ended June 30, 1995, recoveries had exceeded charge-offs by approximately $30,000 and the ratio of net charge-offs to average loans outstanding was approximately (.11%). The allowance for loan losses at June 30, 1995 and December 31, 1994, 1993 and 1992 was $307,000, $277,000, $283,000, and $302,000 respectively.

Table 4
-------



NON-PERFORMING ASSETS

                                                            Six Months Ended       Year Ended December 31
                                                            ----------------      -----------------------
                                                             June 30, 1995      1994       1993        1992
                                                             -------------      ----       ----        ----
                                                                         (dollars in thousands)
Non-accrual loans:
  Past due 90 or more days as to interest
  or principal:
     Residential real estate                                         $290       $388       $398        $392
     Commercial real estate                                            22         25         37
     Consumer
     All other                                                       ----       ----       ----        ----


Total non-performing loans                                            312        413        435         392


Other real estate owned                                                                      15          22
                                                                     ----       ----       ----        ----
Total non-performing assets                                          $312       $413       $450        $414
                                                                     ====       ====       ====        ====


Past due 90 days or more as to interest or
principal and still accruing interest                                $564       $493       $518        $948
                                                                     ====       ====       ====        ====


Non-performing assets and loans past due 90
days or more and still accruing interest                             $876       $906       $968      $1,362
                                                                     ====       ====       ====      ======


Non-performing assets as a percentage of
total assets                                                        0.49%      0.67%      0.73%       0.66%



Non-performing loans as a percentage of total
loans                                                               1.19%      1.57%      1.68%       1.45%



Allowance for possible loan losses as a
percentage of total non-performing loans                           98.40%     67.07%     65.06%      72.19%



Allowance for possible loan losses as a
percentage of total loans                                           1.17%      1.05%      1.10%       1.11%


          Table 4 illustrates the level of non-performing assets along with loans contractually past 90 days and still accruing interest as of June 30, 1995 and December 31, 1994 and 1993. The total non-performing assets at June 30, 1995 was $312,000 as compared to $413,000 and $450,000 as of December 31, 1994 and 1993,
respectively. Non-performing loans as a percentage of total loans decreased to 1.19% as of June 30, 1995 and the allowance for loan losses as a percentage of total loans approximated 1.17% as compared to 1.05% and 1.10% as of December 31, 1994 and 1993 respectively. Loans past due 90 days or more and still accruing interest totaled $564,000 as of June 30, 1995, as compared to $493,000 and $518,000 at December 31, 1994 and 1993 respectively.

Table 5
-------



ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES


                                                         Six Months Ended                  Year Ended December 31
                                                     ----------------------  ------------------------------------------------------

                                                           June 30, 1995           1994            1993             1992
                                                     ----------------------  ------------------------------------------------------

                                                      Amount          %       Amount      %     Amount   %    Amount       %
                                                     --------    ----------  -------   -------  ------ -----  ------  -------------
                                                                                 (dollars in thousands)

Residential and real estate loans                     $155          50.49%    $138      49.82%  $147  51.94%  $148           49.01%
Commercial real estate and
  industrial loans                                      29           9.45%      24       8.66%    32  11.31%    31           10.26%
Consumer (installment) loans                           123          40.07%     113      40.79%    92  32.51%   109           36.09%
Other loans                                                                      2       0.72%    12   4.24%    14            4.64%
                                                      ----          ------     ---      ------   ---  ------   ---          -------

                                                      $307         100.00%    $277     100.00%  $283 100.00%  $302          100.00%
                                                      ====         =======    ====     =======  ==== =======  ====          =======

          Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral for the current appraised value of the property. Prior to foreclosure, the recorded amount of the loans is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for possible loan losses. Subsequent to foreclosure, gains and losses on the sale of real estate acquired through foreclosure are reported in operating income and any devaluation determined as a result of periodic evaluations is charged to operating expense.

OTHER INCOME

          Non-interest income, recorded as other income, consists principally of service charges on deposit accounts, commissions, fees and other miscellaneous income. Other income as a percentage of net interest income and other income was 6.9% and 5.4% for the six month periods ended June 30, 1995 and 1994, and 5.1%, 4.7% and 4.4% for the years 1994, 1993, and 1992, respectively. Service charges on deposit accounts increased approximately 4.5% for the six months ended June 30, 1995 as compared to the six month period ended June 30, 1994 and 9.7% and 17.3% for the years 1994 compared to 1993 and 1993 as compared to 1992. Total operating income increased by approximately 20.8% for the six months period ended June 30, 1995 as compared to June 30, 1994 and 6.5% for the year 1994 as compared to the year 1993 and 3.5% for the year 1993 as compared to year 1992. Service charges rose as the result of increased volumes in non-interest bearing and savings accounts. Other income increased $18,000 or for the six month period ended June 30, 1995 compared to June 30, 1994 and decreased $12,000 from 1992 to 1993 due to the recognition of increases in cash surrender value of life insurance.

OTHER EXPENSE

          Non-interest expense is categorized into four groupings: salary and employee benefits, occupancy expenses, furniture and equipment and other expenses. Salary and employee benefits increased 13.8% during the six month period ended June 30, 1995 as compared to the six month period ended June 30, 1994, 7.7% for the year ended December 31, 1994 as compared to year 1993, and 5.6% for the year ended December 31, 1993 as compared to year 1992. The increases were principally attributable to annual salary increases and increases in benefit costs along with the hiring of new employees. Other expenses increased to $322,000 at June 30, 1995, or 8.1% over the six month period ended June 30, 1994, and decreased by 7.5% from 1992 to 1993 and 2.8% from 1993 to 1994. The increase for the six months ended June 30, 1995 was principally attributable to expenses associated with the merger.


INCOME TAXES

          Citizens' effective tax rate for the six month period ended June 30, 1995 was 18.9% as compared to 20.7% for the six month period ended 1994. For the years ended December 31, 1994, 1993, and 1992, the effective tax rate was approximately 17.3%, 17.6% and 19.9%, respectively. The change in the effective tax rate reflects the level of tax-exempt interest income in relation to income before income taxes.

          In the first quarter of 1993 Citizens adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) and recognized the effect as a change in accounting in the statement of income.

          Under SFAS 109, Citizens recognizes deferred tax liabilities for taxable temporary differences and deferred tax assets for deductible temporary differences. Management believes that deferred tax assets recognized at June 30, 1995 will be realized in future tax returns. While the ultimate realization of tax assets is dependent on future taxable income, taxable income in prior carry-back years and future reversals of existing taxable temporary differences are sufficient to offset future reversals of deductible differences without implementing any tax strategies or assuming future taxable income.

FINANCIAL CONDITION
-------------------

INVESTMENT SECURITIES

          Effective January 1, 1994, Citizens adopted statement of financial accounting standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). This statement requires the segregation of investment securities into three categories, each having distinct accounting treatment; held to maturity, available for sale and held for sale. Citizens' investment policy is to classify all investment securities as held to maturity. Citizens does not engage in trading activities.

          Citizens' investment policy is to purchase only high quality securities. Strategies employed address liquidity, capital adequacy and net interest margin consideration. Table 6 illustrates the maturities of these securities and their weighted average yields based upon amortized costs as of June 30, 1995. At June 30, 1995 Citizens held no securities of one issuer, other than U.S. Government obligations, where the aggregate book value exceeded 10% of stockholders' equity.

Table 6
-------

Citizens National Bank of Ashland
Maturity Distribution of Investments
as of June 30, 1995

                                     Within 1       1-5 years     5-10 years     after 10 years    Total
                                     --------       ---------     ----------     --------------    -----
                                       year
                                       ----
U.S. Treasury                            $2,500       $10,520                                      $13,020
U.S. Government Agencies                  1,791         6,500                                        8,291
State and political subdivisions            348         2,007          5,868                366      8,589
Other                                                     481                                          481
                                         ------       -------         ------             ------    -------

                                         $4,639       $19,508         $5,868               $366    $30,381
                                         ======       =======         ======             ======    =======

Percentage of total                      15.27%        64.21%         19.31%              1.20%    100.00%

Weighted average yield                    5.13%         6.57%          5.73%              6.24%      6.18%

                                                           Weighted
                                         Avg. Mat         Avg. Yield
                                         --------         ----------
U.S. Treasury                        2 years 1 month       6.146%
U.S. Government Agencies             1 year 1 month        6.373%
State and political subdivisions     3 years 6 months      6.003%
Other                                1 year 2 months       6.894%

               Investment securities decreased 2.2% or $679,000 from December 31, 1994 as compared to June 30, 1994, with increases in U.S. Treasury and Agency securities totaling $190,000 being more than offset by a decrease in investments in state and political subdivisions of $654,000. Investment securities increased 4.8% or $1,415,000 and 8.6% or $2,347,000 for the years 1994 as compared to 1993 and 1993 as compared to 1992, primarily in U.S. Treasury and Agency securities. Management continued to purchase U.S. Treasury and Agency securities from 1992 through 1994 with cash provided from the pay-down of the installment loan portfolio.

     LOANS

               Table 7 presents the loans outstanding, by type of loan, as of June 30, 1995 and December 31, 1994 and 1993. Loans receivable, net of unearned income on installment loans, decreased $9,000 for the six months ended June 30, 1995 and increased $501,000 or 1.9% for 1994. For 1993 as compared to 1992, loans decreased $998,000 or 3.7%. Real estate mortgage loans increased $171,000 or .8% for the six months ended June 30, 1995, and $1,225,000 or 6.2%, and $1,538,000 or 8.4% for the years ended December 31,
     1994 and 1993. The increases in real estate mortgages were offset by decreases in installment loans from 1992 through 1994 as management significantly reduced its acceptance of indirect paper from a local automobile dealer. Commercial and industrial loans increased $15,000 or 3.5% for the six months ended June 30, 1995, and $152,000 or 54.3%, and $37,000 or 15.2% for the years ended December 31, 1994 and 1993.

Table 7
-------

COMPOSITION OF LOAN PORTFOLIO

                                        Six Month Period Ended                 Year Ended December 31,
                                       -----------------------   -------------------------------------------------
                                            June 30, 1995                 1994                      1993
                                       -----------------------   -------------------------------------------------
                                         Amount          %         Amount          %         Amount          %
                                       ----------   ----------   ----------   ----------   ----------   ----------
                                                                 (dollars in thousands)
Real estate loans                         $21,144       80.44%      $20,973       79.67%      $19,748       76.49%
Commercial and industrial                     447        1.70%          432        1.64%          280        1.08%
Installment                                 5,641       21.46%        5,611       21.32%        6,584       25.50%
Other                                                                   204        0.77%          221        0.86%
                                          -------                   -------                   -------
Total loans                               $27,232                   $27,220                   $26,833

Unearned income                               640       -2.43%          619       -2.35%          733       -2.84%
Allowance for possible loan losses            307       -1.17%          277       -1.05%          283       -1.10%
                                          -------       ------      -------       ------      -------       ------
Net loan receivable                       $26,285      100.00%      $26,324      100.00%      $25,817      100.00%
                                          =======      =======      =======      =======      =======      =======

                                       Year Ended December 31,
                                       -----------------------
                                                1992
                                       -----------------------
                                         Amount          %
                                       ----------   ----------
                                       (dollars in thousands)
Real estate loans                         $18,210       67.96%
Commercial and industrial                     243        0.91%
Installment                                 9,287       34.66%
Other                                         342        1.28%
                                          -------
Total loans                               $28,082

Unearned income                               984       -3.67%
Allowance for possible loan losses            302       -1.13%
                                          -------       ------
Net loan receivable                       $26,796      100.00%
                                          =======      =======

     DEPOSITS

               Table 8 presents a breakdown of the deposit portfolio composition as of June 30, 1995 and December 31, 1994 and 1993. Citizens' deposit base is consumer oriented, consisting of savings accounts, money market accounts, time deposits, interest bearing demand accounts and non-interest bearing demand deposits. Citizens' deposit composition has historically consisted of time deposits, primarily certificates of deposits of various terms, and savings accounts. Total deposits increased to $53,081,000 at June 30, 1995, increasing 2.4% over December 31, 1994 balance, after decreasing $114,000 or .2% during 1994 and $1,388,000 or 2.6% during 1993.
     Time deposits have remained at approximately 48% of the total portfolio while savings deposits have been at 22% to 23% of the portfolio.

Table 8
-------

DEPOSIT PORTFOLIO COMPOSITION

                                       Six Month Period Ended                      Year Ended December 31
                                       ----------------------    -----------------------------------------------------------------
                                            June 30, 1995               1994                   1993                   1992
                                       ----------------------    -------------------    -------------------    -------------------
                                                       % of                   % of                   % of                   % of
                                       Balance       Deposits    Balance    Deposits    Balance    Deposits    Balance    Deposits
                                       -------       --------    -------    --------    -------    --------    -------    --------
                                                                          (dollars in thousands)
Savings accounts                       $12,041         22.68%    $12,301      23.72%    $11,606      22.33%    $11,703      21.93%
Money market                             4,779          9.00%      4,803       9.26%      5,387      10.36%      5,599      10.49%
Regular checking                         4,628          8.72%      4,313       8.32%      4,549       8.75%      4,475       8.39%
Checking with interest                   5,927         11.17%      5,313      10.24%      5,289      10.18%      5,460      10.23%
Time                                    25,706         48.43%     25,131      48.46%     25,144      48.38%     26,126      48.96%
                                       -------        -------    -------     -------    -------     -------    -------     -------
  Total deposits                       $53,081        100.00%    $51,861     100.00%    $51,975     100.00%    $53,363     100.00%

     ASSET/LIABILITY MANAGEMENT
     --------------------------

               Liquidity and interest rate sensitivity are the key aspects of Citizens' asset/liability management strategy. The maintenance of adequate liquidity, the ability to meet the cash requirements of their customers and other financial commitments, is the fundamental aspect of Citizens' strategy. Citizens' policy is to diversify its funding resources to allow it to avoid undue concentration in any single financial market and also to avoid heavy funding requirements within a short period of time.

               Closely related to the management of liquidity is management of rate sensitivity which focuses on maintaining stability in the net interest margin. Interest rate sensitivity is the matching or mismatching of the maturity and rate structure of the interest bearing assets and liabilities. It is the objective of management to control the difference of the timing and rate changes for these assets and liabilities to preserve a satisfactory net interest margin.

Table 9
-------

GAP ANALYSIS AS OF JUNE 30, 1995

                                             Less Than        3 Months-            1 - 5        Over 5
                                             3 Months           1 year             Years         Years        Total
                                             ---------          ------             -----         -----        -----
Interest-earning assets:                                              (dollars in thousands)
  Loans                                         $3,816          $5,041            $4,303        $13,126       $26,286
  Overnight deposits                             2,810                                                          2,810
  Investments                                      600           4,038            19,441          6,302        30,381
                                              --------        --------          --------       --------       -------
Total interest-earning assets                    7,226           9,079            23,744         19,428        59,477
Non-interest-earning assets                                                                       3,559         3,559
                                              --------        --------          --------       --------       -------
Total Assets                                    $7,226          $9,079           $23,744        $22,987       $63,036
                                              --------        --------          --------       --------       -------

Interest-bearing liabilities:
  Deposits:
    Savings and now                            $22,747                                                        $22,747
    Time                                         4,950           8,771             9,663          2,322        25,706
                                              --------        --------          --------       --------       -------
Total deposits                                  27,697           8,771             9,663          2,322        48,453
Total interest-bearing liabilities              27,697           8,771             9,663          2,322        48,453
                                              --------        --------          --------       --------       -------
Non-interest-bearing liabilities                                                                  5,229         5,229
Stockholders' equity                                                                              9,354         9,354
Total liabilities and
  stockholders' equity                         $27,697          $8,771            $9,663        $16,905       $63,036
                                              --------        --------          --------       --------       -------
Excess assets (liabilities)                   ($20,471)           $308           $14,081        $15,436        $9,354
                                              ========        ========          ========       ========       =======
  Total assets
Cumulative excess assets (liabilities)        ($20,471)       ($20,163)          ($6,082)        $9,354       $18,708
                                              ========        ========          ========       ========       =======
  Total assets
Cumulative ratio of interest-earning
  assets/interest-bearing liabilities           26.09%         103.51%           245.72%        836.69%       122.75%

               Table 9 illustrates Citizens' estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of June 30, 1995. An institution with more assets repricing than liabilities over a given timeframe is considered asset sensitive, and one with more liabilities repricing is considered liability sensitive. An asset sensitive institution will generally benefit from rising rates, and a liability institution will generally benefit from declining rates. Although Citizens has had and will continue in the foreseeable future to experience a negative gap position (liability sensitive), the impact of rising interest rates, as occurred in 1994, did not have a significant effect on the net interest margin.

CAPITAL ADEQUACY

          At December 31, 1992, risk-adjusted capital requirements became fully implemented. The risk capital ratios, based upon guidelines adopted by bank regulators in 1989, focus on credit risk. Assets and certain off balance sheet items are segmented into 1 of 4 broad risk categories weighted to relative percentage of credit risk assigned by the regulatory authorities. Off balance sheet instruments are converted into a balance sheet credit equivalent before being assigned to 1 of the 4 risk-weighted categories.

          Capital elements are segmented into 2 tiers. Tier 1 capital represents shareholders equity reduced by excludable tangibles, while total capital represents Tier 1 capital plus the allowable portion of the allowance for loan losses. As of June 30, 1995, required Tier 1 capital, total capital and leverage ratios were 4%, 8% and 4%, respectively. As of June 30, 1995 and December 31, 1994, 1993 and 1992, Citizens was in excess of these requirements.


                             BUSINESS OF CITIZENS

DESCRIPTION OF BUSINESS

          Citizens is a banking corporation organized in 1875 under the national banking laws and headquartered in Ashland, Pennsylvania. Citizens engages in commercial banking authorized by the NBA. This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Citizens owns no subsidiaries.

          Citizens is not dependent on any one customer, and the loss of any customer or a few customers would not have a material adverse effect upon it.

PROPERTIES

          As of June 30, 1995, Citizens had three banking offices. Its principal executive office, which it owns, is located at 735 Center Street, Ashland, Pennsylvania 17921, and the telephone number at such address is (717) 875-3221. Its other two branch offices are located at Hobart Street, Gordon, Pennsylvania 17936, and Main Street, Lavelle, Pennsylvania 17943.

LEGAL PROCEEDINGS

          There are no material proceedings to which Citizens or any of its directors or officers are a party. All legal proceedings presently pending against Citizens involve routine litigation incidental to the business of Citizens and are either not material in respect to the amount in controversy or are fully covered by insurance.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CITIZENS


          The following table sets forth as of September 29, 1995, certain information regarding the beneficial ownership of Citizens Common Stock by (i) each director and executive officer of Citizens; (ii) all directors and executive officers of Citizens as a group; and (iii) each other person known by Citizens to own beneficially more than 5% of the outstanding Citizens Common Stock.

                                                                  Beneficial Ownership of
                                                                 Citizens Common Stock (1)
                                                           -------------------------------------
                                                            Number of                 Percent of
DIRECTORS AND EXECUTIVE OFFICERS:                             Shares                     Total
                                                           -----------                ----------
 John P. Bane                                                       50                      .25%
 Richard L. Berger                                                  50                      .25%
 John I. Canfield, Jr. (2)                                         310                     1.55%
 A. James Gruber (3)                                                95                     .475%
 Raymond P. Laubenstein (4)                                      1,500                      7.5%
 Dean N. Paul (5)                                                  200                        1%
 Daniel N. Snyder (6)                                              174                      .87%
 Harry Strouse                                                     876                     4.38%
                                                                ------                     -----

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (8 PERSONS)      3,255                   16.275%

OTHER 5% SHAREHOLDERS:

 Frank L. Scheuren (7)                                           1,500                      7.5%
 Anthony J. Urban and Susan I. Urban (8)                         1,123                     5.62%

(1) Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all Citizens Common Shares indicated above.

(2)       Includes 260 shares owned jointly with Mr. Canfield's wife.

(3)       Includes 45 shares owned jointly with Mr. Gruber's wife.

(4) Includes 1,450 shares owned jointly with Mr. Laubenstein's wife. The Laubensteins' address is Pocono Lake Reserve, Pocono Lake, Pennsylvania 18347.

(5)       Includes 150 shares owned jointly with Mr. Paul's wife.

(6)       Includes 124 shares owned jointly with Mr. Snyder's wife.

(7) Mr. Scheuren's address is 1927 Mahantongo Street, Pottsville, Pennsylvania 17901.

(8) Includes 341 shares owned by Mr. Urban alone; 50 shares owned by Mrs. Urban alone; 532 shares owned jointly by the Urbans; 50 shares owned by the Urban's son, Anthony James Urban; 50 shares owned by the Urban's son, Brian Joseph Urban; 50 shares owned by the Urban's son, Christopher Jonathan Urban; and 50 shares owned by the Urban's daughter, Kathryn Suzanne Urban. The Urbans' address, including their four children, is 7 Linden Court, R.D.#2, Ashland, Pennsylvania 17921.

                          ADJOURNMENT OF THE MEETING

          If there is an insufficient number of votes cast in person or by proxy at the Meeting to approve the Merger and the Merger Agreement, the Board of Directors of Citizens intends to adjourn the Meeting to a later date for the solicitation of additional votes in favor of the Merger and the Merger Agreement. The affirmative vote of a majority of the shares present, in person or by proxy, at the Meeting, even if a quorum is not present, is required in order to approve any such Adjournment Proposal. The place and date to which the Meeting would be adjourned would be announced at the Meeting.

          THE BOARD OF DIRECTORS OF CITIZENS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADJOURNMENT PROPOSAL IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AND THE MERGER AGREEMENT.


                                    EXPERTS

COMMUNITY

          The consolidated balance sheets of Community as of December 31, 1994 and 1993 and the related consolidated statements of operations, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent public accountants to Community, given upon the authority of said firm as experts in auditing and accounting.

CITIZENS

          The balance sheets of Citizens as of December 31, 1994, 1993 and 1992 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994 included in this Proxy Statement/Prospectus, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent public accountants to Citizens, given upon the authority of said firm as experts in auditing and accounting. Representatives of Coopers & Lybrand, L.L.P., are expected to be present at the Special Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                                LEGAL OPINIONS

          The legality of the Community Common Stock to be issued in connection with the Merger and the tax consequence of the Merger are being passed upon by Mette, Evans & Woodside, Harrisburg, Pennsylvania, special counsel to Community. Certain legal matters relating to Citizens will be passed upon at the effective time of the Merger by Morgan, Lewis & Bockius LLP, Harrisburg, Pennsylvania, special counsel to Citizens.

                                OTHER BUSINESS

          No other business is expected to be brought before the Special Meeting for consideration by the shareholders.


                                             By Order of the Board of Directors,






                                             __________________________________
                                             Dean N. Paul
                                             Cashier

                    INDEX TO CITIZENS' FINANCIAL STATEMENTS


                                                                                      Page
                                                                                      ----
Report of Independent Accountants                                                     F-2

Balance Sheets as of June 30, 1995 (unaudited) and December 31, 1994,
         1993 and 1992                                                                F-3

Statements of Income for the six-month periods ended June 30, 1995 and 1994 (unaudited), and for the years ended December 31, 1994,
         1993 and 1992                                                                F-4

Statements of Changes in Shareholders' Equity for the six-month period ended June 30, 1995 (unaudited), and for the years ended December 31,
         1994, 1993 and 1992                                                          F-5

Statements of Cash Flows for the six-month periods ended June 30, 1995 and 1994 (unaudited), and for the years ended December 31, 1994,
         1993 and 1992                                                                F-6

Notes to Financial Statements                                                         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of The Citizens' National Bank of Ashland

We have audited the accompanying balance sheets of The Citizens' National Bank of Ashland (Bank) as of December 31, 1994 and 1993, and the related statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Citizens' National Bank of Ashland as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 7 to the financial statements, the Bank changed its method of accounting for income taxes in 1993.




COOPERS & LYBRAND L.L.P.

One South Market Square
Harrisburg, Pennsylvania
January 20, 1995, except for
Note 12, as to which the date
is July 5, 1995

                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                                BALANCE SHEETS
     AS OF JUNE 30, 1995 (UNAUDITED) AND DECEMBER 31, 1994, 1993 AND 1992


                                            (Unaudited)
                     ASSETS                   June 30,                       December 31
                                                             --------------------------------------------------
                                                1995            1994              1993              1992
                                           ---------------   -------------   ---------------   ----------------
Cash and due from banks                       $ 2,279,362     $ 2,138,498       $ 1,904,586      $  2,196,280
Federal funds sold                              2,810,000         815,000         2,715,000         4,850,000
Investment securities (market value of
   $30,343,270, $30,389,492,
   $30,509,165, and $27,931,300 at
   June 30, 1995 and December 31,
   1994, 1993, and 1992, respectively)         30,381,255      31,059,669        29,645,159        27,297,762
Loans                                          27,231,898      27,220,141        26,833,046        28,082,437
Less:
  Unearned income                                (639,585)       (619,265)         (732,735)         (984,001)
  Allowance for loan losses                      (306,820)       (277,408)         (283,384)         (302,290)
                                            -------------     -----------       -----------       -----------

         Net loans                             26,285,493      26,323,468        25,816,927        26,796,146
                                            -------------     -----------       -----------       -----------
Premises and equipment, net                       400,681         407,949           395,897           388,465
Accrued interest receivable and other
  assets                                          878,867         831,208           759,808           789,876
                                            -------------     -----------       -----------       -----------
        Total assets                          $63,035,658     $61,575,792       $61,237,377       $62,318,529
                                            =============     ===========       ===========       ===========

     LIABILITIES AND SHAREHOLDERS'
                  EQUITY

Liabilities:
  Deposits:
     Noninterest-bearing                        4,628,235       4,313,280         4,549,344         4,476,142
     Savings                                   22,746,669      22,416,162        22,281,540        22,761,774
     Time                                      25,706,389      25,131,455        25,144,313        26,125,249
                                            -------------     -----------       -----------       -----------

        Total deposits                         53,081,293      51,860,897        51,975,197        53,363,165

  Accrued interest payable                        335,046         309,687           317,087           377,294
  Accrued taxes and other liabilities             265,379         274,167           236,206           306,177
                                            -------------     -----------       -----------       -----------

        Total liabilities                      53,681,718      52,444,751        52,528,490        54,046,636
                                            -------------     -----------       -----------       -----------
Shareholders' equity:
  Common stock, par value $20; 20,000
     shares authorized, issued and
     outstanding                                  400,000         400,000           400,000           400,000
  Surplus                                       1,000,000       1,000,000         1,000,000         1,000,000
  Retained earnings                             7,953,940       7,731,041         7,308,887         6,871,893
                                            -------------     -----------       -----------       -----------

        Total shareholders' equity              9,353,940       9,131,041         8,708,887         8,271,893
                                            -------------     -----------       -----------       -----------
        Total liabilities and
           shareholders' equity               $63,035,658     $61,575,792       $61,237,377       $62,318,529
                                            =============     ===========       ===========       ===========


   The accompanying notes are an integral part of the financial statements.

                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                             STATEMENTS OF INCOME
      FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)
           AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                                   (Unaudited)
                                                     June 30                                     December 31
                                             --------------------------------        ----------------------------------------
                                                  1995                1994               1994             1993          1992
                                             ------------          ----------        -----------       ---------     --------
Interest income:
     Interest and fees on loans                $1,127,109           $1,187,911         $2,325,328       $2,578,474    $2,967,374
     Interest on investment securities:
        Taxable                                   661,439              599,327          1,249,379        1,228,212     1,390,635
        Tax-exempt                                259,484              279,970            557,742          547,789       519,265
     Interest on federal funds sold                70,610               51,919             98,356          120,498       169,286
                                               ----------           ----------         ----------      -----------    ----------

          Total interest income                 2,118,642            2,119,127          4,230,805        4,474,973     5,046,560
                                               ----------           ----------         ----------      -----------    ----------

Interest expense:
     Savings deposits                             270,115              261,503            532,060          563,578       722,578
     Time deposits                                612,820              518,416          1,058,188        1,196,398     1,520,765
                                               ----------           ----------         ----------      -----------    ----------
          Total interest expense                  882,935              779,919          1,590,248        1,759,976     2,243,343
                                               ----------           ----------         ----------      -----------    ----------
          Net interest income before
provision  for loan losses                      1,235,707            1,339,208          2,640,557        2,714,997     2,803,217

Provision for loan losses                                               25,000             50,000          230,000       175,000
                                               ----------           ----------         ----------      -----------    ----------
           Net interest income after
provision for loan losses                       1,235,707            1,314,208          2,590,557        2,484,997     2,628,217
                                               ----------           ----------         ----------      -----------    ----------
Other operating income:
     Service charges on deposit accounts           38,114               36,465             74,259           67,665        57,664
     Other service charges,
commissions and fees                               30,919               35,007             61,406           56,884        50,644
     Other income                                  22,341                4,189              6,413            8,880        20,666
                                                ---------           ----------          ----------     -----------    ----------
           Total other operating income            91,374               75,661            142,078          133,429       128,974
                                                ---------           ----------          ----------     -----------    ----------
Other operating expenses:
     Salaries and employee benefits               422,014              370,781            870,861          808,950       766,158
     Net occupancy                                 41,036               45,894             93,865           86,432        87,416
     Furniture and equipment                       45,040               53,370            105,153          108,878       117,664
     Other expenses                               322,092              298,059            656,602          676,983       731,072
                                               ----------          -----------         ----------     ------------   -----------

           Total other operating expenses         830,182              768,104          1,726,481        1,681,243     1,702,310
                                               ----------          -----------         ----------     ------------   -----------

Income before income taxes and accounting
            change                                496,899              621,765          1,006,154          937,183     1,054,881
Income tax provision                               94,000              129,000            174,000          165,000       210,000
                                               ----------          -----------         ----------     ------------   -----------

           Income before cumulative effect of
             change in accounting principle       402,899              492,765            832,154          772,183       844,811
Cumulative effect of change of
           accounting principle                                                                             74,811
                                                ---------          -----------         ----------      -----------    ----------


           Net income                            $402,899             $492,765           $832,154         $846,994      $844,881
                                                =========           ==========         ==========      ===========    ==========

Weighted average number of shares outstanding      20,000               20,000             20,000           20,000        20,000
                                                =========           ==========         ==========      ===========    ==========
Per share amounts:
     Income before cumulative effect of chang e

            in accounting principle                $20.14               $24.64             $41.61           $38.61        $42.24
                                                =========           ==========         ==========      ===========    ==========
Cumulative effect of change in accounting
 principle                                         -                    -                  -                 $3.74        -
                                                =========           ==========         ==========      ===========    ==========
Net income per share                               $20.14               $24.64             $41.61           $42.35        $42.24
                                                =========           ==========         ==========      ===========    ==========

   The accompanying notes are an integral part of the financial statements.

                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
           FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1995 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


Balance, December 31, 1995                         $7,827,012

    Net income                                        844,881

    Cash dividends ($19.50 per share)                (400,000)
                                                   -----------

Balance, December 31, 1992                          8,271,893

    Net income                                        846,994

    Cash dividends ($20.50 per share)                (410,000)
                                                   -----------

Balance, December 31, 1993                          8,708,887

    Net income                                        832,154

    Cash dividends ($20.50 per share)                (410,000)
                                                   -----------

Balance, December 31, 1994                          9,131,041

    Net income                                        402,899

    Cash dividends ($9 per share)                    (180,000)
                                                   -----------

Balance, June 30, 1995 (Unaudited)                 $9,353,940
                                                   ==========







   The accompanying notes are an integral part of the financial statements.

                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                           STATEMENTS OF CASH FLOWS
      FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)
           AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                                                  (Unaudited)
                                                                    June 30                           December 31
                                                            -------------------------   ------------------------------------------
                                                                1995         1994          1994           1993            1992
                                                            ------------  -----------   ----------   -------------  --------------
Cash flows from operating activities:
     Net income before cumulative effect of change in
            accounting principles                              $402,899     $492,765     $832,154        $772,183        $844,881
     Adjustments to reconcile net income to net cash
            provided by operating activities:
          Depreciation                                           22,548       28,178       55,695          67,004          78,858
          Gain on sale of investments                            (1,500)        (700)        (700)         (1,250)         (2,900)
          Effect of change in accounting principle                                                         74,811
          Amortization of bond premium, net                                                68,024          70,367          70,917
          Provision for loan losses                                           25,000       50,000         230,000         175,000
          Deferred tax provision (benefit)                      (29,393)     (11,676)       7,905         (35,526)        (28,084)
          (Increase) decrease in accrued interest
              receivable and other assets                       (18,266)     (61,697)     (79,305)        149,822         (73,529)
          Increase (decrease) in accrued interest payable        25,359      (19,464)      (7,400)        (60,207)       (156,394)
          Increase (decrease) in accrued taxes and
              other liabilities                                  (8,788)       3,912       37,961         (70,497)        152,334
                                                              ---------    ---------    ---------       ---------      ----------

              Net cash provided by operating activities         392,859      456,318      964,334       1,196,707       1,061,083
                                                              ---------    ---------    ---------       ---------      ----------


Cash flows from investing activities:
     Proceeds from maturities of investment securities        6,399,939    2,957,000    6,705,761       7,930,000       9,057,413
     Purchases of investment securities                      (5,720,025)  (4,945,182)  (8,187,595)    (10,346,514)    (12,953,911)
     Net (increase) decrease in loans                            37,957      315,974     (556,541)        665,517       2,009,878
     Purchase of premises and equipment                         (15,280)     (19,078)     (67,747)        (74,436)         (3,696)
                                                             ----------   ----------   ----------      ----------     -----------


              Net cash provided by (used in) investing
               activities                                       702,609   (1,691,286)  (2,106,122)     (1,825,433)     (1,890,316)
                                                              ---------    ---------    ---------       ---------      ----------


Cash flows from financing activities:
     Net increase (decrease) in noninterest-bearing deposits    314,955       80,962     (236,064)         73,202         123,195
     Net increase (decrease) in savings deposits                330,507    1,000,558      134,622        (480,234)      1,572,946
     Net increase (decrease) in certificates of deposit         574,934       15,991      (12,858)       (980,936)     (1,290,845)
     Cash dividends                                            (180,000)    (180,000)    (410,000)       (410,000)       (400,000)
                                                              ---------    ---------    ---------       ---------      ----------


         Net cash provided by (used in) financing             1,040,396      917,511     (524,300)     (1,797,968)          5,296
          activities                                         ----------    ---------    ---------       ---------      ----------


         Increase (decrease) in cash and cash equivalents     2,135,864     (317,457)  (1,666,088)     (2,426,694)       (823,937)


Cash and cash equivalents at beginning of period              2,953,498    4,619,586    4,619,586       7,046,280       7,870,217
                                                             ----------    ---------    ---------       ---------      ----------


Cash and cash equivalents at end of period                   $5,089,362   $4,302,129   $2,953,498      $4,619,586      $7,046,280
                                                             ==========   ==========   ==========      ==========      ==========


Cash and cash equivalents at end of period consist of
     the following:
     Cash and due from banks                                  2,279,362    2,227,129    2,138,498       1,904,586       2,196,280
     Federal funds sold                                       2,810,000    2,075,000      815,000       2,715,000       4,850,000
                                                              ---------    ---------    ---------      ----------       ---------

                                                             $5,089,362   $4,302,129   $2,953,498      $4,619,586      $7,046,280
                                                             ==========   ==========   ==========      ==========      ==========



   The accompanying notes are an integral part of the financial statements.

                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The significant accounting policies of The Citizens' National Bank of Ashland (Bank) are as follows:

         INVESTMENT SECURITIES:

    Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Debt securities are classified as held-to-maturity and carried at amortized cost in accordance with the Bank's policy.

    These debt securities are carried at cost adjusted for amortization of premium and accretion of discount. Gains and losses realized on the sales of investment securities are determined using the specific identification method and are included in income for the period.

         PREMISES AND EQUIPMENT:

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Gains or losses on dispositions of premises and equipment are included in income in the period of disposition.

         PROVISION FOR LOAN LOSSES:

    The loan loss provision is based on those factors which, in management's judgment, deserve current recognition in estimating possible loan losses, including past loan loss experience and changes in:

    .    Economic conditions prevailing in the Bank's trading area;

    .    Character and size of the loan portfolio; and

    . Overall credit-worthiness of borrowers as monitored through delinquency analysis and loan reviews.

         INCOME TAXES:

    In 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 7).

         INTEREST INCOME ON LOANS:

    Interest income on commercial, consumer, and mortgage loans is recorded on the interest method. Nonaccrual loans are those on which the accrual of interest has ceased and where all previously accrued and unpaid interest is reversed. Loans are placed on nonaccrual status when principal or interest is past due 180 days or more and the collateral may be inadequate to recover principal and interest, or immediately, if in the opinion of management, full collection is doubtful. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income. Subsequent cash payments received are either applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of principal and interest.

         REAL ESTATE OWNED:

    Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses. For the six-month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, non-cash transactions related to real estate acquired through foreclosure totaled $0 and $0, and $0, $83,702 and $47,271, respectively.

    Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of real estate acquired through foreclosure are credited or charged to noninterest expense. Costs of maintaining and operating foreclosed property are expensed as incurred. Expenditures to improve foreclosed properties are capitalized only if expected to be recovered; otherwise, they are expensed.

         STATEMENTS OF CASH FLOWS:

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. During the periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 the Bank paid income taxes of $102,000, $120,000, $158,529, $172,585 and
    $118,000 and paid interest to depositors of $857,576, $799,383, $1,597,648,
    $1,820,183 and $2,399,737, respectively.

         ACCOUNTING FOR LOAN FEES:

    Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loans' yield. The Bank is amortizing these amounts over the contractual life of the related loans.

         NET INCOME PER SHARE:

    Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each period presented.

         RECLASSIFICATION:

    The 1993 financial statements have been reclassified to conform with the 1994 presentation.


2.  INVESTMENT SECURITIES:

    The amortized cost and estimated market values of investments in debt securities at June 30, 1995 and December 31, 1994, 1993 and 1992 are as follows:

                                                                              (Unaudited)
                                                                              June 30, 1995
                                              -----------------------------------------------------------------------------
                                                                         Gross              Gross               Estimated
                                                  Amortized             Unrealized         Unrealized             Market
                                                     Cost                 Gains              Losses               Value
                                              -----------------    ----------------    ----------------    ----------------
U.S. Treasury securities                           $ 13,020,617        $    142,787        $     36,216       $  13,127,188
U.S. Government agencies                              8,290,706              54,790              37,141           8,308,355
State and political subdivisions                      8,588,712             115,815             211,394           8,493,133
Other securities                                        481,220               1,539              68,165             414,594
                                                   ------------        ------------        ------------       -------------

                                                   $ 30,381,255        $    314,931        $    352,916       $  30,343,270
                                                  =============       =============       =============      ==============

                                                                      December 31, 1994
                                       ---------------------------------------------------------------------------------
                                                                   Gross                 Gross             Estimated
                                          Amortized              Unrealized            Unrealized            Market
                                            Cost                   Gains                 Losses               Value
                                       ---------------      ------------------      ---------------      ---------------
U.S. Treasury securities                  $ 13,985,190            $      4,198         $    394,701         $ 13,594,687
U.S. Government agencies                     7,137,160                  33,240              279,576            6,890,824
State and political subdivisions             9,242,532                 133,820              154,477            9,221,875
Other securities                               694,787                   4,724               17,405              682,106
                                          ------------            ------------         ------------         ------------

                                          $ 31,059,669            $    175,982         $    846,159         $ 30,389,492
                                         =============           =============        =============        =============
                                                                      December 31, 1993
                                       ---------------------------------------------------------------------------------
                                                                   Gross                 Gross             Estimated
                                          Amortized              Unrealized            Unrealized            Market
                                            Cost                   Gains                 Losses               Value
                                       ---------------      ------------------      ---------------      ---------------
U.S. Treasury securities                  $ 12,988,437            $    272,715         $        527         $ 13,260,625
U.S. Government agencies                     6,669,553                  82,010               16,345            6,735,218
State and political subdivisions             8,877,247                 506,344                1,330            9,382,261
Other securities                             1,109,922                  23,975                2,836            1,131,061
                                            ----------             -----------          -----------         ------------
                                          $ 29,645,159            $    885,044         $     21,038         $ 30,509,165
                                       ===============          ==============       ==============       ==============
                                                                      December 31, 1992
                                       ---------------------------------------------------------------------------------
                                                                   Gross                 Gross             Estimated
                                          Amortized              Unrealized            Unrealized            Market
                                            Cost                   Gains                 Losses               Value
                                       ---------------      ------------------      ---------------      ---------------
U.S. Treasury securities                  $  9,991,787            $    309,619          $                   $ 10,301,406

U.S. Government agencies                     7,116,334                 122,797               17,334            7,221,797

State and political subdivisions             8,386,185                 242,268               58,482            8,569,971

Other securities                             1,803,456                  34,670                                 1,838,126

                                           -----------            ------------          ----------           -----------
                                          $ 27,297,762            $    709,354        $     75,816          $ 27,931,300
                                          ============            ============        ============          ============

     The amortized cost and estimated market value of debt securities at June 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              (Unaudited)
                                             June 30, 1995                 December 31, 1994               December 31, 1993
                                     -----------------------------   -----------------------------   -----------------------------
                                                        Estimated                       Estimated                       Estimated
                                       Amortized          Market       Amortized          Market       Amortized          Market
                                          Cost            Value           Cost            Value          Cost             Value
                                     ------------     ------------   ------------     ------------   ------------     ------------
             Due within one year     $  4,639,000     $  4,503,913   $  4,839,307     $  4,839,360   $  4,597,482     $  4,680,065
             Due one year but
              within five years        19,508,000       19,644,938     20,658,003       20,098,137     15,797,401       16,169,814
             Due after five years
              but within ten years      5,868,000        5,817,335      5,362,359        5,245,496      8,468,820        8,845,207
             Due after ten years          366,255          377,084        200,000          206,499        781,456          814,079
                                     ------------     ------------   ------------     ------------   ------------     ------------

                                     $ 30,381,255     $ 30,343,270   $ 31,059,669     $ 30,389,492   $ 29,645,159     $ 30,509,165
                                     ============     ============   ============     ============   ============     ============

     Proceeds from maturities of investments in debt securities, including sales which resulted from the exercise of call options for the six-month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 were $6,399,939, $2,957,000, $6,705,761, $7,930,000 and
     $9,057,413, respectively. Gross gains of $1,500, $700, $700, $1,250 and
     $2,900 were realized for the six-month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively.

     Investment securities aggregating $1,767,000, $1,767,000, $1,270,000 and $1,270,000 at June 30, 1995 and December 31, 1994, 1993, and 1992 were pledged to collateralize public deposits and other funds as provided by law.

     At June 30, 1995 and December 31, 1994, 1993 and 1992, the Bank had no investments of any one issuer (other than the U.S. Government and its agencies) with an aggregate book value in excess of ten percent of shareholders' equity.

     Interest earned on investment securities for the six-month periods ended June 30, 1995 and 1994, and the years ended December 31, 1994, 1993 and 1992 consisted of the following:

                                               (Unaudited)
                                                 June 30,                             December 31,
                                      ------------------------------  ----------------------------------------------
                                           1995            1994            1994            1993            1992
                                      --------------  --------------  --------------  --------------  --------------
         Taxable:
          U.S. Treasury                   $  406,669      $  369,529      $  756,149      $  735,651      $  771,450
          U.S. Government agencies           234,633         196,830         433,322         383,726         455,246
          Other securities                    20,137          32,968          59,908         108,835         163,939
                                          ----------      ----------      ----------      ----------      ----------

            Total taxable                 $  661,439      $  599,327      $1,249,379      $1,228,212      $1,390,635
                                          ==========      ==========      ==========      ==========      ==========
         Tax-exempt:
            State and municipal           $  259,484      $  279,970      $  557,742      $  547,789      $  519,265
                                          ==========      ==========      ==========      ==========      ==========

3.   LOANS:

     The composition of loans outstanding at June 30, 1995 and December 31, 1994, 1993 and 1992 is as follows:

                                       (Unaudited)
                                         June 30,                      December 31,
                                     --------------   ------------------------------------------------
                                          1995             1994             1993             1992
                                     --------------   --------------   --------------   --------------
         Commercial and industrial     $    446,865     $    431,827     $    280,434     $    242,772
         Real estate - mortgage          21,143,803       20,973,144       19,748,225       18,209,747
         Installment                      5,641,230        5,611,383        6,583,568        9,287,321
         Other                                               203,787          220,819          342,597
                                         ----------     ------------     ------------     ------------

                                       $ 27,231,898     $ 27,220,141     $ 26,833,046     $ 28,082,437
                                       ============     ============     ============     ============

     During 1994, 1993 and 1992 the Bank significantly reduced its acceptance of indirect paper from a local automobile dealer, resulting in a corresponding reduction in installment loans and unearned income from those loans.

4.   ALLOWANCE FOR LOAN LOSSES:

     A summary of the activity in the allowance for loan losses for the six-month period ended June 30, 1995 and the years ended December 31, 1994, 1993 and 1992 is as follows:

                                         (Unaudited)
                                          June 30,                      December 31,
                                                      ------------------------------------------------
                                           1995             1994             1993             1992
                                       ------------   --------------   --------------   --------------
         Balance, January 1              $  277,408       $  283,384       $  302,290       $  267,561
         Provision                                -           50,000          230,000          175,000
         Recoveries                          57,326          129,622          113,520          137,030
         Loans charged-off                  (27,914)        (185,598)        (362,426)        (277,301)
                                         ----------       ----------       ----------       ----------

         Balance, December 31            $  306,820       $  277,408       $  283,384       $  302,290
                                         ==========       ==========       ==========       ==========

5.   BANK PREMISES AND EQUIPMENT:

     Premises and equipment at the six-month period ended June 30, 1995 and December 31, 1994, 1993 and 1992 are comprised of the following:

                                       (Unaudited)
                                         June 30,                       December 31,
                                                       ------------------------------------------------
                                           1995             1994             1993             1992
                                      --------------   --------------   --------------   --------------
         Land                            $   10,700       $   10,700       $   10,700       $   10,700
         Buildings and improvements         551,194          542,160          543,060          505,560
         Furniture and equipment            795,146          788,900          786,157          749,221
                                         -----------      -----------      -----------      -----------

                                          1,357,040        1,341,760        1,339,917        1,265,481
         Less accumulated                (1,022,263)        (999,715)        (944,020)        (877,016)
                                         -----------      -----------      -----------      -----------
         depreciation

                                            334,777          342,045          395,897          388,465
         Construction in process             65,904           65,904
                                         -----------      -----------      -----------      -----------
                                         $  400,681       $  407,949       $  395,897       $  388,465
                                         ===========      ===========      ===========      ===========

     Depreciation expense charged to operations amounted to $22,548 and $28,178, and $55,695, $67,004 and $78,858 for the six-month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively.

6.   TIME CERTIFICATES OF DEPOSIT OVER $100,000:

     The aggregate amounts of time certificates of deposit of $100,000 or more included in time deposits at June 30, 1995, December 31, 1994, 1993 and 1992 were approximately $890,000, $976,000, $661,000, and $849,000, respectively. Interest expense on these deposits was approximately $27,000 and $16,000 and $37,000, $40,000 and $47,000 for the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively.


7.   INCOME TAXES:

     The provision (benefit) for income taxes for the six-month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 consisted of the following:

                                               (Unaudited)
                                                 June 30,                              December 31,
                                    -------------------------------   ------------------------------------------------
                                         1995             1994             1994             1993             1992
                                    --------------   --------------   --------------   --------------   --------------
         Current                       $  123,393       $  140,676       $  166,095       $  200,526       $  238,084
         Deferred                         (29,393)         (11,676)           7,905          (35,526)         (28,084)
                                       -----------      -----------      -----------      -----------      -----------

                                       $   94,000       $  129,000       $  174,000       $  165,000       $  210,000
                                       ===========      ===========      ===========      ===========      ===========

     As discussed in Note 1, the Company adopted the provisions of SFAS 109 effective January 1, 1993. The effect of this change is reflected in the statement of income as an accounting change. The cumulative effect of this change as of January 1, 1993 increased net income by $74,811.

     The components of the net deferred tax asset as of June 30, 1995 and December 31, 1994 and 1993 were as follows:

                                                 (Unaudited)
                                                   June 30,                         December 31,
                                                                    ---------------------------------------------
                                                     1995                    1994                    1993
                                            ---------------------   ---------------------   ---------------------
         Deferred tax assets:
          Loan loss provision                          $   56,955              $   46,755              $   48,787
          Non-accrual loan interest income                 19,818                  19,449                  17,466
          Loan origination fees                            39,225                  32,146                  55,896
          Deferred compensation                            74,698                  68,069                  57,735
          Alternative minimum tax credit                   43,366                  46,374                  39,811
                                                       ----------              ----------              ----------

            Total deferred tax assets                     234,062                 212,793                 219,695
                                                       ----------              ----------              ----------

         Deferred tax liabilities:
          Depreciation                                     37,721                  40,781                  44,181
          Accretion of discount                             5,116                   5,116                   4,371
          Miscellaneous                                    18,979                  24,043                  20,385
                                                       ----------              ----------              ----------

            Total deferred tax liability                   61,816                  69,940                  68,937
                                                       ----------              ----------              ----------

            Net deferred asset                         $  172,246              $  142,853              $  150,758
                                                       ==========              ==========              ==========

            The significant components of the deferred tax expense (benefit) for the six-month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                             (Unaudited)
                                                              June 30,                              December 31,
                                                  --------------------------------  ------------------------------------------------
                                                        1995            1994             1994             1993             1992
                                                  ---------------  ---------------  --------------  ---------------  ---------------

         Loan loss provision, net of charge-offs      $  (10,200)      $      340      $    2,032       $    6,428       $  (11,808)
         Accelerated depreciation                         (3,060)          (3,060)         (3,400)          (3,195)          (7,870)
         Deferred compensation                            (6,629)          (5,167)        (10,333)         (10,182)          (9,802)
         Deferred fee income                              (7,079)          (4,488)         28,815          (26,520)         (13,056)
         Alternative minimum tax credit                    3,008              811          (6,563)                           18,980
         Other net                                        (5,433)            (112)         (2,646)          (2,057)          (4,528)
                                                      -----------      -----------     -----------      -----------      -----------

                                                      $  (29,393)      $  (11,676)     $    7,905       $  (35,526)      $  (28,084)
                                                      ===========      ===========     ===========      ===========      ===========


     The provision for income taxes differed from the amounts derived from applying the statutory graduated federal tax rates as follows:

                                                                (Unaudited)
                                                                  June 30,                           December 31,
                                                     ------------------------------  ----------------------------------------------
                                                          1995            1994            1994            1993            1992
                                                     --------------  --------------  --------------  --------------  --------------
         Computed statutory tax provision               $  168,945      $  211,400      $  342,092      $  344,078      $  358,660
         Effect of tax-exempt municipal bond and loan
           interest, net of interest offset                (80,316)        (87,233)       (173,793)       (170,852)       (158,365)
         Alternative minimum tax                                                                                            (6,472)
         Other                                               5,371           4,833           5,701          (8,226)         16,177
                                                        -----------     -----------     -----------     -----------     -----------

                                                        $   94,000      $  129,000      $  174,000      $  165,000      $  210,000
                                                        ===========     ===========     ===========     ===========     ===========

8.   PROFIT-SHARING AND DEFERRED COMPENSATION PLANS:

     The Bank's noncontributory profit-sharing plan covers substantially all employees. The plan provides that the Bank contribute an amount not to exceed the amount deductible for federal income tax purposes, such amount to be fixed by appropriate action of the Board of Directors. For the six-month periods ended June 30, 1995 and 1994, and the years ended December 31, 1994, 1993 and 1992 the Bank provided $0 and $0, and $32,000, $32,000 and $30,000, respectively.

     In addition to the noncontributory profit-sharing plan described previously, the Bank also maintains a contributory, nonqualified deferred compensation plan for members of the Board of Directors. Under the terms of this plan, members may elect to defer 100% of their fees for the lesser of five years from the inception of the plan or when their Board membership terminates, after which the deferred income will be paid over a ten-year period to the director or the director's beneficiary. For the six-month periods ended June 30, 1995 and 1994, and the years ended December 31, 1994, 1993 and 1992 total expense for this plan was $24,792 and $20,490, and $40,980, $40,536 and $28,830, respectively.


9.   RELATED PARTY TRANSACTIONS:

     Certain directors and their business affiliates, executive officers and their families are indebted to the Bank. At June 30, 1995 and December 31, 1994, 1993 and 1992 loans to these persons and their business affiliates amounted to approximately $97,000, $99,000, $88,000 and $48,000, respectively. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory bank lending limitations.

10.  DIVIDEND RESTRICTIONS:

     The Bank is subject to legal limitations as to the amount of dividends that can be paid to its shareholders. The approval of certain banking regulatory authorities is required if the total of all dividends declared by the Bank exceeds limits as defined by the regulatory authorities. The Bank could declare dividends in 1994 without regulatory approval of approximately $882,000 plus an additional amount equal to the Bank's retained net profits in 1994 up to the date of any dividend declaration.


11.  CREDIT AND INTEREST RATE RISK:

     The Bank grants commercial, consumer and residential loans to customers primarily in Ashland, Pennsylvania. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

     The Bank's assets mature or reprice over a longer term than the liabilities which fund the assets. Therefore, during times of rising interest rates, net interest income will be reduced. During the six-month period ended June 30, 1995 and the years ended December 31, 1994 and 1993, the Bank had average interest earning assets of $59.5 million, $59.5 million, and $61.1 million having a weighted average effective yield of 7.12%, 7.11% and 7.45%, respectively, and average interest-bearing liabilities of $48.7 million, $47.8 million and $48.5 million having a weighted average effective interest rate of 3.35%, 3.33% and 3.62%, respectively. Net interest income will fluctuate based on changes in interest rates and changes in the levels of interest sensitive assets and liabilities.


12.  PROPOSED MERGER:

     On July 5, 1995 the Bank entered into an agreement and plan of merger with Community Banks, Inc. whereby the Bank will be merged into Community Banks, National Association, a wholly-owned subsidiary of Community Banks. The agreement requires approval of the Bank's shareholders and various regulatory bodies.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                     THE CITIZENS' NATIONAL BANK OF ASHLAND
                                 WITH AND INTO
                     COMMUNITY BANKS, NATIONAL ASSOCIATION,
                          A WHOLLY OWNED SUBSIDIARY OF
                             COMMUNITY BANKS, INC.


          THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), made and entered into this 5th day of July, 1995, by and among THE CITIZENS' NATIONAL BANK OF ASHLAND ("Citizens"), a national banking association having its headquarters at 735 Center Street, Ashland, Pennsylvania 17921; COMMUNITY BANKS, NATIONAL ASSOCIATION ("CBNA"), a national banking association having its headquarters at 150 Market Square, Millersburg, Pennsylvania 17061, and COMMUNITY BANKS, INC. ("Community"), a Pennsylvania business corporation having its corporate headquarters at 150 Market Square, Millersburg, Pennsylvania 17061.

          WHEREAS, the Boards of Directors of Citizens, CBNA, and Community deem it advisable and in the reasonable best interest of their respective shareholders that under and pursuant to the terms and conditions herein set forth Citizens be merged with and into CBNA (the "Merger"); and

          WHEREAS, this Agreement has been approved by the Board of Directors of each party hereto; and

          WHEREAS, the parties hereto desire to adopt this Agreement as a Plan of Reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, acting pursuant to resolutions of their respective Boards of Directors, and in accordance with the provisions of the National Bank Act and the laws of the Commonwealth of Pennsylvania, Citizens, CBNA, and Community do hereby agree as follows:


                                   ARTICLE I
                                  THE MERGER


          1.1 Citizens shall be merged into CBNA upon the terms and provisions of this Agreement and under the Articles of Association and By-Laws of CBNA (subject to future alteration, amendment or repeal). The Merger shall be pursuant to the provisions of, and with the effect provided in, the National Bank Act and shall be expressly conditioned upon receipt of all necessary regulatory and corporate approvals.

          1.2 The name of the surviving national association shall be COMMUNITY BANKS, N.A. The Articles of Association and the Bylaws of the surviving national association shall be the Articles of Association and the Bylaws of CBNA in effect immediately prior to the Merger.

          1.3 The business of the surviving national association after the Effective Date of the Merger shall be a national banking association which shall be conducted by CBNA at its main office as then located and at its legally established branches including all branches and the main office of Citizens immediately prior to the Merger.

          1.4 At the Effective Date of the Merger, the separate existence of Citizens shall cease and CBNA, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall be liable for all of the liabilities of Citizens existing at the Effective Date.

          1.5 All assets, rights, privileges, immunities, powers, franchises and interests of Citizens in and to every type of property (real, personal and mixed) and chooses in action, as they exist as of the Effective Date, shall pass and be transferred to and vest in CBNA by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Citizens shall cease and the existence of CBNA as the surviving national association and as a national association organized under the National Bank Act shall continue unaffected and unimpaired by the Merger; and CBNA shall be deemed to be the same Association as Citizens and shall be subject to all of its duties and liabilities of every kind and description.

          CBNA, upon the Merger and without any order of other action on the part of any court or otherwise, shall possess, hold and enjoy all rights, privileges, immunities, franchises and interests, both as a public nature and as a private nature, in the same manner and to the same extent as such rights, privileges, immunities, franchises and interests were possessed, held or enjoyed by Citizens as of the Effective Date. All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other chooses in action, and all and every other interest, of or belonging to or due to Citizens, shall be taken and deemed to be transferred to and vested in CBNA without further act or deed. The title to any real estate, or any interest therein, vested in Citizens shall not revert or be in any way impaired by reason of the Merger.

          1.6 CBNA shall be responsible and liable for all the liabilities and obligations of Citizens and any claim existing or action or proceeding pending by or against Citizens may be prosecuted as if the Merger had not taken place, or CBNA may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Citizens shall be impaired by reason of the Merger.

          1.7 The shares of capital stock of CBNA issued and outstanding immediately prior to the Effective Date shall at the Effective Date continue to be issued and outstanding.


                                   ARTICLE II
                CONVERSION AND EXCHANGE OF CITIZENS COMMON STOCK


          2.1 At the Effective Date of the Merger, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Each share of Citizens' Common Stock issued and outstanding immediately prior to the Effective Date of the Merger, except for (i) Perfected Dissenting Shares (as defined in Section 2.4) and (ii) shares of Citizens' Common Stock held and beneficially owned by Community or any Community subsidiary (other than shares of Citizens' Common Stock held in a fiduciary or similar capacity on behalf of others) which shall be canceled by virtue of the Merger, shall automatically be converted into 29.333 shares (the "Conversion Factor") of common stock, $5.00 par value, of Community ("Community Common Stock"), subject to the following adjustments:

               (1) If the Market Value Per Share of Community (as defined below) as of the close of business on the fifth (5th) trading date preceding the Effective Date of the Merger is less than $26.25 per share, then the Conversion Factor shall be increased to the number obtained by dividing $770.00 by the Market Value Per Share of Community; provided, however, that in no event shall the Conversion Factor be greater than 31.206.

               (2) If the Market Value Per Share of Community (as defined below) as of the close of business on the fifth (5th) trading date preceding the Effective Date of the Merger is more than $26.25 per share, then the Conversion Factor shall be decreased to the number obtained by dividing $770.00 by the Market Value Per Share of Community; provided, however, that in no event shall the Conversion Factor be less than 27.673.

     For purposes of this Agreement, "Market Value Per Share" shall mean with respect to a calculation date the average of the closing sales price of Community Common Stock as reported by the NASDAQ NMS for the thirty (30) consecutive trading days ending on and including the date as of which the Market Value Per Share is to be calculated. In addition, if the sum of the total number of shares of Citizens' Common Stock outstanding at the Effective Date exceeds 20,000, then the Conversion Factor shall be reduced to the number obtained by multiplying the Conversion Factor times a fraction the numerator of which shall be 20,000 and the denominator of which shall be the total number of shares of Citizens' Common Stock outstanding at the Effective Date.

          (b) Each share of Citizens Common Stock which, immediately prior to the Effective Date of the Merger, was issued and held in the treasury of Citizens, if any, will be canceled and retired.

          (c) No Perfected Dissenting Shares will be converted into Community Common Stock under this Section 2.1, but such Perfected Dissenting Shares will be subject to the provisions of Section 2.4.

          (d) Each authorized but unissued share of Citizens' Common Stock will cease to exist.

          (e) Each share of Community Common Stock issued and outstanding shall remain issued and outstanding.

          2.2 Neither certificates nor scrip for fractional interests in Community Common Stock will be issued, but in lieu thereof each holder of shares of Citizens Common Stock who would otherwise have been entitled to a fraction of a share of Community Common Stock will be paid an amount in cash equal to such fraction multiplied by the Market Value Per Share of Community as of the close of business of the fifth (5th) trading date preceding the Effective Date of the Merger.

          2.3 As soon as practicable after the Effective Date of the Merger, holders of shares of Citizens' Common Stock shall be furnished a form letter of transmittal for the tender of their shares to an Exchange Agent appointed by Community, to be exchanged for new certificates for the appropriate number of shares of Community Common Stock. Community shall be required to issue Community Common Stock only upon the actual surrender of Citizens shares and will require an indemnity agreement or a bond from any Citizens' shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of the certificate.

          2.4 Each outstanding share of Citizens' Common Stock, the holder of which has timely made a written request to CBNA accompanied by the surrender of his stock certificates pursuant to Section 215a(b) of the National Bank Act (12 U.S.C. (S)215a(b)), is herein called a "Dissenting Share." Dissenting Shares, the holders of which have not effectively withdrawn or lost (for failure to timely file a demand for appraisal of their shares or otherwise) their dissenters' rights under Section 215a of the National Bank Act ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by
Section 215a of the National Bank Act. Each holder of Dissenting Shares who becomes entitled to payment for his Citizens Common Stock pursuant to the provisions of Section 215a of the National Bank Act shall receive payment therefor from Community but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions.

          2.5(a) As of the Effective Date of the Merger, Community will issue and will deliver to the Exchange Agent certificates representing a sufficient number of shares of Community Common Stock issuable in the Merger and a sufficient amount of cash in lieu of fractional shares payable in the Merger.

          (b) Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Citizens' Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date of the Merger, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Community Common Stock ("New Certificates") together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates.

          (c) Until Old Certificates have been surrendered and exchanged as herein provided for New Certificates, each outstanding Old Certificate shall be deemed, for all corporate purposes of Community, to be the number of whole shares of Community Common Stock into which the number of shares of Citizens' Common Stock shown thereon have been converted. At the option of Community, no dividends or other distributions which are declared on Community Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Date of the Merger, will be paid to such persons in accordance with the terms of such Community Common Stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          2.6 The Conversion Factor shall be subject to adjustment (in addition to any adjustment required by Section 2.1(a) hereof) from time to time as follows:

          (a) Whenever, subsequent to the date hereof but prior to the Effective Date of the Merger, (i) a record date occurs for the purpose of determining the holders of Community Common Stock entitled to receive a dividend declared payable in shares of Community Common Stock, (ii) Community subdivides the outstanding shares of Community Common Stock,
     (iii) Community combines the outstanding shares of Community Common Stock into a smaller number of shares, or (iv) Community issues by reclassification of its shares of Community Common Stock any shares of stock of Community (all shares so issued being included in the "Community Common Stock" as used in this Section 2.6), the Conversion Factor shall be adjusted so that each share of Citizens' Common Stock shall under Section 2.1(a) thereafter be convertible into and exchangeable for the number of shares of Community Common Stock which the shares of Citizens' Common Stock would have represented had such shares of Citizens' Common Stock been converted into and exchanged for shares of Community Common Stock prior to the happening of such event and such Community Common Stock had been entitled to the benefit of the happening of such event.


                                  ARTICLE III
                       BOARD OF DIRECTORS AND OFFICERS OF
                               COMMUNITY AND CBNA

          3.1 From and after the Effective Date, the Board of Directors of Community and CBNA shall consist of the persons who were then members of the Board of Directors of Community and CBNA and Dean N. Paul, who will be appointed to the Board of Directors of CBNA and the Schuylkill Advisory Board to hold office until the next annual meeting of the shareholders of CBNA.

          In addition thereto CBNA shall appoint two (2) additional members of Citizens' Board of Directors to CBNA's Schuylkill Advisory Board.

          3.2 From and after the Effective Date, the officers of CBNA shall be those persons who were then officers of Community and CBNA and such other officers as the Community or CBNA Board of Directors may appoint. Such officers shall hold office until such time as their successors have been elected or appointed and have qualified, unless sooner removed, resigned, disqualified or deceased.


                                   ARTICLE IV
                              AMENDMENT AND WAIVER

          4.1 This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Citizens; provided, however, that after such approval by the shareholders of Citizens no such amendment, without further shareholder approval, shall reduce the amount or change the form of the consideration to be delivered to the shareholders of Citizens as contemplated by this Agreement or alter or change any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the shareholders of Citizens. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          4.2 Any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof, in the case of a party, by action taken by the Board of Directors of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation or warranty.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          5.1  Representations and Warranties of Citizens.  Citizens represents
               ----------------------------------------------------------------
and warrants to Community that:
------------------------------

          (a) Citizens is a national banking association that is duly organized, validly existing and in good standing under the laws of the United States. Citizens is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and is a member of the Federal Reserve System.

          (b) The copies of the Articles of Association and the Bylaws of Citizens delivered to Community and which are included in Schedule I attached hereto and made a part hereof by reference thereto are complete and accurate copies thereof as in effect on the date hereof. The minute books of Citizens which have been made available for inspection by Community contain a complete and accurate record of all meetings of Citizens.

          (c) Citizens (i) has corporate power to own its properties and to conduct its business as currently conducted, (ii) has substantially complied with, and is not in default in any material respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including regulatory minimum capital requirements, the non-compliance with which or the default under which in the aggregate would materially adversely affect the business of Citizens, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of Citizens, the non-receipt of which would in the aggregate materially adversely affect the business of Citizens.

          (d) The authorized capital stock of Citizens consists of 20,000 shares of Citizens Common Stock, par value $20.00 per share, of which 20,000 shares are validly authorized, issued and outstanding, fully paid and nonassessable as of the date of this Agreement. As of the date hereof there are outstanding no subscriptions, options, warrants, calls or rights or other agreements or commitments of any kind obligating Citizens to issue or dispose of any securities of Citizens or securities of Citizens convertible into any shares of Citizens' Common Stock. From December 31, 1994 to the date hereof, no dividends or other distributions (including, without limitation, any stock dividend or distribution) have been declared, set aside or paid to the holders of Citizens Common Stock except those permitted under Section 6.2(a)(3) below.

          (e) Except as disclosed in Schedule I, Citizens does not own, directly or indirectly, any equity interest in any bank, corporation, general partnership, limited partnership or other equity, except in a fiduciary capacity.

          (f) (1) Citizens has delivered to Community a copy of the following financial statements, each of which (including any related notes and schedules) is included in Schedule I and presents fairly the consolidated financial condition and results of operations of Citizens, at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. (It being understood that Citizens' interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Citizens, necessary for a fair presentation of such financial statements:

               (A) Balance Sheet (the "Citizens' 1994 Balance Sheet"), Statement of Income, Statement of Stockholders' Equity and Statement of Cash Flows, together with notes thereto, at December 31, 1994, and for the twelve months then ended, certified by Coopers & Lybrand;

               (B) Balance Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows, together with notes thereto, at December 31, 1993 and 1992, and for the years then ended, certified by Coopers & Lybrand.

               (2) Citizens has provided Community with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 1994 which are included in Schedule I and will provide Community with copies of such statements, reports, and documents issued after the date hereof, but on or prior to the Effective Date, and all reports and other documents filed by it with any federal and or state authority during such period, and Citizens shall make available for inspection by officials or representatives of Community all financial statements prepared by Citizens and examined by Coopers & Lybrand.

          (i)  (1)  Citizens has delivered to Community copies of:

               (A) its Annual Report to Shareholders for the years ended December 31, 1994 and 1993;

               (B) all other periodic reports filed by Citizens with the Federal Reserve Board, the FDIC, or the Comptroller of the Currency since January 1, 1994; and

               (C) all proxy statements and other written materials furnished to Citizens' shareholders since January 1, 1993;

     true and correct copies of which are included in Schedule I.

               (2) No statement contained in any of the documents referred to in Section 5.1(h)(1), or to be contained in any financial statement, proxy statement, report, document or other written materials provided or to be provided to Community as required by Section 5.1(g), as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will contain, any untrue statement of material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

          (j) (1) Citizens has timely filed all federal, state, county and local returns in respect of taxes, including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information is complete and accurate in all material respects. Citizens has paid the amounts shown as owing on such returns (collectively, "Taxes"). No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. Except as disclosed in Schedule I, there are no claims pending against Citizens for the alleged deficiency in the payment of any Taxes, and Citizens does not know of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

               (2) Citizens has heretofore delivered to Community copies of its United States federal and Pennsylvania tax returns for the fiscal years ended December 31, 1994 and 1993, true and correct copies of which are included in Schedule I.

               (3) To the extent required by generally accepted accounting principles, the provision for current taxes payable reflected in "Other Liabilities" in the Citizens' 1994 Balance Sheet, as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all or substantially all accrued and unpaid taxes of Citizens, whether or not disputed, for the period ended December 31, 1994, and for all prior periods, and (B) all or substantially all Taxes that may become due and payable by Citizens in future periods (i) in respect of transactions, sales or services occurring or performed on or prior to December 31, 1994, which by virtue of tax or accounting treatment will not be included in income until subsequent to such date, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Citizens' auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service. The provision for applicable taxes stated on the consolidated books of Citizens as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid federal, state, county and local taxes of Citizens, whether or not disputed, for the period ended on the date hereof or on the Effective Date, as the case may be, and for all prior periods, and (B) all federal, state, county and local Taxes that may become due and payable by Citizens in future periods (i) in respect of such transactions, sales or services occurring or performed on or prior to the date hereof or the Effective Date, as the case may be, which by virtue of tax or accounting treatment will not be included in income until subsequent to such dates, or
     (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Citizens' auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service.

               (4)  No consent has been filed relating to Citizens pursuant to
     Section 341(f) of the Internal Revenue Code of 1986, as amended (the
     "Code").

          (k) Since December 31, 1994, (1) there has been no material adverse change in the business or financial condition of Citizens, and (2) except as set forth in Schedule I, no event described in Section 6.2(a) has occurred.

          (l) (1) Except as disclosed in Schedule I, Citizens has good and marketable title, free and clear of all liens and encumbrances, and the right of possession subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in Citizens' 1994 Balance Sheet or purported to have been acquired by it since the date thereof (except property held as lessee under leases and disclosed in writing prior to the date hereof and except real or personal property sold or otherwise disposed of since December 31, 1994, in the Ordinary Course of Business (as defined in Section 6.2(a)(5) hereof), except liens for taxes or assessments not delinquent, pledges to secure deposits, repurchase agreements in the Ordinary Course of Business and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property or as reflected in Citizens' 1994 Balance Sheet or as currently shown on the books and records of it and which do not interfere with or impair its present and continued use. All real properties owned or leased by Citizens which are material to the business, operations or financial condition of Citizens are in substantially good operating condition and repair (ordinary wear and tear expected).

               (2) All properties held by Citizens under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. Citizens is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

          (m) Except as specifically disclosed in Schedule I, and other than loans in the Ordinary Course of Business, time deposits and leases of less than two years duration on which less than $5,000 in annual rental is payable, Citizens is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by it or more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and Citizens is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Schedule I pursuant to this Section 5.1(m) are valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists with respect thereto, except such as in the aggregate are not material to the business or financial condition of Citizens.

          (n) Except as specifically disclosed in Schedule I, as of December 31, 1994, there are no commercial, commercial real estate or residential real estate loans of Citizens in excess of $25,000 that have been classified by any financial institution examiner as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful" or "Loss" or internally classified in a similar or comparable category. Except as specifically disclosed in Schedule I, as of December 31, 1994, there are no consumer loans that are delinquent more than thirty (30) days as to payment of principal and interest. Except as specifically disclosed in Schedule I, as of December 31, 1994, the reserve for loan losses in Citizens' 1994 Balance Sheet is adequate under the requirements of generally accepted accounting principles and standard banking practice to provide for possible losses on outstanding loans, net of recoveries. Except as disclosed in the notes to the Audited Consolidated Financial Statements for the year ended December

     31, 1994, or as disclosed in Schedule I, there are no loans or loan commitments outstanding to executive officers or directors of Citizens, including their immediate families and entities with which they are associated. All such loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features and, except as disclosed in Schedule I, none of such loans and commitments to related parties disclosed in said Audited Financial Statements or in writing to Community are delinquent in payment of principal or interest.

          (o) Except for pledges to secure public and trust deposits, repurchase agreements in the Ordinary Course of Business, and other pledges required by laws, none of the investments reflected in Citizens' 1994 Balance Sheet under the heading "Investment Securities," and none of the investments made since December 31, 1994, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Citizens freely to dispose of such investment at any time.

          (p) Except as otherwise identified and disclosed in Schedule I, Citizens has no pension, retirement, stock purchase, stock bonus, savings, or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plan or group insurance contract, or any other incentive, welfare, or employee benefit plan or arrangement ("Benefit Plans"). With respect to each qualified retirement plan and other Benefit Plans, included in
     Schedule I is an accurate and complete copy of (a) the most recent plan documents, (b) the most recent annual report filed with the United States Department of Labor and the Internal Revenue Service, (c) the most recent financial and actuarial reports, (d) the most recently issued Internal Revenue Service rulings or determination letters, and (e) all notices to the Pension Benefit Guaranty Corporation of "Reportable Events" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). As of January 1, 1995, all accrued contributions and other payments to be made under each qualified retirement plan for such purpose have been set aside therefor. Citizens has no contracts or other agreements with any member of management or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by or is under discussion by management with any group or employees, any member of management or any other person.

          (q) Except as specifically disclosed in Schedule I, there are no actions, suits, investigations or proceedings instituted, pending or, to the knowledge of Citizens, threatened against Citizens before any court, any arbitrator of any kind or any government agency (including any bank regulatory authority), and Citizens is not subject to any potential adverse claim, the outcome of which could involve the payment by Citizens of an amount in excess of $25,000 or, which could materially affect Citizens or its business or property or the transactions contemplated hereby. Citizens has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency.

          (r) (1) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Citizens and, when the Merger has been duly approved by the affirmative vote of the shareholders of Citizens owning at least two-thirds (2/3) of its capital stock outstanding at a meeting of shareholders duly called and held in accordance with the provisions of Section 215(a) of the National Bank Act, this Agreement shall be duly and validly authorized by all necessary action on the part of Citizens.

               (2) This Agreement has been duly executed and delivered by Citizens and (assuming due execution and delivery by Community) constitutes, and, upon its execution and delivery shall constitute, a valid, binding and enforceable obligation of Citizens, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of National Banking Associations, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

               (3) The execution and delivery by Citizens of this Agreement and the consummation of the transactions herein contemplated do not violate any provision of the Articles of Association or Bylaws of Citizens, any provisions of federal or state law or any governmental rule or regulation (assuming the receipt of the Government Approvals, the receipt of the requisite Citizens shareholder approval referred to in Section 5.1(r)(1), and the accuracy of the representations of Community set forth in Sections 5.2(f) and (g)), and do not require any consent of any person under, conflict with or result in a breach of or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Citizens is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which it is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of its properties or assets.

          (s) Except for Berwind Financial Group, L.P., which will be entitled to a fee to be paid by Citizens for rendering a fairness opinion and for other services related to the Merger, no broker, agent, finder, consultant or other party (other than legal and accounting advisors) has been retained by Citizens or is entitled to be paid based upon any agreements, arrangements or understandings made by Citizens in connection with any of the transactions contemplated by this Agreement.

          (t) Citizens is, and continuously since at least January 1, 1992 has been, insured with reputable insurers against all risks normally insured against by financial institutions, and all of the insurance policies or bonds maintained by it are in full force and effect. Citizens is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (u) Citizens is not in violation of, and has not received notice of a potential or actual violation of, any applicable federal, state or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, properties or financial condition of Citizens.

          Except as disclosed in Schedule I improvements on any real estate owned or leased by Citizens do not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state or local laws, regulations or orders respecting such materials. Citizens does not know of any liability or class of liability of Citizens under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

          (v) The information pertaining to Citizens, which has been or will be furnished to Community by or on behalf of Citizens for inclusion in the Community Registration Statement, the Prospectus or the Proxy Statement (each as hereinafter defined in Section 7.1 hereof), or in the applications to be filed to obtain the Government Approvals (the "Applications"), will contain no untrue statement of any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be deemed to modify the information as of an earlier date. All financial statements of Citizens included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Citizens at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Citizens shall promptly advise Community in writing if prior to the Effective Date it shall obtain knowledge of any facts that would make it necessary to amend the Community Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

          (w) No representation or warranty by Citizens and no statement by Citizens in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary to make such representation, warranty or statement not misleading to Community; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

          5.2  Representations, Warranties and Covenants of Community.
               ------------------------------------------------------
Community, for itself and on behalf of each of its bank and non-bank subsidiaries, represents and warrants to Citizens that:

          (a) Community is a corporation duly incorporated, validly existing and in good standing under the Pennsylvania Business Corporation Law (BCL), and is a registered bank holding company under the Bank Holding Company Act of 1956 as amended (the "BHC Act"). Community has corporate power to own its properties and to conduct its business as currently conducted, and Community has corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof to be carried out by it, subject to receipt of Government Approvals. As of the date hereof, the authorized capital stock of Community consists of 5,000,000 shares of Community Common Stock, $5.00 par value, of which 2,028,985 shares are validly authorized, issued and outstanding, fully paid and nonassessable, and 2,651 shares were held as treasury shares, and 500,000 shares of preferred stock of which no shares have been issued. The outstanding Community Common Stock has been duly and validly registered pursuant to Section 12(g) of the 1934 Act, which registration is in full force and effect. As of the date hereof, there are outstanding no subscriptions, options, warrants, calls or rights or other agreements or commitments of any kind obligating Community to issue or dispose of any securities of Community or securities of Community convertible into any shares of Community Common Stock or preferred stock, other than options to purchase shares pursuant to the Community Long Term Incentive Plan as amended and the Community Dividend Reinvestment Plan.

          (b) Community Banks, Inc. owns 100% of the issued and outstanding shares of the following corporations: Community Banks, N.A.; Community Banks Life Insurance Company, Inc.; and Community Bank Investments, Inc. UDNB Investments, Inc. is a direct subsidiary of Community Banks, N.A. Community Banks, Inc. owns 100% of the issued and outstanding shares of Community Banks, N.A., Community Banks Life Insurance Company, Inc., and Community Bank Investment, Inc., and Community Banks, N.A. owns 100% of the issued and outstanding shares of UDNB Investments, Inc. free and clear of any liens, claims, security interests, encumbrances, charges, restrictions, or rights of third parties of any kind whatsoever. Community Bank Investments, Inc.; Community Banks, N.A.; UDNB Investments, Inc.; and Community Banks Life Insurance Company, Inc. are collectively referred to herein as the "Subsidiaries".

          (c) CBNA is a national banking association that is duly organized, validly existing, and in good standing under the laws of the United States. Community Banks, N.A. is an "Insured Depository Institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and is a member of the Federal Reserve System. Community Banks Life Insurance Company, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. Community Bank Investment, Inc., and UDNB Investments, Inc. are corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (d) The copies of the Articles of Incorporation, Articles of Association, and By-Laws of Community and its subsidiaries heretofore delivered to Citizens and which are included in Schedule II attached hereto and made a part hereof and incorporated herein by reference thereto are complete and accurate copies thereof as in effect on the date hereof. The minute books of Community and its subsidiaries which have been made available for inspection by Citizens contain a complete and accurate record of all meetings of said corporations.

          (e) Community and its subsidiaries (i) have corporate power to own their respective properties and to conduct their respective businesses as currently conducted, (ii) have substantially complied with, and are not in default in any material respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of their businesses and the ownership of their respective properties, the non-compliance with which or the default under which in the aggregate would materially adversely affect their businesses on a consolidated basis, (iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of Community and its subsidiaries as they are now being conducted.

          (f) Except as disclosed in Schedule II and except for the Subsidiaries, neither Community Banks, Inc. nor the Subsidiaries own, directly or indirectly, any equity interest in any bank, corporation, general partnership, limited partnership, or other equity, except in a fiduciary capacity.

          (g) (1) Community has delivered to Citizens a copy of the following consolidated financial statements, each of which (including any related notes and schedules) is included in Schedule II and presents fairly the consolidated financial condition and results of operations of Community and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements (it being understood that Community's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Community, necessary for a fair presentation of such financial statements):

               (A) Consolidated Balance Sheet (the "Community 1994 Balance Sheet"), Consolidated Statement of Income, Consolidated Statement of Stockholders' Equity and Consolidated Statement of Cash Flows, together with the notes thereto, at December 31, 1994, and for the twelve months then ended, certified by Coopers & Lybrand; and

               (B) Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Stockholders' Equity, and Consolidated Statements of Cash Flows, together with the notes thereto, at December 31, 1993 and 1992 and for the years then ended, certified by Coopers & Lybrand.

               (2) Community has delivered to Citizens a copy of consolidating balance sheets, consolidating statements of income, consolidating statements of stockholders' equity, and consolidating statements of cash flows (the "Consolidating Statements") for Community and the subsidiaries as of December 31, 1994 and 1993 and for the 12-month periods ending December 31, 1994 and 1993 as the case may be, which are included in
     Schedule II, each of which presents fairly the separate financial condition and results of operations of Community and the subsidiaries at the dates and for the periods covered by such statements.

               (3) Community has provided Citizens with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 1994, and will provide Citizens with copies of such statements, reports, and documents issued after the date hereof and on or prior to the Effective Date. Community has delivered to Citizens copies of:

                    (a) its annual report to shareholders for the years ending December 31, 1994 and 1993;

                    (b) its annual report to the Securities and Exchange Commission (the "SEC") on Form 10-K for the years ending December 31, 1994 and 1993;

                    (c) Community Banks, N.A.'s annual report to the Comptroller of the Currency for the years ending December 31, 1994 and 1993;

                    (d) all other periodic reports filed by Community or the subsidiaries with the SEC (including all quarterly reports on Form 10-Q and all current reports on Forms 8-K, the Federal Reserve Board, the Office of the Comptroller of the Currency since January 1, 1993;

                    (e) all proxy statements and other written materials furnished to Community shareholders since January 1, 1993.

     True and correct copies of which are included in Schedule II. No statement contained in any of such documents, or to be contained in any financial statement, proxy statement, report, document or other written materials to be provided to Citizens as required above, as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will contain, any untrue statement of material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

          (h) Except as specifically disclosed in Schedule II and other than loans by any of the Subsidiaries in the Ordinary course of Business, time deposits and leases of less than two years' duration on which less than $25,000 in annual rental is payable, neither Community nor any of the Subsidiaries is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by it of more than $100,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Community nor any of the Subsidiaries is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Schedule II pursuant to this Section 5.2(g) are valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists with respect thereto, except such as in the aggregate are not material to the business or financial condition of Community and its Subsidiaries taken as a whole.

          (i) Except as specifically disclosed in Schedule II, as of December 31, 1994, there are no commercial, commercial real estate or residential real estate loans of Community or the Subsidiaries in excess of $25,000 that have been classified by any financial institution examiner as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful" or "loss" or internally classified in a similar or comparable category. Except as specifically disclosed in
     Schedule II, as of December 31, 1994, there are no consumer loans that are delinquent more than thirty (30) days as to payment of principal and interest. Except as specifically disclosed in Schedule II, as of December 31, 1994, the reserve for loan losses in the Community 1994 Balance Sheet is adequate under the requirements of generally accepted accounting principles and standard banking practice to provide for possible losses on outstanding loans, net of recoveries. Except as disclosed in the notes to the Audited Consolidated Financial Statements for the year ended December 31, 1994, or as disclosed in Schedule II, there are no loans or loan commitments outstanding to executive officers or directors of Community or the Subsidiaries, including their immediate families and entities with which they are associated. All such loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features and, except as disclosed in Schedule II, none of such loans and commitments to related parties disclosed in said Audited Consolidated Financial Statements or in writing to Citizens are delinquent in payment of principal or interest.

          (j) Except for (i) Community Defined Benefit Pension Plan which covers eligible employees of Community and its Subsidiaries, (ii) Community Long Term Incentive Plan, (iii) the Community Banks, N.A. Survivor Income Agreement, and (iv) as otherwise identified and disclosed in Schedule II, neither Community nor any of the Subsidiaries has any pension, retirement, stock purchase, stock bonus, savings, or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plan or group insurance contract, or any other incentive, welfare, or employee benefit plan or arrangement ("Benefit Plans"). With respect to each qualified retirement plan and other Benefit Plans, including but not limited to the Defined Benefit Pension Plan, included in Schedule II is an accurate and complete copy of (a) the most recent plan documents, (b) the most recent annual report filed with the United States Department of Labor and the Internal Revenue Service, (c) the most recent financial and actuarial reports, (d) the most recently issued Internal Revenue Service rulings or determination letters, and (e) all notices to the Pension Benefit Guaranty Corporation of "Reportable Events" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). As of January 1, 1995, all accrued contributions and other payments to be made under the Defined Benefit Group Pension Plan have been made or reserves adequate for such purpose have been set aside therefor. As of the date hereof, there was no unfunded liability and no funding deficiency existing with regard to the Defined Benefit Pension Plan. Neither Community nor any of the Subsidiaries has any union or collective bargaining agreements, any contracts or other agreements with any labor organization or, except as specifically disclosed in Schedule II, any contracts or other agreements with any member of management or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by or is under discussion by management with any group of employees, any member of management or any other person.

          (k) Except as disclosed in Schedule II, since December 31, 1994, (i) Community has not incurred any material liability or obligation, accrued or contingent and whether due or to become due, other than as a result of operations in the ordinary course of business, and (ii) there has been no material adverse change in the business or financial condition of Community and its subsidiaries on a consolidated basis.

          (l) Except as disclosed in Schedule II, neither Community nor any of its subsidiaries is engaged in, or a party to, or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency (including any bank regulatory authority), and neither Community nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment by Community or any of its subsidiaries of an amount in excess of $50,000 or which could materially affect Community and its subsidiaries on a consolidated basis or its business or property or the transactions contemplated hereby. Community has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency. There is no labor strike, dispute, slow-down or stoppage pending or, to the best knowledge of Community, threatened against Community or any of its subsidiaries. There are no outstanding orders, rulings, decrees, judgements or stipulations, to which Community is a party or by which it is bound, by or with any court, arbitrator, or government agency, involving an amount in excess of $50,000.

          (m) (1) The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of Community, and the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Community.

               (2) This Agreement has been duly executed and delivered by Community and (assuming due execution and delivery by Citizens) constitutes, and, upon its execution and delivery this Agreement shall constitute a valid, binding and enforceable obligation of Community, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

               (3) The execution and delivery of this Agreement by Community and the consummation of the transactions herein contemplated (A) do not violate any provisions of the Articles of Incorporation or Bylaws of Community or the Articles of Association and Bylaws of CBNA, any provisions of federal or state law or any governmental rule or regulation (assuming
     (i) receipt of the Government Approvals, (ii) the due registration of the offering of the Community Common Stock under the Securities Act of 1933, as amended (the "1933 Act"), (iii) the receipt of appropriate permits or approvals under the state securities or "blue sky" laws, (iv) the receipt of the requisite CBNA shareholders' approval, (v) the accuracy of the representations of Citizens set forth in Sections 5.1(v) and (w)), and (B) do not require any consent of any person under, conflict with or result in a breach of or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Community, CBNA, or any of its other subsidiaries is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Community or CBNA is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, change, restriction, or right of any third party of any kind whatsoever upon any of their properties or assets.

          (n) Neither Community nor any Subsidiary is in violation of, or has received notice of a potential or actual violation of, any applicable federal, state, or local laws, statutes, rules, regulations, or ordinances relating to public health, safety, or the environment, including, without limitation, relating to releases, discharges, emissions, or disposals to air, water, land, or ground water to the withdrawal or use of ground water, to the use, handling, or disposal of polychlorinated biphenyls ("PCB's"), asbestos, or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, properties or financial condition of Community and the Subsidiaries on a consolidated basis. To the best knowledge of Community, any improvements or other real estate owned or leased by Community or any Subsidiary do not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state, or local laws, regulations, or orders respecting such materials. Neither Community nor any of the Subsidiaries knows of any liability or class of liability of Community or any of the Subsidiaries under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq) or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq).

          (o) The information pertaining to Community and its subsidiaries which will appear in the Community Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the SEC, or in the applications to be filed to obtain the Government Approvals, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of Community included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Community and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements (it being understood that Community's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Community, necessary for a fair presentation of such financial statements).

          (p) (1) Community, CBNA, and each of its other subsidiaries has timely filed all federal, state, county and local returns in respect of taxes, including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information is complete and accurate in all material respects. Community and each of its subsidiaries has paid the amounts shown as owing on such returns (collectively, "Taxes"). No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. Except as disclosed in Schedule II, there are no claims pending against Community or its subsidiaries for the alleged deficiency in the payment of any Taxes, and neither Community nor its subsidiaries know of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

               (2) Community has heretofore delivered to Citizens copies of its consolidated United States federal and Pennsylvania corporate tax returns for the fiscal years ended December 31, 1994, 1993, 1992, 1991 and 1990, true and correct copies of which are included in Schedule II.

               (3) The consolidated provision for current taxes payable reflected in "Other Liabilities" in the Community 1994 Balance Sheet, as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all or substantially all accrued and unpaid Taxes of Community and its subsidiaries, whether or not disputed, for the period ended December 31, 1994, and for all prior periods, and (B) all or substantially all Taxes that may become due and payable by Community and its subsidiaries in future periods (i) in respect of transactions, sales or services occurring or performed on or prior to December 31, 1994, which by virtue of tax or accounting treatment will not be included in income until subsequent to such date, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Community's auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service. The provision for applicable taxes stated on the consolidated books of Community as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid federal, state, county, and local taxes of Community and its subsidiaries, whether or not disputed, for the period ended on the date hereof or on the Effective Date, as the case may be, and for all prior periods, and (B) all federal, state, county and local Taxes that may become due and payable by Community and its subsidiaries in future periods (i) in respect of such transactions, sales or services occurring or performed on or prior to the date hereof or the Effective Date, as the case may be, which by virtue of tax or accounting treatment will not be included in income until subsequent to such dates, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Community's auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service.

               (4) No consent has been filed relating to Community or its subsidiaries pursuant to Section 341(f) of the Code.

          (q) (1) Each of Community and its subsidiaries has good and marketable title, free and clear of all liens and encumbrances, and the right of possession subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Community 1994 Balance Sheet or purported to have been acquired by it since the date thereof (except property held as lessee under leases and disclosed in writing prior to the date hereof and except real or personal property sold or otherwise disposed of since December 31, 1994, in the Ordinary Course of Business), except liens for taxes or assessments not delinquent, pledges to secure deposits, repurchase agreements in the Ordinary Course of Business and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property or as reflected in the Community 1994 Balance Sheet or as currently shown on the books and records of it and which do not interfere with or impair its present and continued use. All real properties owned or leased by Community which are material to the business, operations or financial condition of Community are in substantially good operating condition and repair (ordinary wear and tear expected).

               (2) All properties held by Community or any of its subsidiaries under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. Neither Community nor any of its subsidiaries is in default in any material respect under any material lease, agreement, or obligation regarding its properties to which it is a party or by which it is bound.

          (r) Each of Community and its subsidiaries is, and continuously since at least January 1, 1992 has been, insured with reputable insurers against all risks normally insured against by companies of the same type and in the same line of business, and all of the insurance policies or bonds maintained by it are in full force and effect. Neither Community nor any of its subsidiaries is in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (s) No representation or warranty by Community and no statement by Community in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary to make such representation, warranty or statement not misleading to Citizens; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

          (t) No broker, agent, finder, consultant or other party (other than legal accounting or financial advisors) has been retained by Community or is entitled to be paid based upon any agreements, arrangements or understandings made by Community in connection with any of the transactions contemplated by this Agreement.


                                  ARTICLE VI
                  AGREEMENTS OF COMMUNITY, CBNA, AND CITIZENS

          6.1  Agreements of Community and CBNA.

          (a) Community and/or CBNA has or will promptly following the execution of this Agreement, use its reasonable best efforts in good faith to take as promptly as practicable all such steps as shall be necessary in order to cause the Merger to be consummated as expeditiously as possible.

          (b) As the sole shareholder of CBNA, Community shall be unanimous shareholder action ratify and confirm the merger of Citizens into CBNA and cause the Board of Directors of CBNA to approve the Merger.

          (c) Community shall issue shares of Community Common Stock in accordance with the Conversion Factor, as it may be adjusted in accordance with this Agreement, which shares will, then issued and delivered pursuant to this Agreement, be duly authorized and legally and validly issued, fully paid and nonassessable.

          (d) Prior to the Effective Date, Community shall appoint American Stock Transfer and Trust Company as Exchange Agent for the purpose of exchanging certificates representing shares of Community Common Stock for certificates representing shares of Citizens Common Stock, and thereafter Community shall issue and deliver to the Exchange Agent certificates representing shares of Community Common Stock, and shall pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Citizens Common Stock entitled to cash in lieu of a fractional share pursuant to Article II of this Agreement. Any Community Common Stock and any amounts of cash delivered to the Exchange Agent and unclaimed at the end of two years from the Effective Date shall be repaid to Community, in which event the persons entitled thereto shall look only to Community for payment thereof; provided, however, that if Community shall, as required by law, pay to the Commonwealth of Pennsylvania any unclaimed Community Common Stock or monies so repaid to Community, said persons shall thereafter look only to the Commonwealth of Pennsylvania for payment thereof.

          (e) Prior to the Effective Date, Community, separately and jointly with Citizens, shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Office of the Comptroller of the Currency ("OCC") and the Pennsylvania Department of Banking, and ((ii) all other consents and approvals of government agencies as are required by law or otherwise (such approvals referred to in clauses
     (i) and (ii) of this Section 6.1(e) herein referred to as the "Government Approvals"), and shall do any and all acts and things deemed by Community to be necessary or appropriate in order to cause the Merger of Citizens with and into CBNA to be consummated on the terms provided in this Agreement as promptly as practicable. Community shall provide Citizens and its representatives with the right to review and approve in advance all information relating to Citizens which will appear in any filing to be made with, or written material to be submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Community shall provide Citizens and its counsel with a copy of all applications and other written material filed with or provided to any such third party or governmental body, together with a copy of all correspondence to or from any such third party or governmental body, in each case promptly following the filing, submission or receipt of such materials.

          (f) Community shall promptly give written notice to Citizens upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations and warranties of Community contained or referred to in this Agreement and shall use its reasonable best efforts to prevent the same or remedy the same promptly.

          (g) Prior to the Effective Date, Community and each of its subsidiaries shall give Citizens and its counsel, financial advisor and accountants full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records, and shall furnish Citizens during such period with all such information concerning its affairs as Citizens may reasonably request. The availability or actual delivery of information about Community or its subsidiaries to Citizens shall not affect the covenants, representations and warranties of Community contained in this Agreement. Citizens shall treat as confidential all such information in the same manner as Citizens treats similar confidential information of its own, and if this Agreement is terminated, Citizens shall continue to treat all such information as confidential and cause its employees and agents to keep all such information confidential and shall return such documents theretofore delivered by Community as Community shall request.

          (h) Community shall, in good faith, endeavor to place as employees with CBNA or its other subsidiaries, persons who are employees of Citizens immediately prior to the Effective Date on terms and conditions, including salaries and benefits, comparable to those made available to employees of Community, CBNA, and its other subsidiaries holding similar positions. Such persons as are so employed after the Effective Date shall have such titles as are appropriate and consistent with Community's then existing personnel structure. Community shall continue the compensation of Citizens' employees at the same levels in effect on the Effective Date through December 31, 1996 subject to Community's right to terminate any employee of Citizens for cause after the Effective Date.

          (i) Prior to the Effective Date, Community and each of its Subsidiaries shall conduct its respective business in the ordinary course as heretofore conducted and shall use its reasonable best efforts (i) to preserve its respective business and business organization intact, (ii) to preserve the good will of its customers and others having business relations with it, (iii) to maintain its properties in customary repair, working order and condition (reasonable wear and tear expected), (iv) to comply with all laws applicable to it and the conduct of its business, (v) to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC with respect to CBNA),
     (vi) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, and (vii) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all Taxes (as hereinafter defined) indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessment which it believes in good faith to be required by law to be so withheld or collected.

          (j) Community will not take any actions or engage in any transaction following the Merger that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or fail to qualify for pooling of interests accounting treatment. Consummation of the transactions contemplated by this Agreement shall be conditioned upon the Merger being accounted for under the pooling of interests method of accounting.

          6.2  Agreement of Citizens.

          (a) At or after the date hereof and on or prior to the Effective Date, except with the prior written consent of Community, or as otherwise provided in this Agreement, Citizens shall not:

               (1) Amend its Articles of Association or Bylaws; enter into any shareholder agreement, understanding or commitment relating to the right to vote its shares of capital stock; purchase, redeem, retire or otherwise acquire any share of, or any security convertible into shares of, its capital stock or other equity security; or agree to do any of the foregoing;

               (2) Issue, deliver or sell shares of capital stock or securities convertible into any such shares, or issue or grant any right, option or other commitment for the issuance, delivery or sale of any such shares or such securities;

               (3) Declare, set aside or pay any dividend or other distribution in respect of its capital stock (including, without limitation, any stock dividend or distribution) other than regular quarterly cash dividends payable in accordance with customary dividend policy, which shall mean cash dividends payable with respect to Citizens' Common Stock at an annual rate on a calendar year basis not in excess of $20.50 per share.

               (4) Enter into or amend, or increase the contribution to or obligation under, any employment contract or any bonus, stock option, profit sharing, pension, retirement, savings, incentive, deferral or similar employee benefit program or arrangement, or authorize the creation of any new or replacement job classifications or staff positions, pay bonuses or other extraordinary compensation, or grant any salary or wage increase except normal individual increases in compensation to employees in accordance with established employee procedures of Citizens.

               (5) Authorize or make any material change in its business or operations, other than in the Ordinary Course of Business as hereinafter defined; incur any material direct or contingent liabilities or commitments other than in the Ordinary Course of Business; sell or dispose of any shares of its capital stock, or lease, sell or dispose of any other material part of its assets, in each case except in the Ordinary Course of Business and for adequate value; establish any new branch banking offices, loan production offices, or other offices, or make any capital expenditures in excess in the aggregate of $20,000 (except for ordinary repairs, renewals or replacements); waive or release any right or cancel or compromise any of its debts or claims except in the Ordinary Course of Business; or otherwise enter into any material contract, transaction or commitment on its behalf, except in the Ordinary Course of Business. For purposes of this Agreement, the Ordinary Course of Business shall consist of the banking business as presently conducted by Citizens and not prohibited by the National Bank Act (herein referred to as the "Ordinary Course of Business"); or

               (6) Citizens agrees that neither it nor any of its officers and directors shall (and Citizens shall direct and use its reasonable best efforts to cause its employees, agents and representatives including, without limitation, any investment banker, attorney or accountant retained by it not to) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Citizens but excluding the transactions contemplated by this Agreement) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Citizens (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Citizens will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Citizens will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2(a)(6). Citizens will notify Community immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with or on behalf of any corporation, partnership, person or other entity or group other than Community with respect to any Acquisition Proposal.

          (b) Prior to the Effective Date, Citizens shall conduct its business in the ordinary course as heretofore conducted and shall use its reasonable best efforts (i) to preserve its respective business and business organization intact, (ii) to keep available to Community the services of its present officers (provided, however, that it shall have the right to terminate the employment of any such officer for cause in accordance with its established employee procedures), (iii) to preserve the good will of its customers and others having business relations with it, (iv) to consult with Community as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business, (v) to maintain its properties in customary repair, working order and condition (reasonable wear and tear expected), (vi) to comply with all laws applicable to it and the conduct of its business, (vii) to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC with respect to Citizens), (viii) to make no material change in the general terms, policies and conditions upon which it presently does business other than in the Ordinary Course of Business, (ix) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, and (x) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all Taxes (as hereinafter defined) indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

          (c) Charge-offs and charge-downs of loans will be taken against Citizens' allowance for loan losses in the Ordinary Course of Business when the potential loss has been quantified by the executive officers of Citizens.

          (d) Prior to the Effective Date, Citizens shall give Community and its counsel, financial advisors, and accountants full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records, and shall furnish Community during such period with all such information concerning its affairs as Community may reasonably request. The availability or actual delivery of information about Citizens to Community shall not affect the covenants, representations and warranties of Citizens contained in this Agreement. Community shall treat as confidential all such information in the same manner as Community treats similar confidential information of its own, and if this Agreement is terminated, Community shall continue to treat all such information as confidential and cause its employees and agents to keep all such information confidential and shall return such documents theretofore delivered by Citizens as Citizens shall request.

          (e) Citizens shall use its reasonable best efforts to cause the Merger and this Agreement to be submitted promptly for the approval of its shareholders at a meeting to be called and held in accordance with the National Bank Act. Except as required by applicable fiduciary duties, in the opinion of counsel to Citizens, the Board of Directors of Citizens agrees to recommend in Citizens' Proxy Statement that the Merger and this Agreement be approved, which recommendation shall not be withdrawn.

          (f) After execution hereof, Citizens shall deliver to Community a correct and complete list of holders of the outstanding Citizens Common Stock of record with addresses.

          (g) Citizens, separately and jointly with Community, shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain the Government Approvals, and shall do any and all acts and things deemed by Citizens or Community to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement.

          (h) Citizens shall promptly give written notice to Community upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the arrangements, representations and warranties of Citizens contained or referred to in this Agreement, and shall use its reasonable best efforts to prevent the same or remedy the same promptly.

          (i) From and after the date hereof until the Effective Date of the Merger, Citizens shall not take any actions with respect to its business or operations that in the reasonable judgment of Community or its accountants would cause the Merger or any related transaction contemplated by this Agreement to fail to meet the relevant criteria for pooling of interest accounting treatment.

          (j) From and after the date the Merger is approved by the shareholders of Citizens until the Effective Date of the Merger, Citizens will consider recommendations of Community and its accountants with respect to adjustments to its balance sheet, statement of income, statement of stockholders' equity, and statement of cash flows at December 31, 1995 and for the 12 months then ending.

          6.3  Agreements of Community and Citizens.

          (a) Each party hereto shall, and shall cause its directors, officers, attorneys and advisors, to maintain, unless otherwise required by applicable law, the confidentiality of all information obtained in connection with this Agreement, including the negotiation and performance thereof, which is not otherwise publicly disclosed by the other party or publicly available, said agreement with respect to confidentiality to survive any termination of this Agreement pursuant to Section 11.1.

          (b) Community and Citizens shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to form and substance of other public disclosures related thereto.


                                  ARTICLE VII
                            SECURITIES ACT OF 1933;
                        SECURITIES EXCHANGE ACT OF 1934

          7.1 Community shall promptly prepare and file with the SEC a registration statement on Form S-4 (the "Community Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering the offering of Community Common Stock. Citizens in cooperation with Community shall promptly prepare for inclusion in the Community Registration Statement a proxy statement (the "Proxy Statement") for the purpose of submitting this Agreement to the shareholders of Citizens for approval. The Proxy Statement in definitive form will serve as a portion of the prospectus (the "Prospectus") to be included in the Community Registration Statement. Community and Citizens shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Community Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Community's Registration Statement, the Prospectus and the Proxy Statement.

          7.2 Community and Citizens shall use their reasonable best efforts to have the Community Registration Statement declared effective under the 1933 Act as soon as may be practicable, and thereafter Citizens shall distribute the Proxy Statement to its shareholders in accordance with applicable law and its Articles of Association and Bylaws, not less than twenty (20) business days prior to the date upon which the Merger and this Agreement are submitted to its shareholders for approval. Citizens shall not mail or otherwise furnish the Proxy Statement to its shareholders unless and until Community shall have received a letter from Coopers & Lybrand dated the effective date of the Community Registration Statement, to the effect set forth in Section 8.1(j).

          7.3 Community shall not be required to maintain the effectiveness of the Community Registration Statement for the purpose of sale or resale of Community Common Stock by any person; provided, however, that Community shall file all periodic reports which are required under the 1934 Act in order for

Community to satisfy the current public information requirement of Rule 144(c), as promulgated under the 1933 Act, as amended.

          7.4 Securities representing shares of the Common Stock issued to Affiliates (as hereinafter defined in Section 8.1(m) hereof) pursuant to this Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

       "The shares represented by this Certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Community of any opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Should an opinion of counsel indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Community will upon request substitute unlegended securities and remove any stop transfer orders.

          7.5 Indemnification; Insurance. (a) From and after the Effective Date through the sixth anniversary of the Effective Date, Community and CBNA agree to indemnify and hold harmless each present and former director and officer of Citizens determined as of the Effective Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collective, "Costs") incurred in connection with any claim, action, suit, proceedings or investigation whether civil, criminal, administrative or investigative, arising out of an Indemnified Matter (as hereinafter defined). An Indemnified Matter shall include any matter directly or indirectly involving transactions contemplated by or required in connection with this Agreement as well as any matter existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such persons were entitled to be indemnified under Citizens' Articles of Association or Bylaws in effect on the date hereof, but only to the extent permitted under applicable law, (and Community and CBNA shall also advance expenses as incurred to the fullest extent to which such persons were entitled under Citizens' Articles of Incorporation or Articles of Association and Bylaws as in effect on the date hereof (to the extent permitted under applicable law), provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). An Indemnified matter shall not include any action or omission by an Indemnified Party resulting from such person's gross negligence or deliberate misconduct, or any action by the OCC resulting in civil money penalties or other determination by the OCC of a breach of duties.

          (b) For a period of two years after the Effective Date, Community shall use reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Citizens (provided that Community or CBNA may substitute therefor policies of comparable coverage); provided, however, that in no event shall Community or CBNA be obligated to expend, in order to maintain or provide insurance coverage pursuant to this subsection, any amount per annum in excess of 110% of the total amount of the annual premiums paid as of the date hereof by Citizens for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Community shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                                 ARTICLE VIII
                                  CONDITIONS

          8.1 Conditions to the Obligations of Community. The obligations of Community under this Agreement are, at its option (subject to the provisions of Section 11.1(a)), subject to fulfillment on or prior to the Effective Date of each of the following conditions:

          (a) Except as affected by the transactions contemplated by this Agreement, the representations and warranties of Citizens in Section 5.1 shall be true and correct in all material respects on and as of the Effective Date.

          (b) Citizens shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it on or prior to the Effective Date.

          (c) No material adverse change shall have occurred since December 31, 1994 in the business or financial condition of Citizens, and Citizens shall not be engaged in, or a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Community, such legal action or proceeding could materially adversely affect the business or financial condition of Citizens.

          (d) This Agreement shall have been duly approved by the affirmative vote of the shareholders of Citizens owning at least two-thirds (2/3) of its capital stock outstanding at a meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6.2(e).

          (e) Community shall have received a certificate, dated the Effective Date, signed on behalf of Citizens by its President certifying the fulfillment of the conditions stated in paragraphs (a), (b), (c) and (e) of this Section 8.1 by Citizens.

          (f) Citizens shall have delivered to Community such documents as may reasonably be requested by Community to evidence compliance by Citizens with the provisions of this Agreement including an opinion of its counsel substantially in the form attached hereto as Exhibit "C". Citizens shall
                                                  -----------
     also have delivered to Community on the Effective Date, a letter of its litigation counsel setting forth pending litigation involving Citizens which was not previously disclosed in writing to Community.

          (g) The Community Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the SEC. All state securities and "blue sky" permits or approvals required (in the opinion of Community) to consummate the transactions contemplated by this Agreement shall have been received.

          (h) All Government Approvals shall be in effect, all conditions or requirements prescribed by law or by any such Approval shall have been satisfied, and all required waiting periods shall have expired; provided, however, that no approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or of a subsidiary of or shall impose any other nonstandard condition or requirement, which divestiture, cessation, condition or requirement Community reasonably and in good faith determines would (i) have a material adverse effect on the business or financial condition of Community and its subsidiaries on a consolidated basis or (ii) otherwise materially impair the value of Citizens to Community (in which case Community shall promptly notify Citizens).

          (i) Community shall have received a ruling from the Internal Revenue Service or an opinion of its counsel, Mette, Evans & Woodside, substantially to the effect that, under the provisions of the Code:

               (1) the Merger of Citizens with and into CBNA upon the terms and conditions of this Agreement will not result in any recognized gain or loss to Community, CBNA, or Citizens;

               (2) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Citizens Common Stock who receive Community Common Stock in exchange for the shares of Citizens Common Stock which they hold;

               (3) the holding period of Community Common Stock received in exchange for Citizens Common Stock will include the holding period of Citizens Common Stock for which it is exchanged, assuming the shares of Citizens Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and

               (4) the basis of Community Common Stock received in exchange for Citizens Common Stock will be the basis of Citizens Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

Such opinion or ruling shall be given or received, subject to the receipt, and the accuracy on the Effective Date of:

               (1)  representations by Community satisfactory to such counsel;
          and

               (2)  representations by Citizens satisfactory to such counsel.

          (j) Subject to satisfaction of the requirements of Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accounts if applicable, Community and its directors and officers shall have received a letter from Coopers & Lybrand dated the effective date of the Community Registration Statement to be in form and substance satisfactory to Community, to the effect that:

               (1) In their opinion, the consolidated financial statements of Citizens examined by them and included in the Community Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

               (2) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Citizens, inspection of the minute book of Citizens since December 31, 1994, inquiries of officials of Citizens responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

                    (A) any unaudited Balanced Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows of Citizens included in the Community Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Community Registration Statement;

                    (B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the capital stock, decreases in capital surplus or increases in debt of Citizens as compared with amounts shown in the balance sheet as of December 31, 1994 included in the Community Registration Statement, except in each case for such changes, increases or decreases which the Community Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

                    (C) for the period from January 1, 1995 to such specified date, there were any decreases in the total or per share amounts of income before securities gains or losses or net income of Citizens as compared with the comparable period of the preceding year, except in each case for decreases which the Community Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

               (k) The aggregate number of shares of Citizens Common Stock held by persons who have taken all of the steps required prior to the Effective Date to perfect their right (if any) to be paid the fair value of such shares under the National Bank Act ("Dissenting Shares") shall not be more as to prevent Community from meeting the continuity of business enterprise requirement of Section 368(a)(1)(A) of the Code with respect to the Citizens acquisition, and the number of Dissenting Shares, the number of shares owned by Community or its affiliates, together with the aggregate number of fractional shares with respect to which persons will receive cash in lieu of Community Common Stock pursuant to this Agreement, shall be less than ten (10%) percent of the number of outstanding shares of Citizens Common Stock or such number, if less, which will allow Community to account for the Merger as a "pooling of interest".

               (m) Community shall have received from each of the persons who, in the opinion of counsel, might be deemed to be affiliates of Citizens under Rule 145 of the Rules and Regulations under the 1933 Act (the "Affiliates"), a signed undertaking satisfactory to Counsel for Community, acknowledging and agreeing to abide by the limitations imposed by law in respect of the sale or other disposition of the Community Common Stock received by such person pursuant to the Merger. Citizens agrees to use its reasonable best efforts to have each Affiliate enter into the undertakings referred to in this Section 8.1(m) on or prior to the Effective Date.

          8.2 Conditions to the Obligations of Citizens. The obligations of Citizens under this Agreement are, at its option (subject to the provisions of Section 11.1(a)), subject to the fulfillment on or prior to the Effective Date of each of the following conditions:

               (a) Except as affected by the transactions contemplated by this Agreement and as affected by events occurring or arising after the date first above written in the ordinary course of the business of Community which do not materially adversely affect the business of Community, the representations and warranties of Community in Section
          5.2 shall be true and correct in all material respects on and as of the Effective Date, except as to any representation or warranty which specifically relates to an earlier date.

               (b) Community shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it on or prior to the Effective Date. Community as the sole shareholder of CBNA shall have approved the merger of Citizens into CBNA.

               (c) No material adverse change shall have occurred since December 31, 1994 in the business or financial condition of Community and its subsidiaries on a consolidated basis, and neither Community nor any of its subsidiaries shall be engaged in, or a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Citizens, such legal action or proceeding could materially adversely affect the business or financial condition of Community and its subsidiaries, considered as a whole. For purposes of this section, any change in the business or financial condition of Community on a consolidated basis which results from any changes occurring after the date hereof in any federal or state law, rule or regulation, in generally accepted accounting principles or in market rates of interest, which change affects banks or their holding companies generally, shall not be deemed to be a material adverse change.

               (d) This Agreement shall have been duly approved by the affirmative vote of Citizens' shareholders owning at least two-thirds (2/3) of its capital stock outstanding.

               (e) Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Community by its Chairman and Chief Executive Officer or President, certifying the fulfillment of the conditions stated in paragraphs (a), (b), (c), (d) and (h) of this
          Section 8.2.

               (f) Community shall have delivered to Citizens such documents as may reasonably be requested by Citizens to evidence compliance by Community with the provisions of this Agreement including an opinion of its counsel substantially in the form attached hereto as Exhibit
                                                                      -------
          "D".
          ---

               (g) The Community Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of the Community Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the SEC. All state securities and "blue sky" permits or approvals required (in the opinion of Community) to consummate the transactions contemplated by this Agreement shall have been received.

               (h) Community shall have listed the stock to be issued in connection with the Merger with NASDAQ.

               (i) All Government Approvals shall have been received and shall be in effect, all conditions or requirements prescribed by law or by any such Approval shall have been satisfied, and all required waiting periods shall have expired.

               (j) Citizens shall have received the opinion of Community's counsel referred to in Section 8.1(j).

               (k) Citizens shall have received an opinion from Berwind Financial Group L.P. dated as of a date within five business days of the date of the Citizens' Proxy Statement, to the effect that the consideration to be received by the holders of Citizens' common stock pursuant to the Merger is fair, from a financial point of view, to such shareholders.

                                  ARTICLE IX
                                    CLOSING

          9.1 The transactions contemplated by this Agreement and the Bank Merger Agreement shall be consummated at a closing (the "Closing") to be held at the executive offices of Community at 10:00 a.m. on a date to be designated by Community, which date shall not be later than ten (10) business days following the date on which all conditions precedent to such Closing contained in Article VIII hereof have been satisfied or duly waived or such later date within thirty
(30) days thereafter as may be specified by Community, with the Merger to be consummated in such order and after such intermediate steps as the parties hereto may agree. The Closing Date shall (unless otherwise provided) be the Effective Date.

          9.2 At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

          9.3 At the Closing, Community and Citizens shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Community to give effect to the Merger.


                                   ARTICLE X
                                   EXPENSES

          10.1 Except to the extent provided in Section 10.2 each of the parties hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement, including, without limitation, costs incident to the preparation of this Agreement, the Community Registration Statement, the Prospectus and the Proxy Statement (including the audited financial statements of the parties contained therein) and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith; except that in the event that the transactions contemplated in this Agreement are not consummated for any reason (other than as provided in Section 10.2), Community and Citizens shall each pay one-half of (a) the aggregate costs theretofore incurred in printing the Community Registration Statement, the Prospectus and the Proxy Statement, (b) the registration fee for the Community Registration Statement, and (c) the fees for filing applications for Government Approvals.

          10.2 If Citizens fails to complete the transactions contemplated herein by reason of an Acquisition Proposal, Citizens shall reimburse Community for its Expenses; provided, further, that such Expenses shall be for purposes hereof agreed to be $200,000. An Acquisition Proposal shall mean:

               (i) the making, other than by Community of any of its subsidiaries or affiliates, of a tender of exchange offer for at least 19.9% of the outstanding Shares of Citizens.

               (ii) the acquisition, by any person or group of persons other than Community or any of its subsidiaries or affiliates of beneficiary ownership or the right to acquire beneficial ownership of 19.9% or more of the outstanding Shares of Citizens (the terms "group" and "beneficial ownership" having the meanings assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder).

               (iii) the making by any person, other than Community or any of its subsidiaries or affiliates, by public announcement or communication to Citizens, of a firm proposal to: (a) acquire Citizens, by merger, consolidation, purchase of all or substantially all of its assets or other similar transactions; or (b) to make any such tender or exchange offer as is described in (i) above.

               (iv) the failure of Citizens shareholders to approve the Merger at a meeting called for such purpose if at the time of such meeting there has been an announcement by a person (other than Community) of an offer or proposal to acquire 19.9% or more of the outstanding shares of Citizens, or to acquire, merge, or consolidate with Citizens, or to purchase all or substantially all of Citizens assets.

          10.3 The payment of Expenses by any party is not an exclusive remedy of any other party, but is in addition to any rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of this Agreement.


                                  ARTICLE XI
                                  TERMINATION

          11.1  This Agreement may be terminated as follows:

          (a) By the mutual consent of the Board of Directors of both Community and Citizens at any time prior to the consummation of the Merger;

          (b) By the Board of Directors of Community on or after May 31, 1996, if (i) any of the conditions in Section 8.1 to which the obligations of Community are subject have not been fulfilled, or (ii) such conditions have been fulfilled or waived by Community but Citizens shall have failed to complete the Merger.

          (c) By the Board of Directors of Community if, in its reasonable opinion, (i) it has become aware of any material facts or circumstances existing on or after December 31, 1994 affecting Citizens of which it was not aware as of the date hereof, (ii) a material adverse change shall have occurred since December 31, 1994, in the business or financial condition of Citizens, or (iii) there has been failure or prospective failure on the part of Citizens to comply with its obligations under this Agreement, or any failure or prospective failure to comply with any condition set forth in Section 8.1.

          (d) By the Board of Directors of Citizens if, in its reasonable opinion, (i) it has become aware of any material facts or circumstances existing on or after December 31, 1994 affecting Community of which it was not aware as of the date hereof, (ii) a material adverse change shall have occurred since December 31, 1994, in the business or financial condition of Community, or (iii) there has been failure or prospective failure on the part of Community to comply with its obligations under this Agreement, or any failure or prospective failure to comply with any condition set forth in Section 8.2.

          (e) By the Board of Directors of either party if there shall be pending or threatened any material action, proceeding or investigation before any court or administrative agency by any governmental agency or any other person challenging, or seeking material damages in connection with, the Merger.

          (f) By the Board of Directors of Citizens on or after May 31, 1996, if (i) any of the conditions contained in Section 8.2 to which the obligations of Citizens are subject have not been fulfilled (provided, however, that if Community is engaged at the time in litigation or an appeal procedure relating to an attempt to obtain one or more of the Government Approvals, such non-fulfillment shall not give Citizens the right to terminate this Agreement for an additional period of six months); or (ii) such conditions have been fulfilled or waived but Community shall have failed to complete the Merger.

          (g) By the Board of Directors of Citizens if the Merger and this Agreement are not approved by the affirmative vote of Citizens shareholders owning at least two-thirds (2/3rds) of its capital stock outstanding at the shareholders meeting, including any adjournment thereof, called pursuant to
     Section 6.2(e) of this Agreement; provided, that Community and Citizens may mutually agree to keep this Agreement in effect and to call an additional meeting of the shareholders of Citizens to obtain such shareholder approval.

          (h) By the Board of Directors of Citizens if the Market Value Per Share (as defined in Section 2.1(a) hereof) of Community on the fifth trading date preceding the Effective Date of the Merger (or, if such date is not a trading day, on the immediately preceding trading day) is less than $22.31 per share; provided, however, that in the event Citizens elects to terminate under this Section 11.1(f) both parties hereto agree to a twenty (20) day standstill period from the date of such termination, during which period the parties hereto shall attempt in good faith to renegotiate the Conversion Factor and, if required by law, resubmit the Merger for approval by Citizens' shareholders at a special meeting duly called for such purpose. Citizens also agrees that during such twenty (20) day period, it shall not merge or consolidate with any other bank, corporation or other entity, acquire any stock (except in a fiduciary capacity), solicit any offers for any of its capital stock or substantially all of its assets, effect any reorganization or recapitalization, or, except in the Ordinary Course of Business, acquire any assets of any other person, corporation or business organization, or enter into discussions with any person concerning, or agree to do, any of the foregoing and all other terms of this Agreement shall remain in effect.

          (i) By the Board of Directors of Community if the Market Value Per Share (as defined in Section 2.1(a) hereof) of Community on the fifth (5th) trading date preceding the Effective Date of the Merger (or, if such date is not a trading day, on the immediately preceding trading day) is more than $30.19; provided, however, that in the event Community elects to terminate under this Section 11.1(g), both parties agree to a twenty (20) day standstill period from the date of such termination, during which period the parties hereto shall attempt in good faith to renegotiate the Conversion Factor and, if required by law, resubmit the Merger for approval by Citizens' shareholders at a special meeting duly called for such purpose. Citizens also agrees that during such twenty (20) day period, it shall not merge or consolidate with any other bank, corporation or other entity, acquire any stock (except in a fiduciary capacity), solicit any offers for any of its capital stock or substantially all of its assets, effect any reorganization or recapitalization, or, except in the Ordinary Course of Business, acquire any assets of any other person, corporation, or business organization, or enter into discussions with any person concerning, or agree to do, any of the foregoing and all other terms of this Agreement shall remain in effect.

          The power of termination hereunder may be exercised by Community and Citizens, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman (or President) and Chief Executive Officer, to the other party.

          11.2 Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 10 and shall not affect any agreement after such termination.

                                  ARTICLE XII
                                 MISCELLANEOUS

          12.1 Any notice or other communication required or permitted under this Agreement or the Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by recognized overnight delivery service guaranteeing next day delivery, addressed as follows:


     If to Community:

          Community Banks, N.A.
          150 Market Square
          Millersburg, PA  17061

          Attention:  Thomas L. Miller, CEO

     With a copy to:

          James A. Ulsh, Esquire
          Mette, Evans & Woodside
          3401 North Front Street
          P.O. Box 5950
          Harrisburg, PA  17110-0950

     If to Citizens:

          The Citizens' National Bank of Ashland
          735 Center Street
          Ashland, PA  17921

          Attention:  Dean N. Paul, CEO


     With a copy to:

          Charles L. O'Brien, Esquire
          Morgan, Lewis & Bockius LLP
          417 Walnut Street
          Harrisburg, PA  17101

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

          12.2 Community and any of its wholly-owned banking subsidiaries may, prior to the Effective Date of the Merger, consolidate with or merge with or into one or more other banks or bank holding companies so long as Community and its wholly-owned banking subsidiaries are the surviving corporations. The terms and conditions of this Agreement shall not be affected by such merger or consolidation, and the shareholders of Citizens shall receive the common stock of the surviving bank holding company, unless the provisions of Section 8.2(c) hereof should apply.

          12.3 This Agreement is binding upon and is for the benefit of Community and Citizens and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereof and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement.

          12.4 Except for the agreements of Community set forth herein, the representations, warranties and agreements of Community and Citizens contained in this Agreement shall not survive the consummation of the Merger; provided, however, that in the event of the consummation of the Merger, no such representations, warranties or agreements shall be deemed to be terminated so as to deprive Community and Citizens (or any director, officer or controlling person of Community and Citizens) of any defense in law or in equity which otherwise would be available against the claims of any persons, including shareholders.

          12.5 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          12.6 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Community and Citizens have each caused this Agreement to be signed by its Chief Executive Officer and its corporate seal to be hereunto affixed and attested by the signature of its Secretary, assistant Secretary, a Vice President or its Clerk, all as of the day and year first above written.

ATTEST:                                 COMMUNITY BANKS, N.A.


 /s/ Patricia E. Hoch                   By: /s/ Thomas Miller
-------------------------------            ------------------------------
          Secretary                     Chairman of the Board and
                                        Chief Executive Officer

(SEAL)
ATTEST:                                 COMMUNITY BANKS, INC.


 /s/ Patricia E. Hoch                   By: /s/ Thomas Miller
-------------------------------            -----------------------------
          Secretary                     Chairman of the Board and
                                        Chief Executive Officer


(SEAL)


ATTEST:                                 THE CITIZENS' NATIONAL BANK OF
                                        ASHLAND


 /s/ Dean L. Paul                       By: /s/ Harry Strouse
-------------------------------            ------------------------------
          Secretary                     President

(SEAL)

           APPENDIX B - OPINION OF THE BERWIND FINANCIAL GROUP, L.P.








_____________, 1995




Board of Directors
Citizens National Bank of Ashland
735 Center Street
Ashland, Pennsylvania  17921


Directors:

          You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Citizens National Bank of Ashland ("Citizens") of the financial terms of the proposed merger whereby Citizens will be merged with and into Community Bank, National Association ("CNBA"), a wholly-owned subsidiary of Community Banks, Inc. ("Community"). The terms of the proposed merger (the "Proposed Merger") between Citizens and Community are set forth in the Agreement and Plan of Merger (the "Agreement") dated __________, 1995, and provides that each outstanding share of Citizens common stock will be converted into the right to receive shares of Common Stock par value $5.00 per share of Community determined in conformity with the exchange ratio set forth in
Section 2.1 (a) of the Agreement, with cash to be paid in lieu of any fractional shares.

          Berwind Financial Group, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

          In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Community and Citizens, (ii) reviewed the Agreement, (iii) reviewed and analyzed the stock market performance of Community, (iv) studied and analyzed the consolidated financial and operating data of Community and Citizens, (v) considered the terms and conditions of the Proposed Merger between Community and Citizens as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Community's and Citizens' senior management to discuss their respective operations, historical financial statements, and future prospects, (vii) reviewed the Proxy Statement/Prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

          Our opinion is given in reliance on information and representations made or given by Community and Citizens, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Community and Citizens including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Community and Citizens nor other data which we have considered in our

Board of Directors
__________, 1995
Page 2


review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

          With regard to financial and other information relating to the general prospects of Community and Citizens, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of Community and Citizens as to Community's and Citizens' most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger, and in preparation of the final proxy statement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Citizens.

          Our opinion is based upon information provided to us by the managements of Community and Citizens, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to Citizens' shareholders or the Board of Citizens.

          Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Merger between Citizens and Community is fair, from a financial point of view, to the shareholders of Citizens.

                                       Sincerely,



                                       BERWIND FINANCIAL GROUP, L.P.

              APPENDIX C - DISSENTING SHAREHOLDERS' RIGHTS UNDER
                    12 UNITED STATES CODE SECTION 215(A)(B)



(B)  DISSENTING SHAREHOLDERS


     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.


(C)  VALUATION OF SHARES


     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.


(D)  APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS:   APPRAISAL BY
     COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW


     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of the subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                     APPENDIX D - OCC BANKING CIRCULAR ON
                           STOCK APPRAISALS (BC-259)

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
--------------------------------------------------------------------------------

Type: Banking Circular                                 Subject: Stock Appraisals
--------------------------------------------------------------------------------



To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel


PURPOSE
-------


This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.


References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)


BACKGROUND
----------


Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a. The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.



METHODS OF VALUATION USED
-------------------------


Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.


________________________________________________________________________________

Date: March 10, 1992

                     APPENDIX D - OCC BANKING CIRCULAR ON
                           STOCK APPRAISALS (BC-259)

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
--------------------------------------------------------------------------------

Type: Banking Circular                                 Subject: Stock Appraisals
--------------------------------------------------------------------------------


MARKET VALUE
------------


The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker,
                                      ---- ------ -------
those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.


INVESTMENT VALUE
----------------


Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.


The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.


ADJUSTED BOOK VALUE
-------------------


The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.


Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.


________________________________________________________________________________

Date: March 10, 1992

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
--------------------------------------------------------------------------------

Type: Banking Circular                                 Subject: Stock Appraisals
--------------------------------------------------------------------------------

OVERALL VALUATION
-----------------


The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.


PURCHASE PREMIUMS
-----------------


For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.


STATISTICAL DATA
----------------


The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.


In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.


________________________________________________________________________________

Date: March 10, 1992

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
--------------------------------------------------------------------------------

Type: Banking Circular                                 Subject: Stock Appraisals
--------------------------------------------------------------------------------

APPRAISAL RESULTS
-----------------

                             OCC                                                 Average Price/
     Appraisal            Appraisal           Price              Book            Earnings Ratio
       Date *               Value            Offered            Value            of Peer Group
---------------------------------------------------------------------------------------------------

             1/1/85              107.05            110.00            178.29                     5.3
             1/2/85               73.16                NA             66.35                     6.8
             1/15/85              53.41             60.00             83.95                     4.8
             1/31/85              22.72             20.00             38.49                     5.4
             2/1/85               30.63             24.00             34.08                     5.7
             2/25/85              27.74             27.55             41.62                     5.9
             4/30/85              25.98             35.00             42.21                     4.5
             7/30/85           3,153.10          2,640.00          6,063.66                      NC
             9/1/85               17.23             21.00             21.84                     4.7
             11/22/85            316.74            338.75            519.89                     5.0
             11/22/85             30.28                NA             34.42                     5.9
             12/16/85             66.29             77.00             89.64                     5.6
             12/27/85             60.85             57.00            119.36                     5.3
             12/31/85             61.77                NA             73.56                     5.9
             12/31/85             75.79             40.00             58.74                    12.1
             1/12/86              19.93                NA             26.37                     7.0
             3/14/86              59.02            200.00            132.20                     3.1
             4/21/86              40.44             35.00             43.54                     6.4
             5/2/86               15.50             16.50             23.69                     5.0
             7/3/86              405.74                NA            612.82                     3.9
             7/31/86             297.34            600.00            650.63                     4.4

 __________________________________________________________________________________________________


* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

 NA - Not Available                                            NC - Not Computed



_______________________________________________________________________________

 Date: March 10, 1992

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
--------------------------------------------------------------------------------

Type: Banking Circular                                 Subject: Stock Appraisals
--------------------------------------------------------------------------------


APPRAISAL RESULTS
-----------------

                             OCC                                                 Average Price/
     Appraisal            Appraisal            Price             Book            Earnings Ratio
       Date *               Value             Offered           Value            of Peer Group
---------------------------------------------------------------------------------------------------

8/22/86                           103.53           106.67            136.23                      NC
12/26/86                           16.66               NA             43.57                     4.0
12/31/86                           53.39            95.58             69.66                     7.1
5/1/87                            186.42               na            360.05                     5.1
6/11/87                            50.46            70.00             92.35                     4.5
6/11/87                            38.53            55.00             77.75                     4.5
7/31/87                            13.10               NA             20.04                     6.7
8/26/87                            55.92            57.52             70.88                      NC
8/31/87                            19.55            23.75             30.64                     5.0
8/31/87                            10.98               NA             17.01                     4.2
10/6/87                            56.48            60.00             73.11                     5.6
3/15/88                           297.63               NA            414.95                     6.1
6/2/88                             27.26               NA             28.45                     5.4
06/30/88                          137.78               NA            215.36                     6.0
8/30/88                           768.62           677.00          1,090.55                    10.7
3/31/89                           773.62               NA            557.30                     7.9
5/26/89                           136.47           180.00            250.42                     4.5
5/29/90                             9.87               NA             11.04                     9.9
___________________________________________________________________________________________________

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

 NA - Not Available                                            NC - Not Computed



________________________________________________________________________________

Date: March 10, 1992

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
--------------------------------------------------------------------------------

Type: Banking Circular                                 Subject: Stock Appraisals
--------------------------------------------------------------------------------

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.



/s/ Frank Maguire
----------------------------------
Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis




















________________________________________________________________________________

Date: March 10, 1992

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under
Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 12 of Community's Articles of Incorporation and Article 20 of Community's Bylaws provide indemnification of directors, officers and other agents of Community and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

          Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article 12 of Community's Articles of Incorporation provides that the corporation indemnify any and all persons whom it shall have the power to indemnify for and against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable laws.

          Article 20 of Community's Bylaws conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the PBCL, by Community's directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the PBCL, as applicable.

          As authorized by Section 1747 of the PBCL and Article XIV, Community maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Community for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Community.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a) Exhibits:

 Exhibit
 Number      Description
 -------     -----------

 2.1         Agreement and Plan of Merger, dated July 5, 1995 among CBNA,
             Community and Citizens is Appendix A to the Proxy
             Statement/Prospectus included in Part I and is incorporated herein by reference.

 3.1         Articles of Incorporation of Community.  (1)

 3.2         By-laws of Community.  (1)

 5.1*        Opinion of Mette, Evans & Woodside regarding legality of the
             Community Common Shares being registered.

 23.1* Consent of Mette, Evans & Woodside (included in its opinion filed as Exhibit 5.1 hereto).

 23.2*       Consent of Coopers & Lybrand L.L.P. regarding Community.

 23.3*       Consent of Coopers & Lybrand L.L.P. regarding Citizens.

 23.6*       Consent of Berwind Financial Group, Inc.

 24.6*       Powers of Attorney (included on the signature page).

 99.1*       Form of Citizen Proxy.

__________________

(1) Incorporated by reference to Exhibit 3(a) and 3(b) filed as exhibits in the Registrant's Form S-2 (Amendment 2) dated May 13, 1987 (Registration No. 2-0-8732).

*    Filed herewith.

(b)  Financial Statement Schedules:

     None.


ITEM 22. UNDERTAKINGS

     (1)  The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6)  The undersigned registrant hereby undertakes that:


          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Millersburg, Pennsylvania on September 21, 1995.


                                                   COMMUNITY BANKS, INC.



                                                   By:  /s/Thomas L. Miller
                                                      -------------------------
                                                       Thomas L. Miller
                                                       Chairman and Chief
                                                       Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Thomas L. Miller and Ernest L. Lowe and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                   Signature                                   Title                          Date
                   ---------                                   -----                          ----

/s/ Thomas L. Miller                                 Chairman and Chief Executive        September 21, 1995
-----------------------------------------------
Thomas L. Miller                                     Officer and a Director


 /s/ Ernest L. Lowe                                  President and Chief Operations      September 21, 1995
-----------------------------------------------
Ernest L. Lowe                                       Officer and a Directors


 /s/ Terry L. Burrows                                Executive Vice President and Chief  September 21, 1995
-----------------------------------------------
Terry L. Burrows                                     Financial Officer


 /s/ Ronald E. Boyer                                 Director                            September 21, 1995
-----------------------------------------------
Ronald E. Boyer

                                                     Director
_______________________________________________
Samuel E. Cooper

                                                     Director
_______________________________________________
Kenneth L. Deibler


 /s/ Peter DeSoto                                    Director                            September 21, 1995
-----------------------------------------------
Peter DeSoto

 /s/ Leon E. Kocher                                  Director                            September 21, 1995
-----------------------------------------------
Leon E. Kocher

_______________________________________________
Ray N. Leidich


 /s/ Thomas W. Long                                  Director                            September 21, 1995
-----------------------------------------------
Thomas L. Long


 /s/ Donald L. Miller                                Director                            September 21, 1995
-----------------------------------------------
Donald L. Miller


 /s/ Robert W. Rissinger                             Director                            September 21, 1995
-----------------------------------------------
Robert W. Rissinger


 /s/ Allen Shaffer                                   Director                            September 21, 1995
-----------------------------------------------
Allen Shaffer


 /s/ William C. Troutman                             Director                            September 21, 1995
-----------------------------------------------
William C. Troutman


 /s/ James A. Ulsh                                   Director                            September 21, 1995
-----------------------------------------------
James A. Ulsh

                                      S-2